As filed with the Securities and Exchange Commission on October 27, 2015.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Joint Corp.

(Exact name of registrant as specified in its charter)

Delaware	6794	90-0544160
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16767 N. Perimeter Drive, Suite 240
Scottsdale, AZ 85260
(480) 245-5960

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John B. Richards
Chief Executive Officer
16767 N. Perimeter Drive, Suite 240
Scottsdale, AZ 85260
(480) 245-5960

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig P. Colmar, Esq. Robin C. Friedman, Esq. Johnson and Colmar 2201 Waukegan Road, Suite 260 Bannockburn, Illinois 60015 (312) 922-1980	Ivan K. Blumenthal, Esq. Merav Gershtenman, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	$28,750,000	$2,895.13

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We, and the selling stockholders, may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion

Preliminary Prospectus dated October 27, 2015

     Shares

Common Stock

This is a public offering of shares of our common stock. We are offering      shares of our common stock, and the selling stockholders named in this prospectus are offering an additional      shares of our common stock. We will not receive any of the proceeds from the shares being sold by the selling stockholders.

Our common stock is listed on The NASDAQ Capital Market under the symbol “JYNT”. On October 23, 2015, the last reported sale price of our common stock was $7.58 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to take advantage of certain reduced public company reporting requirements permitted thereby.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus, for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” beginning on page 100.

We have granted a 45-day option to the underwriters to purchase up to an additional      shares from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the shares is expected on or about            , 2015.

Joint Book-Running Managers

Feltl and Company        Maxim Group LLC

The date of this prospectus is            , 2015.

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our common stock means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the shares of common stock in any circumstances under which the offer or solicitation is unlawful.

i

MARKET AND INDUSTRY DATA

This prospectus contains industry and market data, forecasts and projections that are based on internal data and estimates, independent industry publications, reports by market research firms or other published independent sources. In particular, we have obtained information regarding the chiropractic industry, including sales and revenue growth in the chiropractic industry, from First Research, a national consulting market research firm and Chiropractic Economics, a print and online chiropractic industry news and research source. Other industry and market data included elsewhere in this prospectus are from internal analyses based upon data available from known sources or other proprietary research and analysis.

We believe these data to be reliable as of the date of this prospectus. Our internal data and estimates are based upon information obtained from trade and business organizations, other contacts in the markets in which we operate and our management’s understanding of industry conditions. Though we believe this information to be true and accurate, such information has not been verified by any independent sources. You should carefully consider the inherent risks and uncertainties associated with the market and other industry data contained in this prospectus.

PRESENTATION OF CERTAIN FINANCIAL MEASURES

Certain financial measures presented in this prospectus, such as Adjusted EBITDA, are not recognized under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA has been presented in this prospectus as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted to eliminate the impact of certain additional items, including stock compensation expense and acquisition related expenses. Adjusted EBITDA is included in this prospectus because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as stock compensation expense and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as capital expenditures, clinic openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

ABOUT THIS PROSPECTUS

We, the selling stockholders, and the underwriters (and any of our or their affiliates) have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses filed with the Securities and Exchange Commission, or the SEC. We, the selling stockholders, and the underwriters (and any of our or their affiliates) take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

Throughout this prospectus we provide a number of key operating metrics used by management and that we believe are used by our competitors. These key operating metrics are discussed in more detail under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Overview” included elsewhere in this prospectus. We also reference certain non-GAAP financial measures. See “Summary — Summary Financial Data”, “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in this prospectus for a discussion of these measures, as well as a reconciliation of these measures to the most directly comparable financial measures required by, or presented in accordance with GAAP.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. We previously opted out of the extended transition period with respect to new or revised accounting standards and, as a result, we comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards was irrevocable.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

This prospectus includes:

•	audited consolidated balance sheets of The Joint Corp. as of December 31, 2014 and 2013 and audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows of The Joint Corp. for the years ended December 31, 2014 and 2013;
•	unaudited condensed consolidated balance sheet of The Joint Corp. as of June 30, 2015 and unaudited condensed consolidated statements of operations and cash flows of The Joint Corp. for the six month periods ended June 30, 2015 and June 30, 2014;
•	in accordance with Rule 8-04 of Regulation S-X, The Joint San Gabriel Valley Group, Inc.’s audited balance sheet as of December 31, 2014, and audited statements of operations, statement of changes in stockholder’s equity (deficit) and cash flows for the year ended December 31, 2014;
•	in accordance with Rule 8-04 of Regulation S-X, First Light Junction, Inc.’s audited balance sheets as of December 31, 2014, audited statements of operations and accumulated deficit and cash flows for the year ended December 31, 2014, unaudited balance sheet as of March 31, 2015 and unaudited statements of operations and accumulated deficit and cash flows for the three months ended March 31, 2015 and 2014;
•	in accordance with Rule 8-04 of Regulation S-X, WHB Franchise, Inc.’s audited balance sheet as of December 31, 2014, audited statements of operations and accumulated deficit and cash flows for the year ended December 31, 2014, unaudited balance sheet as of March 31, 2015 and unaudited statements of operations and accumulated deficit and cash flows for the three months ended March 31, 2015 and 2014; and
•	in accordance with Rule 8-04 of Regulation S-X, Clear Path Ventures, Inc.’s audited balance sheet as of December 31, 2014, audited statements of operations and accumulated deficit and cash flows for the year ended December 31, 2014, unaudited balance sheet as of March 31, 2015 and unaudited statements of operations and accumulated deficit and cash flows for the three months ended March 31, 2015 and 2014.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

This prospectus contains unaudited pro forma financial information prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma financial information gives pro forma effect to:

•	Our acquisitions of The Joint RRC Corp., The Joint San Gabriel Valley Group, Inc., First Light Junction, Inc., WHB Franchise, Inc. and Clear Path Ventures, Inc. (collectively the “Acquisitions” or the “Acquired Entities”); and
•	The issuance of shares of common stock in this offering and the application of the estimated net proceeds from the sale of such shares to pay fees and expenses related to this offering and for general corporate purposes, as described in “Use of Proceeds.”

See “Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

TRADEMARKS, TRADE NAMES, AND SERVICE MARKS

“The Joint… the Chiropractic Place” is our trademark, registered in February of 2011, under the registration number 3922558. We also registered the words, letters, and stylized form of service mark, “The Joint… the Chiropractic Place” in April of 2013 under registration number 4323810. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

OTHER IMPORTANT INTRODUCTORY INFORMATION

Unless otherwise indicated by the context, references to the “company,” “our,” “we,” “us” and similar terms refer to The Joint Corp.

In this prospectus we use various industry-specific terms. A brief explanation of some of those terms follows. An “adjustment” is the specific manual manipulation of vertebrae and extremities which have become misaligned or which evidence abnormal movement patterns or fail to function properly. “Chiropractic” is a non-invasive approach to health restoration, maintenance and disease resistance. As a natural health-care method, chiropractic does not utilize drugs or surgical procedures. “Maintenance therapy” is defined as a treatment plan that seeks to prevent disease, promote health, and prolong and enhance the quality of life, or therapy that is performed to maintain or prevent deterioration of a chronic condition that is reflected in a misalignment. “Subluxations” are misalignments of the spine that chiropractic adjustments seek to correct.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Important Introductory Information” and our financial statements and the notes relating to the financial statements included elsewhere in this prospectus. We present Adjusted EBITDA as a supplemental measure to help us describe our operating performance. Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net (loss) income (as determined in accordance with generally accepted accounting principles in the United States, or GAAP) or as a better indicator of operating performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Please refer to note (1) to “Summary Financial Data” for a reconciliation of our net (loss) income to Adjusted EBITDA and a more thorough discussion of our use of Adjusted EBITDA in this prospectus.

Our Company

We are a rapidly growing franchisor and operator of chiropractic clinics that uses a private pay, non-insurance, cash-based model. We seek to be the leading provider of chiropractic care in the markets we serve and to become the most recognized brand in our industry through the rapid and focused expansion of chiropractic clinics in key markets throughout North America. Our mission is to improve the quality of life through routine chiropractic care. We strive to accomplish this by making quality care readily available and affordable. We believe we have created a growing network of modern, consumer-friendly chiropractic clinics operated by franchisees and by us that employ only licensed chiropractors. We have priced our services below most competitors’ pricing for similar services and at or below most insurance co-payment levels (i.e., at or below the patient co-payment required for an insurance-covered service).

Since acquiring the predecessor to our company in March 2010, we have grown our enterprise from eight clinics to 262 clinics in operation as of June 30, 2015. In the year ended December 31, 2014, our franchised clinics registered 2,168,124 patient visits and generated revenues of $46,231,887. During the six months ended June 30, 2015, our franchised clinics along with our company-owned or managed clinics registered 1,485,901 patient visits and generated revenues of $32,025,622. We collect a royalty of 7.0% of revenues from directly franchised clinics. We remit a 3.0% royalty to our regional developers on the gross revenues of franchises opened under regional developer licenses. We also collect a national marketing fee of 2.0% of gross revenues of all franchised clinics. We receive a franchise sales fee of $39,900 for franchises we sell directly and a franchise fee of $19,500 for franchises sold through our network of regional developers.

As of June 30, 2015, 239 of our clinics were operated by franchisees and 23 clinics were operated as company-owned or managed units. Our future growth strategy will increasingly focus on operating clinics owned or managed by us, while continuing to strategically grow through the sale of additional franchises. We began to implement our growth strategy on December 31, 2014, when we reacquired six franchises from a franchisee.

On November 14, 2014, we completed our initial public offering, or the IPO, of 3,000,000 shares of common stock at an initial price to the public of $6.50 per share, and we received aggregate net proceeds of approximately $17,065,000. Our underwriters exercised their option to purchase 450,000 additional shares of common stock to cover over-allotments on November 18, 2014, pursuant to which we received aggregate net proceeds of approximately $2,710,000. Also, in conjunction with the IPO, we issued warrants to the underwriters for the purchase of 90,000 shares of common stock, which can be exercised between November 10, 2015 and November 10, 2018 at an exercise price of $8.125 per share.

For the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013, we had net income (loss) of ($3,759,593), ($3,031,220) and $155,635, respectively.

Over the past three calendar years, our franchisees have achieved sustained increases in average monthly revenues and patient visits per clinic, which we believe demonstrates our ability to continue to increase revenues and to grow our brand equity. Through the six months ended June 30, 2015, we acquired 23 clinics from existing franchises. Prior to December 31, 2014, all clinics were owned or managed by franchisees.

For the comparable group of 14 clinics that opened in 2011, sales throughout our system increased from $650,170 in 2011 to $2,823,895 in 2012, $4,223,254 in 2013 and $5,785,090 in 2014, and patient visits increased from 34,056 in 2011 to 142,045 in 2012, 197,452 in 2013 and 255,933 in 2014.

Note: Patient visits include repeat visits and do not indicate total number of patients.

For the comparable group of 53 clinics that opened in 2012, sales throughout our system increased from $2,140,814 in 2012 to $9,591,917 in 2013 and $14,424,269 in 2014, and patient visits increased from 116,752 in 2012 to 468,467 in 2013 and 644,606 in 2014.

Note: Patient visits include repeat visits and do not indicate total number of patients.

For the comparable group of 98 clinics that opened in 2013 sales throughout our system increased from $5,033,800 in 2013 to $17,890,451 in 2014, and patient visits increased from 270,611 in 2013 to 858,230 in 2014.

Note: Patient visits include repeat visits and do not indicate total number of patients.

As part of our branding strategy, we deliver convenient, appointment-free chiropractic adjustments in an inviting, consumer-oriented environment at prices that are approximately 67% lower than the average industry cost, according to 2014 industry data from Chiropractic Economics, for comparable procedures offered by traditional chiropractors. In support of our mission to offer affordable and convenient care and value for our patients, our clinics offer a variety of customizable membership and wellness treatment plans which offer additional value pricing even as compared with our single-visit pricing schedules. These flexible plans are designed to attract patients and encourage repeat visits and routine usage.

As of June 30, 2015, we had 262 franchised or company-owned or managed clinics in operation in 27 states. The map below shows the states in which we or our franchisees operate clinics and the number of clinics open in each state as of June 30, 2015.

3
1
1
12
47
7
19
24
3
7
1
2
1
3
2
2
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7
52
4
3
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11
15
25
4
1
Franchised & Company Owned Units
Franchised Units

Our locations have been selected to be visible, accessible and convenient. We offer a welcoming, consumer-friendly experience that attempts to redefine the chiropractic doctor/patient relationship. Our clinics are open longer hours than many of our competitors and our patients do not need appointments. We operate a “cash” business. We do not accept insurance and do not provide Medicare covered services. We believe that our approach, especially our commitment to affordable pricing and our ready service delivery model, will attract existing consumers of chiropractic services and will also appeal to the growing market of consumers who seek alternative or non-invasive wellness care, but have not yet tried chiropractic.

Our patients arrive at our clinics without appointments at times convenient to their schedules. Once a patient has joined our system and is returning for treatment, they simply swipe their membership card at a card reader at the reception desk to announce their arrival. Typically, within three to five minutes (the average throughout our system), the patient is escorted to our open adjustment area, where they are required to remove only their outerwear to receive their adjustment. The adjustment process, administered by a licensed chiropractor, takes approximately 15 – 20 minutes on average for a new patient and 5 – 7 minutes on average for a returning patient. Each patient’s records are digitally updated for ready retrieval in our proprietary data storage system by our chiropractors in compliance with all applicable medical records security and privacy regulations.

Our consumer-focused service model targets the non-acute treatment market, which we believe to be the largest segment of the $11 billion chiropractic services market. As our model does not focus on the treatment of severe, acute injury, we do not provide expensive and invasive diagnostic tools such as MRIs and X-rays but instead we refer those with acute symptoms to alternate healthcare providers, including traditional chiropractors.

Our Industry

Chiropractic care is widely accepted among individuals with a variety of medical conditions, particularly back pain. A 2015 Gallup report commissioned by Palmer College of Chiropractic shows that 33.6 million U.S. adults (14% of the total population) now seek chiropractic care each year. This number represents a marked increase over the 2012 National Health Interview Survey that measured chiropractic use at 20.6 million U.S. adults, or 8% of the population. According to the American Chiropractic Association, 80% of Americans experience back pain at least once in their lifetime. According to Global Industry Analysts, chiropractic represents one of the most popular and cost effective alternative treatments for musculoskeletal disorders and is being used by more than 50% of American patients suffering from persistent back pain. The National Center for Complementary & Alternative Medicine of the National Institutes of Health has stated that spinal manipulation appears to benefit some people with low-back pain and also may be helpful for headaches, neck pain, upper- and lower-extremity joint conditions and whiplash-associated disorders. The Mayo Clinic has recognized chiropractic as safe when performed by trained and licensed chiropractors, and the Cleveland Clinic has stated that chiropractors are established members of the mainstream medical team.

The chiropractic industry in the United States is large, growing and highly fragmented. According to a report issued by First Research in August 2015, expenditures for chiropractic services in the U.S. were $11.0 billion in 2014 and are expected to grow at approximately 4% annually between 2015 and 2019. The United States Bureau of Labor Statistics expects employment in chiropractic to grow faster than the average for all occupations. Some of the factors that the Bureau of Labor Statistics identified as driving this growth are healthcare cost pressures, an aging population requiring more health care and technological advances, all of which are expected to increasingly shift services from inpatient facilities and hospitals to outpatient settings. We believe that the demand for our chiropractic services will continue to grow as a result of several additional drivers, such as the increased awareness of the benefits of regular maintenance therapy coupled with an increasing awareness of the availability of our pricing at significant discount relative to the cost of traditional chiropractic adjustments and, in most cases, at or below the level of insurance co-payment amounts.

Today, most chiropractic services are provided by sole practitioners, generally in medical office settings. The chiropractic industry differs from the broader healthcare services industry in that it is more heavily consumer-driven, market-responsive and price sensitive, in large measure a result of many treatment options falling outside the bounds of traditional insurance reimbursable services and fee schedules. According to First Research, the top 50 companies delivering chiropractic services in the United States generated less than 10% of all industry revenue. We believe these characteristics are evidence of an underserved market with potential consumer demand that is favorable for an efficient, low-cost, consumer-oriented provider.

Most chiropractic practices are set up to accept and to process insurance-based reimbursement. While chiropractors typically accept cash payment in addition to insurance, Medicare and Medicaid, they continue to incur overhead expenses associated with maintaining the capability to process third-party reimbursement. We believe that most chiropractors who operate utilizing this third-party reimbursement model would find it economically difficult to discount the prices they charge for their services to levels comparable with our pricing.

Accordingly, we believe these and certain other trends favor our business model. Among these are:

•	individuals are increasingly practicing active lifestyles, people are living longer, and require more medical, maintenance and preventative support;
•	individuals are displaying an increasing openness to alternative, non-pharmacological types of care;
•	utilization of more conveniently situated, local-sited urgent-care or “mini-care” alternatives to primary care is increasing; and
•	popularity of health clubs, massage and other non-drug, non-invasive wellness maintenance providers is growing.

Our Competitive Strengths

We believe the following competitive strengths have contributed to our initial success and will position us for future growth:

Price and convenience.  We believe that our strongest competitive advantages are our price and convenience. We offer a much less expensive alternative to traditional providers of chiropractic services by focusing on non-acute care and by not participating in insurance or Medicare reimbursement. We can do this because our clinics are not burdened with the operating expenses required to perform certain diagnostic procedures and the administrative requirements and expense to process reimbursement claims. Our model allows us to pass these savings on to our patients. According to Chiropractic Economics in 2014, the average price for a chiropractic adjustment involving spinal manipulation in the United States is approximately $67.00. By comparison, our average price is approximately $22.00, or approximately 67% lower than the industry average price.

Our service offerings, pricing and growing number of conveniently sited locations encourage consumer trial, repeat visits and sustainable patient relationships. According to a 2013 survey conducted by Chiropractic Economics, the average for repeat patient visits generally in the chiropractic industry is two times per month. We believe our pricing and service offering structure helps us to generate a higher usage. The following table sets forth our average price per adjustment as of June 30, 2015, for patients who pay by single adjustment plans, multiple adjustment packages, and multiple adjustment membership plans. Our price per adjustment averages approximately $22.00 across all three groups.

	The Joint Service Offerings
	Single Visit	Package(s)	Membership(s)
Price per adjustment	$29	$17 – $23	$12 – $15

We have attracted between 540 and 948 new patients per year to each of our clinics between 2010 and 2014, as compared to the 2014 chiropractic industry average of 322 new patients per year for non-multidisciplinary or integrated practices, according to a 2014 Chiropractic Economics survey.

We offer our patients the opportunity to visit our clinics without an appointment and receive prompt attention. Additionally, we offer extended hours of operation, including weekends, which is not typical among our competitors.

Retail, consumer-driven approach.  To support our consumer focused model, we utilize strong, recognizable brand and retail approaches to stimulate awareness and drive patients to our clinics. We intend to continue to drive awareness of our brand by locating clinics principally at retail centers and convenience points, prominent signage and by deploying consistent, proven and targeted marketing initiatives. We provide our patients with the flexibility to see a chiropractor when they want because we do not schedule appointments. Most of our clinics offer patient care six or seven days per week at locations people can get to easily and regularly.

By limiting administrative burdens associated with insurance processing, our model helps chiropractors focus on patient service. We believe the time our chiropractors save by not having to attend to administrative duties related to insurance reimbursement allows more time to:

•	see more patients,
•	establish and reinforce chiropractor/patient relationships, and
•	educate patients on the benefits of chiropractic maintenance therapy.

Our approach has made us an attractive alternative for chiropractic doctors who desire to spend more time treating patients than they typically do in traditional practices, which are burdened with greater overhead, personnel and administrative expense. We believe that our model will aid us in recruiting chiropractors who desire to focus their practice principally on patient care.

Proven track record of opening franchised clinics and growing revenue at the clinic level.  We have grown our franchised clinic revenue base every month since we acquired our predecessor in March 2010. Since January 2012, we have increased monthly sales from $369,296 to $5,130,873 in June 30, 2015. During this period we increased the number of franchise clinics in operation from 33 to 239.

Monthly Sales Jan 2012 – Jun 2015
$6,000,000
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Jun-15

Same store sales growth is a measure commonly used in the retail industry. It is important because it excludes sales growth from new locations, thus illustrating a retailer’s growth from existing units. Our same store sales growth measures the annual sales increase for each clinic that has been open for at least one year. Same store sales growth for our clinics that opened in 2011 (which we refer to as age class 2011) was 99.1% in 2012, 49.6% in 2013 and 36.9% in 2014.

Strong and proven management team.  Our strategic vision and results-oriented culture are directed by our senior management team led by Chief Executive Officer John B. Richards, who previously served as president of Starbucks North America when it expanded from 500 to 3,000 units. Mr. Richards was also Chief Executive Officer of Elizabeth Arden Red Door Salons. Our senior management team also includes David Orwasher, who is our Chief Development and Strategy Officer and who previously served as a vice president of Starbucks, working directly with Mr. Richards during the same significant growth period. John Leonesio, the founder of Massage Envy Spa, who grew that company from inception through the opening of over 300 franchises, serves as non-executive Chairman of our Board of Directors. Mr. Leonesio was our Chief Executive Officer from the commencement of our operations through the opening of 160 clinics across 22 states. Our senior management directs an additional team of dedicated leaders who are focused on executing our business plan and implementing our growth strategy. Messrs. Richards, Orwasher and Leonesio have had collective responsibility for building, opening or franchising a total of over 7,000 retail units. We believe that our management team’s experience and demonstrated success in building, developing and rapidly scaling operating systems, both company and franchised, will be a key driver of our growth and will position us well for achieving our long-term strategy.

Our Growth Strategy

Our goal is not only to capture a significant share of the existing market but also to expand the market for chiropractic care. We intend to accomplish this through the rapid and focused geographic expansion of our affordable service offering by the introduction of company-owned or managed clinics and the selected continuation of our franchising program. We propose to employ a variety of growth tactics including:

•	the continued growth of corporate-owned or managed, and franchise clinic revenue and royalty income;
•	the development of company-owned clinics in clustered geographies;
•	the opportunistic acquisition of existing franchises;
•	the sale of additional franchises;
•	conversion of existing chiropractic practices to our model;
•	acquiring regional developer licenses; and
•	improving operational margins and leveraging infrastructure.

Our analysis of data from over 300,000 patients from 262 clinics across 27 states suggests that the United States market alone can support at least 1,650 of our clinics.

Continued growth of system revenue.

System wide comparable same-store sales, or “Comp Sales,” for the second quarter 2015 increased by 35% as compared to prior year period. Comp Sales include the sales from both company-owned or managed clinics and franchised clinics that have been open at least 13 full months and exclude any clinics that have closed. We have a history of increasing revenues from existing franchises. Our revenues from existing franchises have increased by an average of 21.2% for each of the past 16 calendar quarters through June 30, 2015. We believe that the experience we have gained in developing and refining management systems, operating standards, training materials and marketing and customer acquisition activities has contributed to our system’s revenue growth. We believe that increasing awareness of our brand has contributed to revenue growth, particularly in markets where the number and density of our clinics has made cooperative and mass media advertising attractive. We believe that our ability to leverage aggregated and general media digital advertising and search tools will continue to grow as the number and density of our clinics increases.

Acquiring existing franchises.

We believe that we can accelerate the development of, and revenue generation from, company-owned or managed clinics through the further selective acquisition of existing franchised clinics. Our management has developed a template for the acquisition of existing franchised clinics, their conversion to company-owned or managed clinics and their integration into a company-owned or managed clinic system. Before completing our initial public offering, we began to develop a pipeline of franchisees whose franchises may be available for purchase. Following the completion of the IPO through June 30, 2015, we acquired 23 existing franchises and now operate them as company-owned or managed clinics. We may devote a significant portion of the proceeds from this offering to the purchase of additional franchised clinics.

Revenue growth of acquired clinics.

Revenue from company-owned or managed clinics increased from approximately $388,000 in the quarter ended March 31, 2015 to approximately $783,000 in the quarter ended June 30, 2015. Total revenue from the 23 company-owned or managed clinics was approximately $1.2 million for the six months ended June 30, 2015. Through June 30, 2015, revenue from company-owned or managed clinics consisted of revenue earned from the 23 franchised clinic acquisitions we have completed.

2015 Revenue — Acquired Clinics
$1,500
$1,000
$500
$—
$388
$783
$1,171
Q1-15
Q1-15
6 months 20115
2015 Revenues (in 000's)

We will continue to focus on the revenue growth of recently acquired company-owned or managed clinics. While our experience in operating company-owned or managed clinics is limited, we have demonstrated an ability to increase patient revenues. The chart below demonstrates the growth in revenues of company-owned or managed clinics for three distinct operating periods: Those owned or managed for the six months ended June 30, 2015, those owned or managed for the four months ended June 30, 2015 and those owned or managed for the two months ended June 30, 2015. For each period, the average revenue growth rate for franchised clinics during the same period is also presented. Revenue growth for clinics owned or managed for the six month period was 40% compared with an average of 18% for franchised clinics. Revenue growth for clinics owned or managed for the four month period and the two month period was 15% and 14%, respectively, compared with average franchised clinic revenue growth for the same periods of 15% and 3%, respectively.

Growth in Clinic Revenue from Patient Visits
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
40%
18%
15%
15%
14%
3%
6 Months
4 Months
2 Months
Company
Franchised

Development of company-owned or managed clinics.

We will continue to focus on the development of company-owned or managed clinics as the principal strategy in our growth plan, and we intend to use a significant portion of the proceeds from this offering to pursue this strategy. We plan to open or purchase company-owned clinics that meet our criteria for demographics, site attractiveness, proximity to other clinics and additional suitability factors.

We believe we can leverage the experience we have gained in supporting our clinic growth and our senior management’s experience in rapidly and effectively growing other well-known high velocity specialty retail concepts to successfully develop and profitably operate company-owned clinics. Since commencing operations as a franchisor of chiropractic clinics, we have gained significant experience in identifying and implementing the business systems and practices that are required to profitably operate our clinics, validate our model and demonstrate proof of concept. We have developed simple, repeatable operating standards which, when applied in a disciplined approach, result in an attractive opportunity for success at the clinic level.

We believe that the direct control over company-owned or managed clinics will enable us to apply these operating standards even more effectively than in our franchised clinics. We intend to develop company-owned or managed clinics in geographic clusters where we are able to increase efficiencies through a consolidated real estate penetration strategy, leverage cooperative advertisement and marketing and attain general corporate and administrative operating efficiencies. Our senior management has done this before, and we believe that their experience in this area readily translates to our business model.

We also believe that the development timeline for company-owned or managed clinics can be shorter than the timeline for franchised clinics, which is generally between nine and 14 months. Our estimated development timelines for company-owned or managed clinics is approximately five months. While there may be material variances among franchisees in customer acquisition and compliance with operating standards, these variances can be reduced at company-owned or managed clinics. In addition, we believe that our revenue from company-owned or managed clinics will exceed revenue that would be generated through royalty income from a franchise-only system.

We believe that by applying our operating standards to company-owned or managed clinics will enable us to more effectively apply these business systems and practices than in our franchised clinics and to collect more revenue per clinic than would otherwise be available to us solely through the collection of royalty fees, franchise sales fees, and regional developer fees. We intend to develop company-owned or managed clinics in geographic clusters where we are able to increase efficiencies through a consolidated real estate penetration strategy, leverage aggregated advertisement and marketing, and attain general corporate and administrative operating efficiencies. We believe that our management’s experience in this area readily translates to our business model.

We believe that the application of a centralized process, driven by development, management, human resources and recruiting professionals, will enable us to develop and operate company-owned or managed clinics with greater consistency than if we relied solely on growth through franchising.

Opening clinics in development.

In addition to our 262 operating clinics, we have granted franchises either directly or through our regional developers for an additional 182 clinics that we believe to be developable as of June 30, 2015. We will continue to support our franchisees and regional developers to open these clinics and to achieve sustainable performance as soon as possible.

Selling additional franchises.

We intend to continue to sell franchises. We believe that, to secure leadership in our industry and to maximize our opportunities and presence in identified markets, it is important to gain brand equity and consumer awareness as rapidly as possible, consistent with a disciplined approach to opening clinics. We believe that continued sales of franchises in selected markets complements our plan to open company-owned or managed clinics, particularly in specialized or unique operating environments, and that a growth strategy that includes both franchised and company-owned or managed clinics has advantages over either approach by itself.

Reacquiring regional developer licenses.

We intend to selectively pursue the reacquisition of regional developer licenses. Following the completion of our IPO, we entered into several agreements to repurchase regional developer licenses, reacquiring rights in Los Angeles County, San Diego, and Orange County, all located in the state of California, Erie County, Monroe County, Nassau County, Suffolk County, and Albany County, all located in the state of New York, and the developer license in New Jersey. We did not previously sell regional developer rights to the five boroughs of New York City. We believe that by repurchasing regional developer licenses, we can increase our profitability through capturing the regional developers’ royalty streams from franchises within their regions. In addition, to the extent that we acquire a given regional developer license, we will have fewer limitations on, and less cost associated with, opening or acquiring clinics within that region.

Continue to improve margins and leverage infrastructure.

We believe our corporate infrastructure is positioned to support a clinic base greater than our existing footprint. As we continue to grow, we expect to drive greater efficiencies across our operations and development and marketing organizations and further leverage our technology and existing support infrastructure. We believe we will be able control corporate costs over time to enhance margins as general and administrative expenses grow at a slower rate than our clinic base and revenues. We believe we can eventually introduce better and more visible professional marketing and patient acquisition practices that will promote brand recognition and drive revenue increases at a faster pace than marketing costs will increase. At the clinic level, we expect to drive margins and labor efficiencies through continued revenue growth and consistently applied operating standards as our clinic base matures and the average number of patient visits increases. In addition, we will consider introducing selected and complementary branded products such as nutraceuticals or dietary supplements and related additional services.

Risks Associated with Our Business

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Below is a summary of some of the principal risks we face:

•	we may not be able to successfully implement our growth strategy if we or our franchisees are unable to locate and secure appropriate sites for clinic locations, obtain favorable lease terms, and attract patients to our clinics;
•	we have limited experience operating company-owned or managed clinics, and we may not be able to duplicate the success of some of our franchisees;
•	we may not be able to acquire operating clinics from existing franchisees or develop company-owned or managed clinics on attractive terms;
•	any acquisitions that we make could disrupt our business and harm our financial condition;
•	we may not be able to continue to sell franchises to qualified franchisees;
•	we may not be able to identify, recruit and train enough qualified chiropractors to staff our clinics;
•	new clinics may not be profitable, and we may not be able to maintain or improve revenues and franchise fees from existing franchised clinics;
•	the chiropractic industry is highly competitive, with many well-established competitors;
•	recent administrative actions and rulings regarding the corporate practice of medicine and joint employer responsibility may jeopardize our business model;
•	we may face negative publicity or damage to our reputation, which could arise from concerns expressed by opponents of chiropractic and by chiropractors operating under traditional service models;

•	legislation and regulations, as well as new medical procedures and techniques could reduce or eliminate our competitive advantages;
•	we face increased costs as a result of being a public company; and
•	we have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses.

Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 16767 N. Perimeter Drive, Suite 240, Scottsdale, Arizona, 85260, and our telephone number at that address is (480) 245-5960. Our website is www.thejoint.com. Information on, or which can be accessed through, our website is not incorporated in this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;
•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and
•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We elected to “opt out” of this provision, and as a result, we plan to comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may result in a less active trading market for our common stock and more volatility in our stock price.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of our initial public offering, which occurred on November 14, 2014 (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced disclosure requirements.

THE OFFERING

Common stock offered by us in this offering
shares
Common stock offered by the selling stockholders
shares
Over-allotment option
We have granted a 45-day option to the underwriters to purchase up to an additional shares from us at the public offering price.
Use of proceeds
The net proceeds from this offering after deductions, estimated underwriting discounts and commissions will be approximately $ million (or $ million (if the underwriters exercise in full their option to purchase additional shares of common stock from us), assuming an offering price per share of $ , the last reported sale price of our common stock on The NASDAQ Capital Market on , 2015. We intend to use the net proceeds (i) to establish new company-owned or managed clinics; (ii) to acquire selected existing franchised clinics and reposition them as company-owned or managed clinics; (iii) to repurchase selected area development licenses and (iv) for general corporate purposes, including, among other things, additional working capital, financing of capital expenditures and additional marketing efforts. See “Use of Proceeds.” We will not receive any of the proceeds from the sale of common stock by the selling stockholders.
Voting rights
Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. See “Description of Capital Stock — Common Stock.”
Dividend policy
We do not currently plan to pay a dividend on our common stock following this offering. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our board of directors.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
NASDAQ Capital Market ticker symbol
“JYNT”

The number of shares of common stock to be outstanding after this offering is based on 9,890,882 shares of our common stock outstanding as of October 23, 2015, and excludes as of such date:

•	482,100 shares of common stock issuable upon exercise of outstanding options at a weighted-average exercise price of approximately $4.34 per share;
•	534,000 shares of common stock issuable upon exercise of a purchase option at a current exercise price per share of $0.68;
•	1,017,140 shares of common stock reserved for future issuance under our 2014 stock plan;
•	90,000 shares of common stock issuable upon exercise of warrants issued to the representative of the underwriters in connection with our initial public offering, at an exercise price per share of $8.125; and

•	567,375 and 103,000 shares of restricted stock awards issued under our 2012 stock plan and 2014 stock plan, respectively, which are not vested.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ option to purchase up to      additional shares of common stock from us.

SUMMARY FINANCIAL DATA

The following tables set forth the summary historical consolidated financial data for the Company as of the dates and for the periods indicated. Historical financial data below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited financial statements and the related notes and the historical audited financial statements and the related notes included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the related notes thereto. The following table reflects the dividend of 0.78 shares of our common stock for each share of our common stock outstanding as of September 15, 2014, which was effected on September 17, 2014. Our historical financial data may not be indicative of our future performance.

	Year Ended December 31,		Six Months Ended June 30,
(in thousands except per share data)	2014	2013	2015	2014
			(unaudited)
Consolidated Statement of Operations Data:
Franchise and regional developer fees	$2,412	$3,279	$1,493	$1,259
Royalties	3,194	1,531	2,114	1,362
Revenues and management fees from company clinics	—	—	1,170	—
Other income	1,511	1,148	1,158	624
Total revenues	7,117	5,958	5,935	3,245
Cost of revenues	2,246	2,006	1,337	1,085
Selling, general and administrative expense	6,498	3,512	8,359	2,540
Other (income) expense	64	32	(1)	4
Provision (benefit) for income taxes	1,340	252	—	(122)
Net income (loss)	(3,031)	156	(3,760)	(262)
Earnings per share:
Basic earnings per share	(0.56)	0.03	(0.39)	(0.05)
Diluted earnings per share	(0.56)	0.02	(0.39)	(0.05)
Non-GAAP adjusted EBITDA
Net income (loss)	(3,031)	156	(3,760)	(262)
Interest expense	—	—	4	—
Depreciation and amoritzation expense	210	71	401	89
Tax expense (benefit)	1,340	252	—	(122)
EBITDA	(1,481)	479	(3,355)	(295)
Stock compensation	102	—	289	28
Acquisition related expenses	—	—	279	—
Adjusted EBITDA(1)	(1,379)	479	(2,787)	(267)

	December 31,		June 30,
(in thousands)	2014	2013	2015	2014
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,797	$3,517	$12,580	$3,261
Property and equipment	1,134	400	2,691	854
Deferred franchise costs	3,243	3,223	2,493	3,194
Other assets	3,385	2,628	6,272	2,817
Total assets	28,559	9,768	24,036	10,126
Deferred revenue	9,960	10,008	7,815	9,823
Other liabilities	2,971	981	4,064	1,758
Total liabilities	12,932	10,989	11,879	11,581
Stockholders' equity (deficit)	15,627	(1,221)	12,157	(1,455)

(1)	Adjusted EBITDA consists of net income (loss), before interest, income taxes, depreciation and amortization, acquisition related and stock compensation expense. We have provided Adjusted EBITDA because it is a measure of financial performance commonly used for comparing companies in our industry. Adjusted EBITDA provides an alternative measure of cash flow from operations. You should not consider Adjusted EBITDA as a substitute for operating profit as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate Adjusted EBITDA differently from other companies.

We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other outpatient medical clinics, which may present similar non-GAAP financial measures to investors. In addition, you should be aware when evaluating Adjusted EBITDA that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.

Our management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. Some of these limitations are:

a.	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
b.	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
c.	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
d.	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You should review the reconciliation of net income (loss) to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business. The following table reconciles net income (loss) to Adjusted EBITDA for 2013, 2014 and for the six months ended June 30, 2015 and 2014:

(in thousands)	Year Ended December 31,		Six Months Ended June 30,
	2014	2013	2015	2014
			(unaudited)
Net income (loss)	(3,031)	156	(3,760)	(262)
Interest expense	—	—	4	—
Depreciation and amoritzation expense	210	71	401	89
Tax (expense) benefit	1,340	252	—	(122)
EBITDA	(1,481)	479	(3,355)	(295)
Stock compensation	102	—	289	28
Acquisition related expenses	—	—	279	—
Adjusted EBITDA	$(1,379)	$479	$(2,787)	$(267)

RISK FACTORS

You should carefully consider the risks described below before buying shares in this offering. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our long-term success is highly dependent on our ability to open new, primarily company-owned or managed clinics, and is subject to many unpredictable factors.

One of the key means of achieving our growth strategy will be through opening new, primarily company-owned or managed clinics and operating those clinics on a profitable basis. We expect this to be the case for the foreseeable future. We currently own or manage 29 company-owned or managed clinics, all of which were recently acquired from existing franchisees. We may not be able to open new company-owned or managed clinics as quickly as planned. In the past, we have experienced delays in opening some franchised clinics, for various reasons, including the landlord’s failure to turn over the premises to our franchisee on a timely basis. Such delays could happen again in future clinic openings. Delays or failures in opening new, primarily company-owned or managed clinics could materially and adversely affect our growth strategy and our business, financial condition and results of operations. As we operate more clinics, our rate of expansion relative to the size of our clinic base will eventually decline.

In addition, one of our biggest challenges is locating and securing an adequate supply of suitable new clinic sites in our target markets. Competition for those sites is intense, and other medical and retail concepts that compete for those sites may have unit economic models that permit them to bid more aggressively for those sites than we can. There is no guarantee that a sufficient number of suitable sites will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan. Our ability to open new clinics also depends on other factors, including:

•	negotiating leases with acceptable terms;
•	identifying, hiring and training qualified employees in each local market;
•	timely delivery of leased premises to us from our landlords and punctual commencement and completion of our build-out construction activities;
•	managing construction and development costs of new clinics, particularly in competitive markets;
•	obtaining construction materials and labor at acceptable costs, particularly in urban markets;
•	unforeseen engineering or environmental problems with leased premises;
•	generating sufficient funds from operations or obtaining acceptable financing to support our future development;
•	securing required governmental approvals, permits and licenses (including construction permits and operating licenses) in a timely manner and responding effectively to any changes in local, state or federal laws and regulations that adversely affect our costs or ability to open new clinics; and
•	avoiding the impact of inclement weather, natural disasters and other calamities.

Our progress in opening new, primarily company-owned or managed clinics from quarter to quarter may occur at an uneven rate. If we do not open new clinics in the future according to our current plans, the delay could materially adversely affect our business, financial condition and results of operations.

We have begun and intend to continue to develop new, primarily company-owned or managed clinics in our existing markets, expand our footprint into adjacent markets and selectively enter into new markets. However, there are numerous factors involved in identifying and securing an appropriate site, including, but not limited to: identification and availability of suitable locations with the appropriate population demographics, psychographics, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of customer traffic and sales per clinic; consumer acceptance of our chiropractic practice concept; financial conditions affecting developers and potential landlords, such as the effects of macro-economic conditions and the credit market, which could lead to these parties delaying or canceling development projects (or renovations of existing projects), in turn reducing the number of appropriate locations available; developers and potential landlords obtaining licenses or permits for development projects on a timely basis; anticipated commercial, residential and infrastructure development near our new clinics; and availability of acceptable lease arrangements.

We may not be able to successfully develop critical market presence for our brand in new geographical markets, as we may be unable to find and secure attractive locations, build name recognition or attract new customers. If we are unable to fully implement our development plan, our business, financial condition and results of operations could be materially adversely affected.

New clinics, once opened, may not be profitable, and the increases in average clinic sales and comparable clinic sales that we have experienced in the past may not be indicative of future results.

Typically, our new clinics continue to increase sales for their first 36 months of operation. Our analysis of clinic growth leads us to believe that revenue growth will continue past 36 months. However, we cannot assure you that this will occur for future clinic openings. In new markets, the length of time before average sales for new clinics stabilize is less predictable and can be longer as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. New clinics may not be profitable and their sales performance may not follow historical patterns. In addition, our average clinic sales and comparable clinic sales may not increase at the rates achieved over the past several years. Our ability to operate new clinics, especially company-owned or managed clinics, profitably and increase average clinic sales and comparable clinic sales will depend on many factors, some of which are beyond our control, including:

•	consumer awareness and understanding of our brand;
•	general economic conditions, which can affect clinic traffic, local rent and labor costs and prices we pay for the supplies we use;
•	changes in consumer preferences and discretionary spending;
•	competition, either from our competitors in the chiropractic industry or our own clinics;
•	the identification and availability of attractive sites for new facilities and the anticipated commercial, residential and infrastructure development near our new facilities;
•	changes in government regulation; and
•	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

If our new clinics do not perform as planned, our business and future prospects could be harmed. In addition, if we are unable to achieve our expected average clinics sales, our business, financial condition and results of operations could be adversely affected.

Our failure to manage our growth effectively could harm our business and operating results.

Our growth plan includes a significant number of new clinics. Our existing clinic management systems, administrative staff, financial and management controls and information systems may be inadequate to support our planned expansion. Those demands on our infrastructure and resources may also adversely affect our ability to manage our existing clinics. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We may not respond quickly enough to the changing demands that our expansion will impose on our management, clinic teams and existing infrastructure which could harm our business, financial condition and results of operations.

Our expansion into new markets may be more costly and difficult than we currently anticipate with the resulting risk of slower growth than we expect.

We plan to open clinics in markets where we have little or no operating experience. Clinics we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy, marketing or operating costs than clinics we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision and culture. We may also incur higher costs from entering new markets, particularly with company-owned clinics if, for example, we hire and assign regional managers to manage comparatively fewer clinics than in more developed markets. For these reasons, both our new franchised clinics and our new company-owned clinics may be less successful than our existing franchised clinics or may achieve target rates of patient visits at a slower rate. If we do not successfully execute our plans to enter new markets, our business, financial condition and results of operations could be materially adversely affected.

Opening new clinics in existing markets may negatively affect revenue at our existing clinics.

The target area of our clinics varies by location and depends on a number of factors, including population density, other available retail services, area demographics and geography. As a result, the opening of a new clinic in or near markets in which we already have clinics could adversely affect the revenues of those existing clinics. Existing clinics could also make it more difficult to build our patient base for a new clinic in the same market. Our business strategy does not entail opening new clinics that we believe will materially affect revenue at our existing clinics, but we may selectively open new clinics in and around areas of existing clinics that are operating at or near capacity to effectively serve our patients. Revenue cannibalization between our clinics may become significant in the future as we continue to expand our operations and could affect our revenue growth, which could, in turn, adversely affect our business, financial condition and results of operations.

Any acquisitions that we make could disrupt our business and harm our financial condition.

From time to time, we may evaluate potential strategic acquisitions of existing franchised clinics to facilitate our growth. We may not be successful in identifying acquisition candidates. In addition, we may not be able to continue the operational success of any franchised clinics we acquire or successfully integrate any businesses that we acquire. We may have potential write-offs of acquired assets and an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition may not be successful, may reduce our cash reserves and may negatively affect our earnings and financial performance. We cannot ensure that any acquisitions we make will not have a material adverse effect on our business, financial condition and results of operations.

Damage to our reputation or our brand in existing or new markets could negatively impact our business, financial condition and results of operations.

We believe we have built our reputation on high quality patient care, and we must protect and grow the value of our brand to continue to be successful in the future. Our brand may be diminished if we do not continue to make investments in areas such as marketing and advertising, as well as the day-to-day investments required for facility operations, equipment upgrades and staff training. Any incident, real or perceived, regardless of merit or outcome, that erodes our brand, such as, failure to comply with federal, state or local regulations including allegations or perceptions of non-compliance or failure to comply with ethical and operating standards, could significantly reduce the value of our brand, expose us to adverse publicity and damage our overall business and reputation. Further, our brand value could suffer and our business could be adversely affected if patients perceive a reduction in the quality of service or staff.

We may be unable to maintain or improve our operating margins, which could adversely affect our financial condition and ability to grow.

If we are unable to successfully manage our growth, we may not be able to capture the efficiencies and opportunities that we expect from our expansion strategy. If we are not able to capture expected efficiencies of scale, maintain patient volumes, improve our systems and equipment, continue our cost discipline and retain appropriate chiropractors and overall labor levels, our operating margins may stagnate or decline, which could have a material adverse effect on our business, financial condition and results of operations and adversely affect the price of our common stock.

We have experienced net losses and may not achieve or sustain profitability in the future.

We have experienced periods of net losses, including consolidated net losses of approximately $3.0 million for the year ended December 31, 2014 and $3.8 million for the six months ended June 30, 2015. Our revenue may not grow and we may not achieve or maintain profitability in the future. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. Our ability to achieve profitability will be affected by the other risks and uncertainties described in this section and in the “Prospectus Summary” If we are not able to achieve, sustain or increase profitability, our business will be materially adversely affected and the price of our common stock may decline.

Our marketing programs may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain patients. Our marketing activities are principally focused on increasing brand awareness and driving patient volumes. As we open new facilities, we undertake aggressive marketing campaigns to increase community awareness about our growing presence. We plan to utilize targeted marketing efforts within local neighborhoods through channels such as radio, digital media, community sponsorships and events, and a robust online/social media presence. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenue. Our ability to market our services may be restricted or limited by federal or state law.

We will be subject to all of the risks associated with leasing space subject to long-term non-cancelable leases for clinics that we intend to operate.

We do not own and we do not intend to own any of the real property where our company-owned or managed clinics will operate. We expect the spaces for the company-owned or managed clinics we intend to open in the future will be leased. We anticipate that our leases generally will have an initial term of five or ten years and generally can be extended only in five-year increments (at increased rates). We expect that all of our leases will require a fixed annual rent, although some may require the payment of additional rent if clinic sales exceed a negotiated amount. We expect that our leases will typically be net leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities, and that these leases will not be cancellable by us. If a future company-owned clinic is not profitable, resulting in its closure, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, we may fail to negotiate renewals as each of our leases expires, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close stores in desirable locations. These potential increases in occupancy costs and the cost of closing company-owned or managed clinics could materially adversely affect our business, financial condition or results of operations.

We may not succeed in our plans to reacquire regional developer licenses or to purchase existing franchises, which could delay or prevent revenue increases we require to obtain profitability.

Our growth strategies include the selected reacquisition of regional developer licenses and the purchase of existing franchised clinics. While we have the right to repurchase the regional developer license in several of our regional developer agreements, we cannot assure you that regional developers will cooperate with us should we choose to exercise such options. Similarly, we cannot assure you that regional developers whose licenses do not include repurchase options, or franchisees, none of whose franchise agreements contain repurchase options, will agree to sell their licenses or franchised clinics to us on terms we consider acceptable, or at all. Our failure to repurchase selected regional developer licenses or to purchase selected existing franchises on attractive terms could materially delay our growth plans, which could have the effect of delaying or preventing the increases in revenues we require to obtain profitability.

Our intended reliance on sources of revenue other than from franchise and regional developer licenses exposes us to risks including the loss of revenue and reduction of working capital.

From the commencement of our operations until we began, in December 2014, to acquire or open company-owned or managed clinics, we have relied exclusively on the sale of franchises and regional developer licenses as sources of revenue until the franchises we have sold begin to generate royalty revenues. We intend to place less reliance in the future on these sources of revenue as we implement our strategy of developing and operating company-owned or managed clinics. We did not begin to and will not realize revenues from company-owned or managed clinics until the opening of those clinics, and we will be required to use our working capital, including the proceeds from this offering, to operate our business and to develop company-owned or managed clinics. If the opening of our company-owned or managed clinics is delayed or if the cost of developing company-owned or managed clinics exceeds our expectations, we may experience insufficient working capital to fully implement our development plans, and our business, financial condition and results of operations could be adversely affected.

Our potential need to raise additional capital to accomplish our objectives of expanding into new markets and opening company-owned or managed clinics exposes us to risks including limiting our ability to develop or acquire clinics and limiting our financial flexibility.

We intend to use a portion of the proceeds from this offering as consideration for future development and acquisitions of company-owned or managed clinics and related businesses. If we do not have sufficient cash resources, our ability to develop and acquire clinics and related businesses could be limited unless we are able to obtain additional capital through future debt or equity financings. Using cash to finance development and acquisition of clinics and related businesses could limit our financial flexibility by reducing cash available for operating purposes. Using debt financing could result in lenders imposing financial covenants that limit our operations and financial flexibility. Using equity financing may result in dilution of ownership interests of our existing stockholders. We may also use common stock as consideration for the future acquisition of clinics and related businesses. If our common stock does not maintain a sufficient market value or if prospective acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their clinics or businesses, we may be required to use more of our cash resources or greater debt financing to complete these acquisitions.

Changes in economic conditions and adverse weather and other unforeseen conditions could materially affect our ability to maintain or increase sales at our clinics or open new clinics.

Our services emphasize maintenance therapy, which is generally not a medical necessity, and should be viewed as a discretionary medical expenditure. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumer discretionary spending. Traffic in our clinics could decline if consumers choose to reduce the amount they spend on non-critical medical procedures. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including reducing medical discretionary spending on a permanent basis. In addition, given our geographic concentrations in the West, Southwest and mid-Atlantic regions of the United States, economic conditions in those particular areas of the country could have a disproportionate impact on our overall results of operations, and regional occurrences such as local strikes, terrorist attacks, increases in energy prices, adverse weather conditions, tornadoes, earthquakes, hurricanes, floods, droughts, fires or other natural or man-made disasters could materially adversely affect our business, financial condition and results of operations. Adverse weather conditions may also impact customer traffic at our clinics. All of our clinics depend on visibility and walk-in traffic, and the effects of adverse weather may decrease visits to malls in which our clinics are located and negatively impact our revenues. If clinic sales decrease, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential clinic closures could result from prolonged negative clinic sales, which could materially adversely affect our business, financial condition and results of operations.

Our dependence on the success of our franchisees exposes us to risks including the loss of royalty revenue and harm to our brand.

A substantial portion of our revenues comes from royalties generated by our franchised clinics. We anticipate that franchise royalties will represent a substantial part of our revenues in the future. As of June 30, 2015, we had 106 franchisees operating 239 clinics. Accordingly, we are reliant on the performance of our franchisees in successfully opening and operating their clinics and paying royalties to us on a timely basis. Our franchise system subjects us to a number of risks as described in the next four risk factors, any one of which could impact our ability to collect royalty payments from our franchisees, may harm the goodwill associated with our brand and may materially adversely affect our business and results of operations.

Our franchisees are independent operators over whom we have limited control.

Franchisees are independent operators, and their employees are not our employees. Accordingly, their actions are outside of our control. Although we have developed criteria to evaluate and screen prospective franchisees, we cannot be certain that our franchisees will have the business acumen or financial resources necessary to operate successful franchises in their approved locations, and state franchise laws may limit our ability to terminate or modify these franchise agreements. Moreover, despite our training, support and monitoring, franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and adequately train qualified managers and other store personnel. The failure of our franchisees to operate their franchises successfully and the actions taken by their employees could have a material adverse effect on our reputation, our brand and our ability to attract prospective franchisees, and on our business, financial condition and results of operations.

A July 2014 decision by the United States National Labor Relations Board held that McDonald’s Corporation could be held jointly liable for labor and wage violations by its franchisees. If this decision is upheld, it could result in us having responsibility for damages, reinstatement, back pay and penalties in connection with labor law violations by our franchisees over whom we have no control, and could have a material and adverse effect on our financial condition and results of operations.

We are subject to the risk that our franchise agreements may be terminated or not renewed.

Each franchise agreement is subject to termination by us as the franchisor in the event of a default, generally after expiration of applicable cure periods, although under certain circumstances a franchise agreement may be terminated by us upon notice without an opportunity to cure. The default provisions under the franchise agreements are drafted broadly and include, among other things, any failure to meet operating standards and actions that may threaten our intellectual property. In addition, each franchise agreement has an expiration date. Upon the expiration of the franchise agreement, we or the franchisee may, or may not, elect to renew the franchise agreement. If the franchise agreement is renewed, the franchisee will receive a new franchise agreement for an additional term. Such option, however, is contingent on the franchisee’s execution of the then-current form of franchise agreement (which may include increased royalty payments, advertising fees and other costs) and the payment of a renewal fee. If a franchisee is unable or unwilling to satisfy any of the foregoing conditions, we may elect to not renew the expiring franchise agreement, in which event the franchise agreement will terminate upon expiration of its term. The termination or non-renewal of a franchise agreement could result in the reduction of royalty payments we receive.

Our franchisees may not meet timetables for opening their clinics, which could reduce the royalties we receive.

Our franchise agreements specify a timetable for opening the clinic. Failure by our franchisees to open their clinics within the specified time limit would result in the reduction of royalty payments we receive and could result in the termination of the franchise agreement. As of June 30, 2015, we have 182 active licenses which we believe to be developable.

Our franchisees may elect bankruptcy protection and deprive us of income.

The bankruptcy of a franchisee could negatively impact our ability to collect payments due under such franchisee’s franchise agreement. In a franchisee bankruptcy, the bankruptcy trustee may reject the franchisee’s franchise agreement pursuant to Section 365 under the United States Bankruptcy Code, in which case we would no longer receive royalty payments from the franchisee.

Our regional developers are independent operators over whom we have limited control.

Our regional developers are independent operators. Accordingly, their actions are outside of our control. We depend upon our regional developers to sell a minimum number of franchises within their territory and to assist the purchasers of those franchises to develop and operate their clinics. The failure by regional developers to sell the specified minimum number of franchises within the time limits set forth in their regional developer license agreements would reduce the franchise fees we receive, delay the payment of royalties to us and result in a potential event of default under the regional developer license agreement. Of our total of 18 regional developer licenses as of June 30, 2015, regional developers under nine regional developer licenses have not met their minimum franchise sales and/or opening requirements within the time periods specified in their regional developer license agreements.

Our ability to operate effectively could be impaired if we fail to attract and retain our executive officers.

Our success depends, in part, upon the continuing contributions of our executive officers and key employees at the management level. Although we have employment agreements with certain of our key executive officers, there is no guarantee that they will not leave. The loss of the services of any of our executive officers or the failure to attract other executive officers could have a material adverse effect on our business or our business prospects. If we lose the services of any of our key employees at the operating or regional level, we may not be able to replace them with similarly qualified personnel, which could harm our business.

A lack of qualified employees will significantly hinder our growth plans and adversely affect our results of operations.

As we grow, our ability to increase productivity and profitability will be limited by our ability to employ, train and retain skilled personnel. There can be no assurance that we will be able to maintain an adequate skilled labor force necessary to operate efficiently, that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel or that we will not have to curtail our planned internal growth as a result of labor shortages.

We may not be able to successfully recruit and retain qualified chiropractors.

Our success depends upon our continuing ability to recruit and retain qualified chiropractors. In the event we are unable to attract a sufficient number of qualified chiropractors, our growth rate may suffer.

Our clinics and chiropractors compete for patients in a highly competitive environment that may make it more difficult to increase patient volumes and revenues.

The business of providing chiropractic services is highly competitive in each of the markets in which our clinics operate. The primary bases of such competition are quality of care and reputation, price of services, marketing and advertising strategy and implementation, convenience, traffic flow and visibility of office locations and hours of operation. Our clinics compete with all other chiropractors in their local market. Many of those chiropractors have established practices and reputations in their markets. Some of these competitors and potential competitors may have financial resources, affiliation models, reputations or management expertise that provide them with competitive advantages over us, which may make it difficult to compete against them. Our two largest multi-unit competitors are HealthSource Chiropractic, which currently operates 360 units, and ChiroOne, which operates 41 units. In addition, a number of other chiropractic franchises and chiropractic practices that are attempting to duplicate or follow our business model are currently operating in our markets and in other parts of the country and may enter our existing markets in the future.

Our success is dependent on the chiropractors who control the professional corporations, or PC owners, with whom we enter into management services agreements, and we may have difficulty locating qualified chiropractors to replace PC owners.

In states that regulate the corporate practice of chiropractic, our chiropractic services are provided by legal entities organized under state laws as professional corporations, or PCs. Each PC employs or contracts with chiropractors in one or more offices. Each of the PCs is wholly owned by one or more licensed chiropractors, or medical professionals as state law may require, the PC owner, and we do not own any capital stock of any PC. We and our franchisees that are not owned by chiropractors enter into management services agreements with PCs to provide on an exclusive basis all non-clinical services of the chiropractic practice. The PC owner is critical to the success of a clinic because he or she has control of all clinical aspects of the practice of chiropractic and the provision of chiropractic services. Under our arrangements with the PC owners, the PC owners are prohibited from selling, transferring, pledging or assigning the stock of the PC to a third party without our consent. In addition, we can require the PC owner to sell his or her interest in the PC to any person designated by us that is lawfully permitted to hold an ownership interest in the PC. However, upon the departure of a PC owner, we may not be able to locate one or more suitably qualified licensed chiropractors to hold the ownership interest in the PC and maintain the success of the departing PC owner. Also, a court may decide not to enforce these transfer restrictions in a given situation.

Our management services agreements with our affiliated PCs could be challenged by a state or chiropractor under laws regulating the practice of chiropractic, and some state chiropractic boards have made inquiries concerning our business model.

The laws of every state in which we operate contain restrictions on the practice of chiropractic and control over the provision of chiropractic services. The laws of many states where we operate permit a chiropractor to conduct a chiropractic practice only as an individual, a member of a partnership or an employee of a PC, limited liability company or limited liability partnership. These laws typically prohibit chiropractors from splitting fees with non-chiropractors and prohibit non-chiropractic entities, such as chiropractic management services organizations, from engaging in the practice of chiropractic and from employing chiropractors. The specific restrictions against the corporate practice of chiropractic, as well as the interpretation of those restrictions by state regulatory authorities, vary from state to state. However, the restrictions are generally designed to prohibit a non-chiropractic entity from controlling or directing clinical care decision-making, engaging chiropractors to practice chiropractic or sharing professional fees. The form of management agreement that we utilize, and that we recommend to our franchisees that are management service organizations, explicitly prohibits the management service organization from controlling or directing clinical care decisions. However, there can be no assurance that all of our franchisees that are management service organizations will strictly follow the provisions in our recommended form of management agreement. The laws of many states also prohibit chiropractic practitioners from paying any portion of fees received for chiropractic services in consideration for the referral of a patient. Any challenge to our contractual relationships with our affiliated PCs by chiropractors or regulatory authorities could result in a finding that could have a material adverse effect on our operations, such as voiding one or more management services agreements. Moreover, the laws and regulatory environment may change to restrict or limit the enforceability of our management services agreements. We could be prevented from affiliating with chiropractor-owned PCs or providing comprehensive business services to them in one or more states.

In February 2015, the Arkansas Board of Chiropractic Examiners questioned whether our business model might violate Arkansas law in its response to an inquiry we made on behalf of one of our franchisees. While the Arkansas Board did not thereafter pursue the matter of a possible violation, it might choose to do so at any time in the future. The Kansas Healing Arts Board, in response to a third party complaint about one of our franchisees, sent a letter to the franchisee in February 2015 questioning whether the franchise business model might violate Kansas law regarding the unauthorized practice of chiropractic care. We and the franchisee have had several communications with the Kansas Board with respect to modifying the management agreement to address its concerns, but we have no assurance that changes to the agreement will satisfy these concerns. The Oregon Chiropractic Board of Examiners has made several inquiries since our franchisees began operating in Oregon. While we have satisfied these past inquiries by providing a brief response or documentation, recently the Oregon Board has asked to meet with the franchisee’s PC chiropractor owner to address questions which may relate to our business model.

The New York Attorney General’s recent investigation into the practices of a provider of business support services to independently owned dental practices may mean that our business model will be subject to greater scrutiny in New York. The New York Attorney General concluded that the provider, Aspen Dental Management, improperly made business decisions impacting clinical matters, illegally engaged in fee-splitting with dental practices and required the dental practices to use the “Aspen Dental” trade name in a manner that had the potential to mislead consumers into believing that the “Aspen Dental” — branded offices were under common ownership with the provider. In June 2015, the New York Attorney General agreed to an Assurance of Discontinuance, pursuant to which Aspen Dental paid a substantial fine and agreed to change its business and branding practices, including changes to its website and marketing materials in order to make clear that the Aspen-branded dental offices were independently owned and operated. The New York Attorney General could similarly choose to challenge our contractual relationships with our affiliated PCs in New York and, in particular, might question whether use of The Joint trademark by our affiliated PCs misleads consumers, causing them to incorrectly conclude that we are the provider of chiropractic treatment.

Recent decisions by the United States National Labor Relations Board expanding the meaning of “joint employer” mean that we could have liability for employment law violations by our franchisees.

A July 2014 decision by the United States National Labor Relations Board, or the NLRB, held that McDonald’s Corporation could be held liable as a “joint employer” for labor and wage violations by its franchisees. Subsequently, the NLRB issued a number of complaints against McDonald’s Corporation in connection with these violations. Additionally, an August 2015 decision by the NLRB held that Browning-Ferris Industries is a “joint employer” obligated to negotiate with the Teamsters union over workers supplied by a contract staffing firm within one of its recycling plants.

If this expanded definition of “joint employer” is upheld in the expected appeals of these decisions, it could result in us having responsibility for damages, reinstatement, back pay and penalties in connection with labor law violations by our franchisees over whom we have no control and could have a material and adverse effect on our financial condition and results of operations.

We and our affiliated chiropractor-owned PCs are subject to complex laws, rules and regulations, compliance with which may be costly and burdensome.

We, and the chiropractor-owned PCs to which we and our franchisees provide management services, are subject to extensive federal, state and local laws, rules and regulations, including:

•	state regulations on the practice of chiropractic;
•	the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations, or HIPAA, and other federal and state laws governing the collection, dissemination, use, security and confidentiality of patient-identifiable health and financial information;
•	federal and state laws and regulations which contain anti-kickback and fee-splitting provisions and restrictions on referrals;
•	the federal Fair Debt Collection Practices Act and similar state laws that restrict the methods that we and third party collection companies may use to contact and seek payment from patients regarding past due accounts;
•	state and federal labor laws, including wage and hour laws.

Many of the above laws, rules and regulations applicable to us and our affiliated PCs are ambiguous, have not been definitively interpreted by courts or regulatory authorities and vary from jurisdiction to jurisdiction. Accordingly, we may not be able to predict how these laws and regulations will be interpreted or applied by courts and regulatory authorities, and some of our activities could be challenged. In addition, we must consistently monitor changes in the laws and regulatory schemes that govern our operations. Although we have tried to structure our business and contractual relationships in compliance with these laws, rules and regulations in all material respects, if any aspect of our operations were found to violate applicable laws, rules or regulations, we could be subject to significant fines or other penalties, required to cease operations in a particular jurisdiction, prevented from commencing operations in a particular state or otherwise be required to revise the structure of our business or legal arrangements. Our efforts to comply with these laws, rules and regulations may impose significant costs and burdens, and failure to comply with these laws, rules and regulations may result in fines or other charges being imposed on us.

We conduct business in a heavily regulated industry and, if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians, vendors and customers, our marketing activities and other aspects of our operations. Failure to comply with these laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status or exclusion from government healthcare programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by regulatory authorities or the courts, and their provisions are sometimes open to multiple interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our managements’ attention from the operation of our business.

Our chiropractors are also subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies. Compliance with these guidelines and standards is often required by our contracts with our customers or to maintain our reputation. The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. New or changed healthcare laws, regulations or standards may materially and adversely affect our business. In addition, a review of our business by judicial, law enforcement, regulatory or accreditation authorities could result in a determination that could adversely affect our operations.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy and security of individually identifiable information.

HIPAA required the United States Department of Health and Human Service, or HHS, to adopt standards to protect the privacy and security of individually identifiable health-related information, or PHI. HHS released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of PHI. The regulations also provide patients with significant rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically. The Health Information Technology for Economic and Clinical Health Act, or HITECH, which was signed into law in February of 2009, enhanced the privacy, security and enforcement provisions of HIPAA by, among other things, extending HIPAA’s privacy and security standards directly applicable to “business associates,” which, like us, are independent contractors or agents of covered entities (such as the chiropractic PCs and other healthcare providers) that create, receive, maintain, or transmit PHI in connection with providing a service for or on behalf of a covered entity. HITECH also established security breach notification requirements, created a mechanism for enforcement of HIPAA by state attorneys general, and increased penalties for HIPAA violations. Violations of HIPAA or HITECH could result in civil or criminal penalties. In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur. We have established policies and procedures in an effort to ensure compliance with these privacy related requirements. However, if there is a breach, we may be subject to various penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

We are subject to the data privacy, security and breach notification requirements of HIPAA and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions.

HIPAA required the United States Department of Health and Human Service, or HHS, to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by “covered entities.” As a provider of healthcare who conducts certain electronic transactions, each of our facilities is considered a covered entity under HIPAA. We have taken actions to comply with the HIPAA privacy regulations and believe that we are in substantial compliance with those regulations. These actions include the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained or transmitted by covered entities or their business associates. We have taken actions in an effort to be in compliance with these security regulations and believe that we are in substantial compliance, however, a security incident that bypasses our information security systems causing an information security breach, loss of protected health information or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with fines. Ongoing implementation and oversight of these security measures involves significant time, effort and expense.

The Health Information Technology for Economic and Clinical Health Act, or HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured protected health information, or PHI, that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured protected health information constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. If a breach affects 500 patients or more, it must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties, but also to unauthorized internal access to or use of such PHI.

HITECH significantly expanded the scope of the privacy and security requirements under HIPAA and increased penalties for violations. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity’s compliance record.

States may impose more protective privacy restrictions in laws related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA or similar state laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and our reputation could be damaged.

In addition, states may also impose restrictions related to the confidentiality of personal information that is not considered “protected health information” under HIPAA. Such information may include certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

Our business model depends on proprietary and third party management information systems that we use to, among other things, track financial and operating performance of our clinics, and any failure to successfully design and maintain these systems or implement new systems could materially harm our operations.

We depend on integrated management information systems, some of which are provided by third parties, and standardized procedures for operational and financial information, as well as for patient records and our billing operations. We may experience unanticipated delays, complications, data breaches or expenses in implementing, integrating, and operating our systems. Our management information systems regularly require modifications, improvements or replacements that may require both substantial expenditures as well as interruptions in operations. Our ability to implement these systems is subject to the availability of skilled information technology specialists to assist us in creating, implementing and supporting these systems. Our failure to successfully design, implement and maintain all of our systems could have a material adverse effect on our business, financial condition and results of operations.

If we fail to properly maintain the integrity of our data or to strategically implement, upgrade or consolidate existing information systems, our reputation and business could be materially adversely affected.

We increasingly use electronic means to interact with our customers and collect, maintain and store individually identifiable information, including, but not limited to, personal financial information and health-related information. Despite the security measures we have in place to ensure compliance with applicable laws and rules, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of cyber terrorism, vandalism or theft, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. Additionally, the collection, maintenance, use, disclosure and disposal of individually identifiable data by our businesses are regulated at the federal and state levels as well as by certain financial industry groups, such as the Payment Card Industry organization. Federal, state and financial industry groups may also consider from time to time new privacy and security requirements that may apply to our businesses. Compliance with evolving privacy and security laws, requirements, and regulations may result in cost increases due to necessary systems changes, new limitations or constraints on our business models and the development of new administrative processes. They also may impose further restrictions on our collection, disclosure and use of individually identifiable information that is housed in one or more of our databases. Noncompliance with privacy laws, financial industry group requirements or a security breach involving the misappropriation, loss or other unauthorized disclosure of personal, sensitive and/or confidential information, whether by us or by one of our vendors, could have material adverse effects on our business, operations, reputation and financial condition, including decreased revenue; material fines and penalties; increased financial processing fees; compensatory, statutory, punitive or other damages; adverse actions against our licenses to do business; and injunctive relief whether by court or consent order.

We, along with our affiliated PCs and their chiropractors, may be subject to malpractice and other similar claims and may be unable to obtain or maintain adequate insurance against these claims.

The provision of chiropractic services by chiropractors entails an inherent risk of potential malpractice and other similar claims. While we do not have responsibility for compliance by affiliated PCs and their chiropractors with regulatory and other requirements directly applicable to chiropractors, claims, suits or complaints relating to services provided at the offices of our franchisees or affiliated PCs may be asserted against us. As we develop company-owned or managed clinics, our exposure to malpractice claims will increase. We have experienced one malpractice claim since our founding in April, 2010, which we are vigorously defending and do not expect its outcome to have a material adverse effect on our business, financial condition or results of operations. The assertion or outcome of these claims could result in higher administrative and legal expenses, including settlement costs or litigation damages. Our current minimum professional liability insurance coverage required for our franchisees, affiliated PCs and company-owned clinics is $1.0 million per occurrence and $3.0 million in annual aggregate, with a self-insured retention of $0 per claim and $0 annual aggregate. In addition, we have a corporate entity policy with coverage of $2.0 million per occurrence and $4.0 million in annual aggregate. Our inability to obtain adequate insurance or an increase in the future cost of insurance to us and the chiropractors who provide chiropractic services or an increase in the amount we have to self-insure may have a material adverse effect on our business and financial results.

We could be party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material monetary damages and other remedies.

In addition to potential malpractice claims, we are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, harassment, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our financial condition and results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could materially adversely affect our business, financial condition and results of operations.

We are subject to the risk that our current insurance may not provide adequate levels of coverage against claims.

Our current insurance policies may not be adequate to protect us from liabilities that we incur in our business. Additionally, in the future, our insurance premiums may increase, and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain insurance coverage could materially adversely affect our business, financial condition and results of operations.

Furthermore, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and results of operations. As a public company, we intend to enhance our existing directors’ and officers’ insurance. Failure to obtain and maintain adequate directors’ and officers’ insurance would likely adversely affect our ability to attract and retain qualified officers and directors.

Events or rumors relating to our brand names or our ability to defend successfully against intellectual property infringement claims by third parties could significantly impact our business.

Recognition of our brand names, including “THE JOINT… THE CHIROPRACTIC PLACE”, and the association of those brands with quality, convenient and inexpensive chiropractic maintenance care are an integral part of our business. The occurrence of any events or rumors that cause patients to no longer associate the brands with quality, convenient and inexpensive chiropractic maintenance care may materially adversely affect the value of the brand names and demand for chiropractic services at our franchisees or their affiliated PCs.

Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party’s intellectual property rights. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. Our business, financial condition or results of operations could be adversely affected as a result.

We present Adjusted EBITDA as a supplemental measure to help us describe our operating performance. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income (loss) or as a better indicator of operating performance.

Adjusted EBITDA consists of net income (loss), before interest, income taxes, depreciation and amortization, acquisition related and stock compensation expense. We present Adjusted EBITDA as a supplemental measure to help us describe our operating performance. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income (loss) (as determined in accordance with generally accepted accounting principles in the United States, or GAAP) or as a better indicator of operating performance. You should not consider Adjusted EBITDA as a substitute for operating profit, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate Adjusted EBITDA differently from other companies.

In addition, in the future we may incur expenses similar to those excluded when calculating Adjusted EBITDA. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.

Our management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in our financial statements. Some of these limitations are: (i) Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debts, and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future; and (iv) Adjusted EBITDA does not reflect any cash requirements for such replacements.

Proposed changes to financial accounting standards could require our operating leases to be recognized on the balance sheet.

As we increase the number of our company-owned or managed clinics we will have considerable obligations relating to our operating leases. Proposed changes to financial accounting standards could require such leases to be recognized on our balance sheet. All of our existing clinics are subject to leases. The lease terms of our clinics vary, but typically have initial terms of between five and ten years with five year renewal options. The accounting treatment of these leases is described in Note 1 to our consolidated financial statements.

In May 2013, the Financial Accounting Standards Board, or FASB, and the International Accounting Standards Board issued a revised joint discussion paper highlighting proposed changes to financial accounting standards for leases. The proposed changes would require that substantially all operating leases be recognized as assets and liabilities on our balance sheet, which would be a significant departure from the current standard, which classifies operating leases as off balance sheet transactions and accounts for only the current year operating lease expense in the statement of operations. The right to use the leased property would be capitalized as an asset and the expected lease payments over the life of the lease would be accounted for as a liability. The effective date, which has not been determined, may require retrospective adoption. While we have not quantified the impact this proposed standard would have on our financial statements, if our current operating leases are instead recognized on the balance sheet, it will result in a significant increase in the liabilities reflected on our balance sheet and in the interest expense and depreciation and amortization expense reflected in our statement of operations, while reducing the amount of rent expense. This could potentially decrease our reported net income.

We are an “emerging growth company” as defined in the Securities Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced financial disclosure requirements, which include being permitted to provide only two years of audited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding stockholder advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information that they may deem important. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2) of the Securities Act for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the date of our initial public offering, which occurred on November 14, 2014, although circumstances could cause us to lose that status earlier, including if our total annual gross revenue exceeds $1.0 billion, if we issue more than $1.0 billion in non-convertible debt securities during any three-year period, or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time. Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC as a public company, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of our initial public offering, which occurred on November 14, 2014.

Furthermore, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as of the end of the period ended June 30, 2015. Based on such evaluation, our Chief Executive Officer and Chief Operating Officer have concluded that, as of such date, our disclosure controls and procedures were not effective.

We began to implement certain controls over our financial reporting cycle. These areas included properly segregating duties and increasing the size of our accounting department. However, even with these remediation measures one or more material weaknesses or significant deficiencies could be present and result in errors in our financial statements. We are currently in the process of addressing and remediating the control weaknesses described above which included the hiring of additional personnel and the implementation of a new general ledger system.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

Our initial public offering had a significant, transformative effect on us. Prior to our initial public offering, our business operated as a privately owned company, and we now incur significant additional legal, accounting, reporting and other expenses as a result of having publicly-traded common stock. As a public company with listed equity securities, we need to comply with certain laws, regulations and requirements, including corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC, and the requirements of The NASDAQ Capital Market with which we had not been required to comply as a private company. Complying with these statutes, regulations and requirements occupies a significant amount of time of our Board of Directors and management and has significantly increased our costs and expenses. We will continue to:

•	institute more comprehensive corporate governance and compliance functions;
•	design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
•	comply with rules promulgated by The NASDAQ Capital Market;
•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;
•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading; and
•	to a greater degree than previously, involve and retain outside counsel and accountants in the above activities.

Risks Related to this Offering

You will experience immediate and substantial dilution in the as adjusted net tangible book value.

Purchasers of our common stock in this offering will experience immediate and substantial dilution in the as adjusted net tangible book value of their shares in the amount of $     per share, or     %, assuming a public offering price of $     per share, the last reported sale price of our common stock on The NASDAQ Capital Market on            , 2015. For a discussion of dilution, see “Dilution.”

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will

have      outstanding shares of common stock. This number includes shares of our common stock we are selling in this offering, which may be resold immediately in the public market. In addition, 4,686,997 shares of our common stock that were subject to lock-up agreements with the underwriters in our initial public offering will be released from all restrictions on sale on November 11, 2015. The trading volume of shares of our common stock has averaged 8,983 shares per day during the six month period ended September 30, 2015. Accordingly, sales of even small amounts of shares of our common stock by existing stockholders may drive down the trading price of our common stock. See “Shares Eligible for Future Sale.”

We, our executive officers, directors and certain holders of our common stock, including the selling stockholders, have agreed not to sell or transfer any of our common stock or securities convertible into, exchangeable for, exercisable for or repayable with our common stock for six months after the date of this prospectus without first obtaining the written consents of certain of the underwriters.

The market price of our common stock may be volatile, which could cause the value of your investment to decline or could subject us to litigation.

The market for equity securities experiences significant price and volume fluctuations that could result in a reduced market price of our common stock, even if our operating performance is strong. In addition, general economic, market or political conditions could have an adverse effect on our stock price. Our common stock price could also suffer significantly if our operating results are below the expectations of analysts and investors. Investors may be unable to resell their shares of our common stock at or above your purchase price, if at all. In addition, when the market price of a company’s common stock drops significantly, stockholders sometimes institute securities class action lawsuits against that company. A securities class action lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on our company or our industry, or the stock of any of our competitors, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause the price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are “forward-looking statements.” We have tried to identify these forward-looking statements by using words such as “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “could,” “intend,” “plan,” “estimate,” “should,” “if,” “project,” and similar expressions. We have based these forward-looking statements on our current expectations and projections about future events. However, these forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from our expectations and projections. Some of these risks, uncertainties and other factors are set forth in this prospectus and in other documents we will file with the SEC.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Projections and other forward-looking statements included in this prospectus have been prepared based on assumptions, which we believe to be reasonable, but not in accordance with GAAP or any guidelines of the SEC. Actual results may vary, perhaps materially. You are strongly cautioned not to place undue reliance on such projections and other forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed above. For further discussion of these and other factors that could impact our future results, performance or transactions, please carefully read “Risk Factors.”

•	we may not be able to successfully implement our growth strategy if we or our franchisees are unable to locate and secure appropriate sites for clinic locations, obtain favorable lease terms, and attract patients to our clinics;
•	we have limited experience operating company-owned or managed clinics, and we may not be able to duplicate the success of some of our franchisees;
•	we may not be able to acquire operating clinics from existing franchisees or develop company-owned or managed clinics on attractive terms;
•	any acquisitions that we make could disrupt our business and harm our financial condition;
•	we may not be able to continue to sell franchises to qualified franchisees;
•	we may not be able to identify, recruit and train enough qualified chiropractors to staff our clinics;
•	new clinics may not be profitable, and we may not be able to maintain or improve revenues and franchise fees from existing franchised clinics;
•	the chiropractic industry is highly competitive, with many well-established competitors;
•	recent administrative actions and rulings regarding the corporate practice of medicine and joint employer responsibility may jeopardize our business model;
•	we may face negative publicity or damage to our reputation, which could arise from concerns expressed by opponents of chiropractic and by chiropractors operating under traditional service models;
•	legislation and regulations, as well as new medical procedures and techniques could reduce or eliminate our competitive advantages;
•	we face increased costs as a result of being a public company; and
•	we have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses.

USE OF PROCEEDS

The net proceeds to us from the sale of      shares being offered by us at an assumed public offering price of $     per share (the last reported sale price of our common stock on The NASDAQ Capital Market on            , 2015), after deducting estimated underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $     million, or approximately $     million if the underwriters’ over-allotment option is exercised in full. We will not receive any proceeds from the sale of common stock by the selling stockholders.

The principal purposes of this offering are to provide resources to develop new company-owned clinics; to acquire selected existing franchisees; to repurchase selected regional developer licenses; for general corporate purposes, including additional working capital, capital expenditures and marketing; and to provide us with flexibility in the future to acquire additional businesses, either with the net proceeds from this offering or through the publicly traded common stock we create through this offering.

We have not allocated a specific amount of our net proceeds from this offering to any particular purpose. The net proceeds we actually expend for the development of company-owned clinics and the acquisition of additional franchises or regional developer licenses may vary significantly depending on a number of factors, including the timing of our identification and leasing of suitable sites for company-owned clinics and, in respect of the acquisition of franchises or regional developer licenses, our ability to enter into a binding acquisition agreement on favorable terms and the negotiated purchase price. In addition, the net proceeds we actually expend for general corporate purposes may vary significantly depending on a number of factors, including future revenue growth and our cash flows. As a result, we will retain broad discretion over the allocation of the net proceeds from this offering. Pending use of the net proceeds from this offering, we intend to invest the net proceeds in short-term, investment-grade securities.

PRICE RANGE OF OUR COMMON STOCK

Our shares of common stock have been listed and traded on The NASDAQ Capital Market under the symbol “JYNT” since November 11, 2014. Prior to that date, there was no public market for our common stock.

The following table sets forth, for the periods indicated, the high and low intra-day sale prices in dollars on The NASDAQ Capital Market for our common stock.

Quarter Ended	High	Low
December 31, 2014 (from November 11, 2014)	$7.20	$6.00
March 31, 2015	$10.50	$6.16
June 30, 2015	$12.29	$7.29
September 30, 2015	$10.78	$5.99
December 31, 2015 (through October 23, 2015)	$7.90	$6.30

On October 23, 2015, the last reported sale price of our common stock on The NASDAQ Capital Market was $7.58 per share. As of October 23, 2015, there were approximately 26 stockholders of record of our common stock. These figures do not reflect the beneficial ownership or shares held in nominee name, nor do they include holders of any restricted stock awards.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015:

•	on an actual basis; and
•	on an as adjusted basis to reflect the sale of shares of our common stock at the assumed public offering price of $ per share (the last reported sale price of our common stock on The NASDAQ Capital Market on , 2015), less estimated underwriting discounts and commissions and estimated offering expenses.

You should read this information in conjunction with the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2015
	Actual	As Adjusted
Cash and cash equivalents	$12,580
Capital lease obligations – net of current position	—
Stockholders’ equity:
Series A Preferred Stock; $0.001 par value; 50,000 shares authorized; no shares issued and outstanding (actual) and no shares issued and outstanding (as adjusted)	—
Common stock; $0.001 par value; 20,000,000 shares authorized (actual); 9,799,534 shares outstanding (actual) and shares outstanding (as adjusted)	10
Additional paid-in capital	21,710
Treasury stock (534,000 shares at cost)	(792)
Accumulated deficit	(8772)
Total stockholders’ equity (deficit)	12,157
Total capitalization	$12,157	$—

This table excludes the following shares as of June 30, 2015:

•	376,275 shares of common stock issuable as of June 30, 2015 upon the exercise of outstanding options at a weighted-average exercise price of $3.20 per share;
•	534,000 shares of common stock issuable upon exercise of a purchase option at a current exercise price per share of $0.68;
•	1,194,300 shares of common stock reserved for future issuance under our 2014 stock plan;
•	90,000 shares of common stock issuable upon exercise of warrants issued to the representative of the underwriters in connection with our initial public offering, at an exercise price per share of $8.125; and
•	453,844 shares of restricted stock awards issued under our 2012 stock plan which are not vested.

DILUTION

If you invest in our stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

The net tangible book value of our common stock on June 30, 2015 was $7.4 million or $0.75 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of      million shares of common stock offered by this prospectus at an assumed public offering price of $     per share (the last reported sale price of our common stock on The NASDAQ Capital Market on            , 2015), and after deducting estimated underwriting discounts and commissions and estimated offering and expenses payable by us, our as adjusted net tangible book value will be $     million, or approximately $     per share. This represents an immediate increase in as adjusted net tangible book value of $    per share to existing stockholders and an immediate dilution in net tangible book value of $     per share to new investors. The following table illustrates the per share dilution:

Assumed public offering price per share		$
Net tangible book value per share as of June 30, 2015	$0.75
Increase in net tangible book value per share attributable to new investors
As adjusted net tangible book value per share after this offering
Dilution in net tangible book value per share to new investors		$

Each $1.00 increase (decrease) in the assumed public offering price of $     per share, the last reported sale price of our common stock on The NASDAQ Capital Market on            , 2015, would increase (decrease) our as adjusted net tangible book value after this offering by approximately $     million, or approximately $    per share, and the dilution per share to new investors by approximately $     per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares offered by us would increase our as adjusted net tangible book value after this offering by approximately $     million, or $     per share, and the dilution per share to new investors would be $     per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares offered by us would decrease our as adjusted net tangible book value after this offering by approximately $     million, or $     per share, and the dilution per share to new investors would be $     per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase up to      additional shares of common stock at the assumed public offering price of $     per share, the as adjusted net tangible book value after this offering would be $     per share, representing an increase in net tangible book value of $     per share to existing stockholders and immediate dilution in net tangible book value of $     per share to investors purchasing our common stock in this offering at the assumed public offering price.

This table excludes the following shares as of June 30, 2015:

•	376,275 shares of common stock issuable as of June 30, 2015 upon the exercise of outstanding options at a weighted-average exercise price of $3.20 per share;
•	534,000 shares of common stock issuable upon exercise of a purchase option at a current exercise price per share of $0.68;
•	1,194,300 shares of common stock reserved for future issuance under our 2014 stock plan;

•	90,000 shares of common stock issuable upon exercise of warrants issued to the representative of the underwriters in connection with our initial public offering, at an exercise price per share of $8.125; and
•	453,844 shares of restricted stock awards issued under our 2012 stock plan which are not vested.

The following table sets forth, on an as adjusted basis at June 30, 2015, the differences in the total consideration and average price per share paid by existing stockholders, and by new investors, before deducting estimated offering and expenses payable by us, using an assumed public offering price of $     per share, the last reported sale price of our common stock on The NASDAQ Capital Market on            , 2015.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders		%	$	%	$
New investors					$
Total		100.0%	$	100.0%

If the underwriters were to fully exercise their option to purchase      additional shares of our common stock from us, the percentage of shares of our common stock held by existing stockholders would be     % and the percentage of shares of our common stock held by new investors would be     %.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements reflect the following acquisitions (collectively the “Acquisitions” or the “Acquired Entities”):

•	The repurchase of six franchises, which consisted of four developed franchises and two franchises which were closed upon acquisition, from The Joint RRC Corp. for a purchase price of $900,000, which occurred on December 31, 2014.
•	The repurchase of nine franchises, which consisted of two developed franchises and seven undeveloped franchises, from The Joint San Gabriel Valley Group, Inc. for a purchase price of $300,000, which occurred on March 6, 2015.
•	The repurchase of five franchises, consisting of three developed franchises and two undeveloped franchises, from First Light Junction, Inc. for a purchase price of $751,375, which occurred on May 18, 2015.
•	The repurchase of six franchises, which consisted of two developed franchises and four undeveloped franchises, from WHB Franchise Inc. for a purchase price of $500,000, which occurred on June 3, 2015.
•	The repurchase of six franchises, which consisted of three developed franchises and three undeveloped franchises, from Clear Path Ventures, Inc. for a purchase price of $585,000, which occurred on June 5, 2015.

The Company made additional acquisitions during the periods presented, however, such acquisitions were excluded from the pro forma information set forth herein as they, either individually or in the aggregate, were deemed insignificant under Rule 3-05 of Regulation S-X.

The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the Acquisitions. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma combined condensed financial statements are based on historical results and do not include any adjustments to reflect expected future cost savings from consolidation and efficiencies or the effects of any other cost reduction actions, nor do these statements include any pro forma adjustments relating to costs of integration that the combined company may incur, as such adjustments would be forward-looking.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 illustrates the effect of the Acquisitions as if they had occurred on January 1, 2014, and was derived from the historical audited statement of operations of each of the Acquired Entities, combined with our historical audited statement of operations for the year ended December 31, 2014.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 illustrates the effect of the Acquisitions as if they had occurred on January 1, 2014, and was derived from the historical unaudited statements of operations of each of the Acquired Entities, combined with our historical unaudited statements of operations for the six months ended June 30, 2015.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisitions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

Intercompany transactions between us and the respective Acquisition Entities have been eliminated within the condensed combined statements of operations. The assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical audited financial statements and notes thereto of our Annual Report on Form 10-K, the historical unaudited financial statements and notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and the historical audited financial statements for the year ended

December 31, 2014 and notes thereto of The Joint San Gabriel Valley Group, Inc., First Light Junction, Inc., WHB Franchise, Inc. and Clear Path Ventures, Inc. included elsewhere in this prospectus.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if we had operated the Acquired Entities or if the Acquisitions had occurred as of the date or during the period presented, nor is it necessarily indicative of future operating results or financial position.

Certain reclassifications have been made from the Acquired Entities’ financial statements to conform with the presentation of our financial statements.

THE JOINT CORP.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2014

	Historical The Joint Corp.	Historical Acquired Entities	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Royalty fees	$3,194,286	$—	$(180,911	)(a)	3,013,375
Franchise fees	1,933,500	—	(116,000	)(b)	1,817,500
Revenues and management fees from company clinics	—	1,023,437	—		1,023,437
IT related income and software fees	840,825	—	(47,983	)(c)	792,842
Regional developer fees	478,500	—	—		478,500
Advertising fund revenue	459,493	—	(14,963	)(f)	444,530
Other income	210,058	—	—		210,058
Total revenues	7,116,662	1,023,437	(359,857)		7,780,242
Cost of revenues:
Franchise cost of revenues	2,081,382	—	—		2,081,382
IT cost of revenues	165,057	—	—		165,057
Total cost of revenues	2,246,439	—	—		2,246,439
Selling and marketing expenses	1,188,016	434,041	(184,549	)(a)(g)	1,437,508
Depreciation and amortization	210,123	483,933	35,026	(d)(e)(g)	729,082
General and administrative expenses	5,098,793	2,386,228	(189,402	)(c)(f)(g)(h)	7,295,619
Total selling, general and administrative expenses	6,496,932	3,304,202	(338,925)		9,462,209
Loss from operations	(1,626,709)	(2,280,765)	(20,932)		(3,928,406
Other expense	(64,075)	—	—		(64,075)
Loss before income taxes	(1,690,784)	(2,280,765)	(20,932)		(3,992,481
Income tax expense	(1,340,436)	—	—		(1,340,436)
Net loss	$(3,031,220)	$(2,280,765)	$(20,932)		$(5,332,917)
Loss per share:
Basic and diluted loss per share	$(0.56)				$(0.98)
Weighted average common shares outstanding	5,451,851				5,451,851

THE JOINT CORP.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2015

	Historical The Joint Corp.	Historical Acquired Entities	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Royalty fees	$2,113,704	$—	$(50,876	)(a)	2,062,828
Franchise fees	1,224,259	—	(29,000	)(b)	1,195,259
Revenues and management fees from company clinics	1,170,469	382,385	(907	)(g)	1,551,947
Advertising fund revenue	624,978	—	(7,839	)(f)	617,139
IT related income and software fees	401,189	—	(11,990	)(c)	389,199
Regional developer fees	268,250	—	—		268,250
Other income	131,796	—	—		131,796
Total revenues	5,934,645	382,385	(100,612)		6,216,418
Cost of revenues:
Franchise cost of revenues	1,251,158	—	—		1,251,158
IT cost of revenues	85,921	—	—		85,921
Total cost of revenues	1,337,079	—	—		1,337,079
Selling and marketing expenses	1,757,024	126,225	(48,829	)(a)(g)	1,834,420
Depreciation and amortization	401,098	98,527	10,491	(d)(e)(g)	510,116
General and administrative expenses	6,200,726	526,278	(57,712	)(c)(f)(g)	6,669,292
Total selling, general and administrative expenses	8,358,848	751,030	(96,050)		9,013,828
Loss from operations	(3,761,282)	(368,645)	(4,562)		(4,134,489)
Other income	1,689	22,724	—		24,413
Loss before income taxes	(3,759,593)	(345,921)	(4,562)		(4,110,076)
Income tax expense	—	—	—		—
Net loss	$(3,759,593)	$(345,921)	$(4,562)		$(4,110,076)
Loss per share:
Basic and diluted loss per share	$(0.39)				$(0.42)
Weighted average common shares outstanding	9,734,115				9,734,115

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 are based on our historical financial statements and the Acquired Entities, after giving effect to the Acquisitions, and after applying the assumptions, reclassifications and adjustments described in the these accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the historical financial statements of the Acquired Entities included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined Company’s results of operations or financial position that would have reported had the Acquisition been completed as of the dates presented, and should not be taken as a representation of the combined Company’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. As such, identifiable assets acquired and liabilities assumed are recognized at fair value as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net amounts of the identifiable assets acquired and the liabilities assumed.

The unaudited pro forma condensed combined financial statements do not reflect any adjustments for restructuring activities or expected operating efficiencies or cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve such restructuring activities, cost savings and operating synergies.

2. Estimate of Assets Acquired

The purchase price allocation for these acquisitions are preliminary and subject to further adjustment upon finalization of the opening balance sheet. The consideration paid for the Acquired Entities was allocated to assets acquired and liabilities assumed as follows:

Property and equipment	$978,904
Intangible assets	567,900
Goodwill	1,457,105
Unfavorable lease liability	(227,834)
Total consideration paid	$2,776,075

Intangible assets consist of reacquired franchise rights of $355,000 and customer relationships of $212,900 and will be amortized over their estimated useful lives of seven years, and two years, respectively. These preliminary estimates of fair value and useful lives could be different from the final acquisition accounting, and the difference could have a material impact on our consolidated financial statements. The combined effect of any such changes could also result in a significant increase or decrease to our estimate of associated amortization expense within the accompanying condensed combined statements of operations.

3. Description of Pro Forma Adjustments

a) Adjustment to eliminate royalty fees paid to us from the Acquired Entities that are intercompany in nature on a combined basis.

b) Adjustment to eliminate franchise fees recognized by us that are intercompany in nature on a combined basis.

c) Adjustment to eliminate software fees paid to us from the Acquired Entities that are intercompany in nature on a combined basis.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

3. Description of Pro Forma Adjustments  – (continued)

d) Adjustment to recognize the amortization of intangible assets of reacquired franchise rights and customer relationships arising from the Acquisitions, which are being amortized over useful lives of seven and two years, respectively.

e) Adjustment to eliminate the Acquired Entities’ amortization of franchise fees which are intercompany in nature on a combined basis.

f) Adjustment to eliminate advertising fund revenue paid to us from the Acquired Entities that are intercompany in nature on a combined basis.

g) Adjustment to eliminate activity associated with any franchised clinics that were included in the historical audited financial statements of the Acquired Entities which were not acquired.

h) Record amortization of unfavorable lease liabilities that were recognized in connection with acquisition.

No pro forma adjustments to income taxes were made as any income tax benefit generated would be fully reserved for, resulting in a net zero impact to income taxes.

SELECTED FINANCIAL DATA

The following table presents our selected historical consolidated financial data and certain other financial data. The historical consolidated balance sheet data as of December 31, 2014 and 2013, and the consolidated statement of operations and consolidated statement of cash flows data for the years ended December 31, 2014 and 2013, have been derived from our historical audited consolidated financial statements. The consolidated balance sheet data as of June 30, 2015 and 2014, and the consolidated statement of operations and consolidated statement of cash flows data for the six months ended June 30, 2015 and 2014 have been derived from our historical unaudited consolidated financial statements included elsewhere in this prospectus.

The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and is qualified by reference to the financial statements and notes thereto.

(in thousands except per share data)	Year Ended December 31,		Six Months Ended June 30,
	2014	2013	2015	2014
			(unaudited)
Consolidated Statement of Operations Data:
Franchise and regional developer fees	$2,412	$3,279	$1,493	$1,259
Royalties	3,194	1,531	2,114	1,362
Revenues and management fees from company clinics	—	—	1,170	—
Other income	1,511	1,148	1,158	624
Total revenues	7,117	5,958	5,935	3,245
Cost of revenues	2,246	2,006	1,337	1,085
Selling, general and administrative expense	6,498	3,512	8,359	2,540
Other (income) expense	64	32	(1)	4
Provision (benefit) for income taxes	1,340	252	—	(122)
Net income (loss)	$(3,031)	$156	$(3,760)	$(262)
Earnings per share:
Basic earnings per share	$(0.56)	$0.03	$(0.39)	$(0.05)
Diluted earnings per share	$(0.56)	$0.02	$(0.39)	$(0.05)
Non-GAAP adjusted EBITDA
Net income (loss)	$(3,031)	$156	$(3,760)	$(262)
Interest expense	—	—	4	—
Depreciation and amoritzation expense	210	71	401	89
Tax expense (benefit)	1,340	252	—	(122)
EBITDA	(1,481)	479	(3,355)	(295)
Stock compensation	102	—	289	28
Acquisition related expenses	—	—	279	—
Adjusted EBITDA(1)	$(1,379)	$479	$(2,787)	$(267)

(1)	Adjusted EBITDA consists of net income (loss), before interest, income taxes, depreciation and amortization, acquisition related and stock compensation expense. We have provided Adjusted EBITDA because it is a measure of financial performance commonly used for comparing companies in our industry. Adjusted EBITDA provides an alternative measure of cash flow from operations. You should not consider Adjusted EBITDA as a substitute for operating profit as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate Adjusted EBITDA differently from other companies.

We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other outpatient medical clinics, which may present similar non-GAAP financial measures to investors. In addition, you should be aware when evaluating Adjusted EBITDA that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of

Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.

Our management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. Some of these limitations are:

a.	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
b.	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
c.	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
d.	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You should review the reconciliation of net income (loss) to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business. The following table reconciles net income (loss) to Adjusted EBITDA for 2013, 2014 and for the six months ended June 30, 2015 and 2014:

(in thousands)	Year Ended December 31,		Six Months Ended June 30,
	2014	2013	2015	2014
			(unaudited)
Net income (loss)	(3,031)	156	(3,760)	(262)
Interest expense	—	—	4	—
Depreciation and amoritzation expense	210	71	401	89
Tax (expense) benefit	1,340	252	—	(122)
EBITDA	(1,481)	479	(3,355)	(295)
Stock compensation	102	—	289	28
Acquisition related expenses	—	—	279	—
Adjusted EBITDA	$(1,379)	$479	$(2,787)	$(267)

(in thousands)	December 31,		June 30,
	2014	2013	2015	2014
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,797	$3,517	$12,580	$3,261
Property and equipment	1,134	400	2,691	854
Deferred franchise costs	3,243	3,223	2,493	3,194
Other assets	3,385	2,628	6,272	2,817
Total assets	28,559	9,768	24,036	10,126
Deferred revenue	9,960	10,008	7,815	9,823
Other liabilities	2,971	981	4,064	1,758
Total liabilities	12,932	10,989	11,879	11,581
Stockholders' equity (deficit)	15,627	(1,221)	12,157	(1,455)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 17 and elsewhere in the prospectus.

Overview

The principal business of The Joint Corp., a Delaware corporation, is to develop, own, operate, support and manage chiropractic clinics through direct ownership, management arrangements, franchising and the sale of regional developer rights throughout the United States.

As used in this prospectus:

•	“we,” “us,” and “our” refer to The Joint Corp.
•	a “clinic” refers to a chiropractic clinic operating under our “Joint” brand, which may be (i) owned by a franchisee, (ii) owned by a professional corporation or limited liability company and managed by a franchisee; (iii) owned directly by us; or (iv) owned by a professional corporation or limited liability company and managed by us.
•	when we identify an “operator” of a clinic, a party that is “operating” a clinic, or a party by whom a clinic is “operated,” we are referring to the party that operates all aspects of the clinic in certain jurisdictions, and to the party that manages all aspects of the clinic other than the practice of chiropractic in certain other jurisdictions.

We seek to be the leading provider of chiropractic care in the markets we serve and to become the most recognized brand in our industry through the rapid and focused expansion of chiropractic clinics in key markets throughout North America and abroad.

Key Performance Measures.  We receive both weekly and monthly performance reports from our clinics which include key performance indicators including gross clinic revenues, total royalty income, and patient office visits. We believe these indicators provide us with useful data with which to measure our performance and to measure our franchisees’ and clinics’ performance.

Key Clinic Development Trends.  As of June 30, 2015, we or our franchisees operated 262 clinics. Of the 262 clinics in operation, 215 were originally awarded through our regional developer program. We repurchased 16 of the 215 clinics awarded through our regional developer program, which we now operate as company-owned or managed clinics. Our regional developer program is one in which we sold licenses to third parties to develop franchises in particular geographic areas. In addition, 47 of the 262 clinics in operation were awarded through direct sales. We repurchased seven of the 47 clinics awarded through direct sales, which we now operate as company-owned or managed clinics, bringing the total of corporate clinics to 23 as of June 30, 2015.

Our future growth strategy will increasingly focus on acquiring and developing clinics that are directly owned and operated, or managed by us, while continuing to grow through the sale of additional franchises.

We expect to repurchase or to develop between 38 and 42 franchises or clinics to be operated or managed as company-owned or managed clinics during the year ending December 31, 2015.

We expect to open between 45 and 55 new franchised clinics during the year ending December 31, 2015. We generally expect a franchised clinic to open within nine to 12 months from the date a franchise agreement is signed. This development timeline applies both to clinics franchised directly with us and for clinics franchised through a regional developer. In addition, our regional developers are required, under their respective regional developer agreements, to obtain franchises and open the minimum number of clinics prescribed in their regional developer agreement within a negotiated time period, which takes into account the number of clinics, as well as the size, geography and demographics pertaining to each relevant region. This negotiated time period may differ among regional developers.

We may encounter difficulty in finding suitable locations for our planned company-owned or managed clinics, and our franchisees may encounter difficulty in finding and funding suitable locations for their franchised clinics. In addition, we and our franchisees may not be able to secure the services of chiropractors who share our vision and philosophy regarding the practice of chiropractic and are therefore appropriate candidates to provide services at a Joint clinic. Our ability to take full advantage of advertising and public awareness initiatives will depend on the speed with which we can develop either company-owned or franchised clinics in clusters with sufficient density to justify the use of mass media and other strategic media.

Recent Developments

On December 31, 2014, we reacquired six franchised clinics, two of which we closed and retained the remaining four clinics as company-managed clinics.

During the three months ended June 30, 2015, we reacquired an aggregate of 11 clinics and one regional developer license. As of June 30, 2015 we had 23 company-owned or managed clinics. As part of our company-owned or managed clinic strategy, we may seek to reacquire additional franchises as circumstances permit. We are in the process of negotiating lease agreements for additional company-owned or managed clinics, which we expect to open in late 2015.

During the three months ended June 30, 2015, we terminated 20 franchise licenses that were in default of various performance obligations under their respective franchise agreements. In conjunction with these terminations, we recognized $580,000 of revenue in the quarter and $236,750 of costs which were previously deferred.

Effective November 1st, we will begin testing a new pricing structure for single visits, plans and packages in 12 dispersed markets. Test markets include: Memphis, Nashville, Phoenix, Dallas, L.A., Chicago, N.Y., Reno, Sacramento, San Francisco, Seattle and Washington D.C. The objective is to better reflect regional differences in discretionary income and cost of doing business, and to better incent frequency of visit and patient retention by encouraging membership sales.

Factors Affecting Our Performance

Our quarterly operating results may fluctuate significantly as a result of a variety of factors, including the timing of new clinic openings, markets in which they are contained and related expenses, general economic conditions, consumer confidence in the economy, consumer preferences, and competitive factors.

Significant Accounting Policies and Estimates

We adopted accounting policies for revenues and management fees for company clinics in conjunction with our acquisitions of company-owned or managed clinics during the six months ended June 30, 2015.

There were no additional changes in our significant accounting policies and estimates during the six months ended June 30, 2015 from those set forth in “Significant Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Revenues

Royalty Fees.  We collect royalties based upon the terms of our franchise disclosure document and our franchise agreements, currently equal to 7% of gross sales from open clinics.

Franchise Fees.  Our revenues from franchise fees are derived from the sale of franchises and are recognized when a franchised clinic is opened.

Regional Developer Fees.  During 2011, we established a regional developer program to engage independent contractors to assist in developing specified geographical regions. Under this program, regional developers pay a license fee of 25% of the then current franchise fee for each franchise they receive the right to develop within a specified geographical region. Each regional developer agreement establishes a minimum number of franchises that the regional developer must develop. Regional developers receive 50% of franchise fees collected upon the sale of franchises within their region, and a royalty of 3% of sales generated by franchised clinics in their region. Regional developer fees are non-refundable and are recognized as revenue when we have performed substantially all initial services required by the regional developer agreement, which generally is considered to be upon the opening of each franchised clinic.

IT Related Income and Software Fees.  We collect a monthly computer software fee of $275 per month for each open clinic for use of our proprietary chiropractic software, for related computer support and related internet service support. A combined software and supportive hardware package was made available to all clinics in April 2012. IT related revenue represents a flat fee paid by our franchisees to purchase computer equipment, operating software, pre-installed chiropractic system software, keycard scanner and credit card receipt printer and to have access to and support of our proprietary chiropractic software.

Advertising Fund Revenue.  We have established an advertising fund for national marketing and advertising of services offered by the clinics owned by the franchisees. As stipulated in our typical franchise agreement, a franchisee pays a monthly marketing fee of 2% of gross sales, which increased at our discretion to 2% in January 2015. We segregate the marketing funds collected and use the funds for specific purposes as outlined in our franchise disclosure document. As amounts are expended from the fund, we recognize advertising fund revenue and a related expense. Amounts collected in excess of marketing expenditures are included in restricted cash on our consolidated balance sheets.

Our franchise agreements typically require franchisees to spend between $1,800 – $2,500 monthly per clinic for local store marketing. We oversee this activity to monitor compliance. We may designate preferred vendors to support their efforts but franchisees are not required to use the preferred vendors.

Cost of Revenues

Cost of revenues is comprised of expenses associated with sales, opening and ongoing support in respect of our clinic operators and regional developers. Specifically, cost of revenues includes franchise sales commissions, regional developer royalties and commissions and payments to contracted sales professionals. These costs are recognized upon the opening and ongoing operations of the clinics. Also included in cost of revenues are the costs of computer hardware and software sold to each franchisee.

Selling, General and Administrative Costs

Selling, general and administrative costs include all corporate and administrative functions that support our company-owned or managed clinics and franchised clinics. In addition, selling, general and administrative costs include chiropractor salaries and other administrative support personnel at the company-owned or managed clinics. Components of the corporate and administrative costs include executive management, supervisory and staff salaries, bonuses and related taxes and employee benefits, marketing, travel, information systems, training, support center rent and related occupancy costs, and professional and consulting fees.

Results of Operations

Our operating results for fiscal years 2014 and 2013 and for the six months ended June 30, 2015 and June 30, 2014, expressed as a percentage of sales were as follows:

	Year Ended December 31,				Six Months June 30,
	2014	% of Revenues	2013	% of Revenues	2015	% of Revenues	2014	% of Revenues
	(in thousands audited)				(in thousands unaudited)
Franchise and regional developer fees	$2,412	33.9%	$3,279	55.0%	$1,493	25.2%	$1,259	38.8%
Royalties	3,194	44.9%	1,531	25.7%	2,114	35.6%	1,362	42.0%
Revenues and management fees from company clinics	—	0.0%	—	0.0%	1,170	19.7%	—	0.0%
Other income	1,511	21.2%	1,148	19.3%	1,158	19.5%	624	19.2%
Total revenues	7,117		5,958		5,935		3,245
Total cost of revenues	2,246	31.6%	2,006	33.7%	1,337	22.5%	1,085	33.4%
Selling, general and administrative expense	6,498	91.3%	3,512	58.9%	8,359	140.8%	2,540	78.3%
Income (loss) from operations	$(1,627)	-22.9%	$440	7.4%	$(3,761)	-63.4%	$(380)	-11.7%

Comparison of Six Months Ended June 30, 2015 to Six Months Ended June 30, 2014

The reasons for the significant changes in our components of total revenues are as follows:

•	Royalty fees have increased due to an increase in the number of clinics in operation during the current quarter along with continued growth of existing clinics. As of June 30, 2015 and 2014, there were 239 and 215 franchised clinics in operation, respectively.
•	Franchise fees are recognized when a clinic is opened. Franchise fees have increased due to the recognition of $580,000 in revenues from terminated franchise licenses, partially offset by lower franchise clinic openings in the period. For the six months ended June 30, 2015 and 2014, 23 and 41 new franchise clinics opened, respectively (of which one and five, respectively, were awarded clinics with no initial franchise fee).
•	Revenue and management fees from company clinics increased due to our recent acquisition of franchises and their subsequent operation as company-owned or managed clinics. No such company-owned or managed clinics were in operation during 2014.
•	Advertising fund revenue increased due to an increase in the monthly marketing fee from 1% to 2% in January 2015, as well as continued growth of existing clinics.
•	Regional developer fees increased largely due to revenue recognition on the termination of regional developer rights of $159,500 offset by a decrease due to a lower number of clinics opened in regional developer territories.
•	IT related income and software fee and revenue and other revenues increased in the aggregate due to an increase in our clinic base as described above.

The reasons for the significant changes in total cost of revenues are as follows:

For the six months ended June 30, 2015, as compared with the same period last year, the total cost of revenues increased by $252,342 due primarily to $236,750 in regional developer commissions on franchise license terminations in the period, and an increase in regional developer royalties due to corresponding increased royalty revenue earned in regional developer territories.

The reasons for the significant changes in our components of selling, general and administrative expenses are as follows:

•	Selling and marketing expenses increased for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014, due to increased advertising fund expense as we continue to roll out our national marketing campaign.
•	Depreciation and amortization expenses increased for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014, primarily due to fixed assets additions of $1,832,074 and intangible asset additions of $1,660,250 relating to our acquisitions of franchises and regional developer rights.
•	General and administrative expenses increased during the six months ended June 30, 2015 due to an increase of approximately $2,297,000 of employment expense which includes salaries and wages, stock based compensation, executive relocation costs, health insurance expense and payroll taxes. This is primarily due to an increase in support staff at the corporate level to support our strategy of operating and managing company clinics; an increase of approximately $1,200,000 in professional fees, primarily related to franchising and acquisition related services, public company costs, and staff placement fees; and an increase of approximately $344,000 in occupancy costs, primarily due to acquisition of company clinics.

Comparison of Year Ended December 31, 2014 to Year Ended December 31, 2013

The reasons for the significant changes in our components of total revenues are as follows:

•	Royalty fees have increased due to an opening of 73 new clinics during the year ended December 31, 2014, representing an increase of 41% over the total number of open clinics as of December 31, 2013. In addition, the combined increased clinic base generated significantly more sales upon which the royalty fee is calculated as clinics continue to mature.
•	Franchise fees are recognized when a clinic is opened. Franchise fees and regional developer fees have decreased due to a smaller number of clinic openings during the year ended December 31, 2014 as compared to the year ended December 31, 2013. For the year ended December 31, 2014 and December 31, 2013, 73 and 93 new clinics opened respectively.
•	IT related income and software fees, advertising fund revenue and other income increased due to an increase in our clinic base as described above
•	With the acquisition of clinics in early 2015, we will be recognizing management fees and service fees from these company-owned clinics.

The reasons for the significant changes in total cost of revenues are as follows:

The cost of revenues was 32% and 34%, respectively, as a percentage of total revenues. The total cost of revenues increased by $240,243 due primarily to an increase in regional developer royalties of $612,465, which is 121% higher than in the year ended December 31, 2013. This increase in cost of revenues was due primarily to an increase in the number of open clinics subject to regional developer royalties during the year ended December 31, 2014 as compared to the year ended December 31, 2013. This increased cost of revenues was partially offset by a decrease in regional developer commissions of $275,000 due to fewer clinic openings subject to regional developer commissions during the year ended December 31, 2014 as compared to the year ended December 31, 2013.

The reasons for the significant changes in our components of selling, general and administrative expenses are as follows:

•	Selling and marketing expenses increased due to travel expenses related to attending sales conventions, and costs associated with our initial public offering and hiring of additional sales and marketing personnel. This was partially offset by a decrease in direct selling expenses which is due to the development of a more focused marketing strategy launched in late 2014.
•	Depreciation and amortization expenses increased due to the effects of fixed assets additions in 2014 for relocation and expansion of our corporate office, related tenant improvement expenses, software enhancements and website development expenses.
•	General and administrative expenses increased primarily due to an increase of approximately $1,672,000 of employment expense which includes salaries and wages, stock based compensation, executive relocation costs, health insurance expense and payroll taxes. This is due to increased infrastructure to support our growth and emergence as a public company, as well as the addition of new members of our senior management team, including Chief Marketing Officer, Chief Financial Officer, President and Chief Operating Officer and Chief Executive Officer; an increase of approximately $617,000 in professional fees, primarily related to additional accounting and legal fees associated with our becoming a public company and franchise-related legal services; and an increase of approximately $149,000 in other operating expenses.

Liquidity and Capital Resources

Since 2012, we have financed our business primarily through existing cash on hand and cash flows from operations until 2014 when we completed an initial public offering.

On November 14, 2014, we closed on our IPO of 3,000,000 shares of common stock at a price to the public of $6.50 per share. As a result of the IPO, we received aggregate net proceeds of approximately $17,065,000. On November 18, 2014, our underwriters exercised their option to purchase 450,000 additional shares of common stock to cover over-allotments, pursuant to which we received aggregate net proceeds of approximately $2,710,000.

We are using a significant amount of the net proceeds from our IPO for the development of company-owned and company-operated or managed clinics. We accomplish this by developing new clinics, by repurchasing existing franchises or by acquiring existing chiropractic practices. In addition, we are using proceeds from our IPO to repurchase existing regional developer licenses. Other than to pursue this growth strategy, we have not allocated a specific amount of our net proceeds from our IPO to any particular purpose. The net proceeds we actually expend for the development of company-owned and company-operated clinics and the acquisition of franchises or regional developer licenses may vary significantly depending on a number of factors, including the timing of our identification and leasing of suitable sites for company-owned and company-managed clinics and, in respect of the acquisition of franchises or regional developer licenses, our ability to enter into a binding acquisition agreement on favorable terms and the negotiated purchase price. In addition, the net proceeds we actually expend for general corporate purposes may vary significantly depending on a number of factors, including future revenue growth and our cash flows. Pending use of the net proceeds from our IPO, we are holding the net proceeds in cash or investments in short-term, investment-grade securities.

Cash Flows

Cash Flow for Six Months Ended June 30, 2015

Cash decreased $8,216,792 to $12,579,991 at June 30, 2015, as compared to $20,796,783 at December 31, 2014, and cash decreased $256,084 to $3,260,666 at June 30, 2014 compared to $3,516,750 at December 31, 2013, which results from the following:

	Six Months Ended June 30,
	2015	2014
	(unaudited)
Net loss	$(3,759,593)	$(261,646)
Adjustments to reconcile net loss to net cash	180,692	20,219
Changes in operating assets and liabilties	1,035,333	515,245
Net cash (used in) provided by operating activities	(2,543,568)	273,818
Net cash used in investing activities	(5,648,224)	(529,902)
Net cash used in financing activities	(25,000)	—
Net decrease in cash	$(8,216,792)	$(256,084)

Net cash (used in) provided by operating activities decreased by $2,817,386 to $(2,543,568) for the six months ended June 30, 2015, compared to $273,818 for the six months ended June 30, 2014. The cash used in operating activities was attributable primarily to increased expenses caused by the addition of senior level and support staff and changes in net working capital and other adjustments.

Net cash used in investing activities was $5,648,224 and $529,902 during the six months ended June 30, 2015 and 2014, respectively. For the six months ended June 30, 2015 this includes acquisitions of franchises of $4,242,975, reacquisition and termination of regional developer rights of $945,000, purchases of fixed assets of $485,308, proceeds received on sale of property and equipment of $11,500, and payments received on notes receivable of $13,559. For the six months ended June 30, 2014 this includes investments in property and equipment of $542,673 and payments received on notes receivable of $12,771.

Net cash used in financing activities was $25,000 for the six months ended June 30, 2015. This represents repayments on notes payable. There were no cash flows from financing activities for the six months ended June 30, 2014.

Cash Flow for Fiscal Year 2014 compared to Fiscal Year 2013

Cash increased $17,280,033 to $20,796,783 at December 31, 2014, as compared to $3,516,750 at December 31, 2013, which results from the following:

	Year Ended December 31,
	2014	2013
Net (loss) income	$(3,031,220)	$155,635
Adjustments to reconcile net (loss) income to net cash	2,182,962	(487,126)
Changes in operating assets and liabilties	410,813	753,708
Net cash (used in) provided by operating activities	(437,445)	422,217
Net cash used in investing activities	(2,060,126)	(231,059)
Net cash provided by (used in) financing activities	19,777,604	(240,000)
Net (decrease) increase in cash	$17,280,033	$(48,842)

Net cash (used in) provided by operating activities decreased by $859,662 or 204%, to ($437,445) for the year ended December 31, 2014, compared to $422,217 for the year ended December 31, 2013. The decrease in cash provided by operating activities was attributable primarily to increased expenses caused by the addition of senior level and support staff and changes in net working capital and other adjustments.

Net cash used in investing activities was $2,060,126 and $231,059 during the years ended December 31, 2014, and 2013, respectively. For the year ended December 31, 2014, this includes the payment of $900,000 for the acquisition of six franchised clinics and advances of $507,500 for reacquisition and termination of regional developer rights which closed on January 1, 2015, investments in property and equipment of $659,305 primarily related to leasehold improvements and furniture for our corporate office space, proceeds of $2,500 received from the sale of property and equipment and payments received on notes receivable of $4,179. For the year ended December 31, 2013, this includes investments in property and equipment of $241,412 and payments received on notes receivable of $10,353.

Net cash provided by (used in) financing activities was $19,777,604 and $(240,000) during the years ended December 31, 2014 and 2013, respectively. For the year ended December 31, 2014, this includes proceeds of $22,425,000 from issuance of common stock in our initial public offering and $2,647,396 of offering costs paid. For the year ended December 31, 2013, this includes $240,000 for the purchase of treasury stock.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard becomes effective for us on January 1, 2018. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern: Disclosures about an Entity’s Ability to Continue as a Going Concern.” The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The new guidance is effective for annual periods ending after December 15, 2016, and interim periods thereafter. We are currently evaluating the impact of the adoption of ASU No. 2014-15 on our consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”). The amendments in ASU 2015-02 change the analysis that reporting entity must perform to determine whether it should consolidate certain types of legal entities. The amendments in ASU 2015-02 are effective for public business entities for fiscal years beginning after December 15, 2015. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. A reporting entity may apply the amendments in ASU 2015-02 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. A reporting entity also may apply the amendments retrospectively. ASU 2015-02 is not expected to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. The update is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. ASU 2015-03 is not expected to have a material impact on our consolidated financial statements.

In April 2015, FASB issued ASU No. 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The guidance provides clarification on whether a cloud computing arrangement includes a software license. If a software license is included, the customer should account for the license consistent with its accounting of other software licenses. If a software license is not included, the arrangement should be accounted for as a service contract. The update is effective for reporting periods beginning after December 15, 2015. We are currently evaluating the impact of the adoption of ASU No. 2015-05 on our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.” The update requires than an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, including the cumulative effect of the change in provisional amount as if the accounting had been completed at the acquisition date. The adjustments related to previous reporting periods since the acquisition date must be disclosed by income statement line item either on the face of the income statement or in the notes. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. We are currently evaluating the impact of the adoption of ASU No. 2015-16 on our consolidated financial statements.

Potential Fluctuations in Quarterly Results

Our quarterly operating results may fluctuate significantly as a result of a variety of factors, including the timing of new clinic openings, markets in which they are contained and related expenses, general economic conditions, consumer confidence in the economy, consumer preferences, and competitive factors.

Critical Accounting Policies and Estimates

Nature of Operations

We were formed on March 10, 2010. Our principal business purposes are owning, operating, managing and franchising chiropractic clinics, selling regional developer rights and supporting the operations of owned, managed and franchised chiropractic clinics at locations throughout the United States of America. The franchising of chiropractic clinics is regulated by the Federal Trade Commission and various state authorities.

The following table summarizes the number of clinics in operation under franchise agreements or that are company-owned or managed for the six months ended June 30, 2015 and 2014:

	Six Months Ended June 30,
	2015	2014
Franchised clinics:
Clinics open at beginning of period	242	175
Opened during the period	23	41
Acquired during the period	(21)	—
Closed during the period	(5)	(1)
Clinics in operation at the end of the period	239	215

	Six Months Ended June 30,
	2015	2014
Corporate owned or managed clinics:
Clinics open at beginning of period	4	—
Acquired during the period	21	—
Closed during the period	(2)	—
Clinics in operation at the end of the period	23	—
Total clinics in operation at the end of the period	262	215
Clinics licenses sold but not yet developed	182	250

Deferred Franchise Costs

Deferred franchise costs represent commissions that are paid in conjunction with the sale of a franchise and are expensed when the respective revenue is recognized, which is generally upon the opening of a clinic.

Revenue Recognition

We generate revenue through initial franchise fees, regional developer fees, royalties, advertising fund revenue, IT related income, and computer software fees, and from our company-owned and managed clinics.

Franchise Fees.  We require the entire non-refundable initial franchise fee to be paid upon execution of a franchise agreement, which has an initial term of ten years. Initial franchise fees are recognized as revenue when we have substantially completed our initial services under the franchise agreement, which typically occurs upon opening of the clinic. Our services under the franchise agreement include: training of franchisee and staff, site selection, construction/vendor management and ongoing operations support. We provide no financing to franchisees and offer no guarantees on their behalf.

During the six months ended June 30, 2015, we terminated 20 franchise licenses that were in default of various obligations under their respective franchise agreements. In conjunction with these terminations, we recognized $580,000 of revenue in the quarter, and $236,750 of costs which were previously deferred.

Regional Developer Fees.  During 2011, we established a regional developer program to engage independent contractors to assist in developing specified geographical regions. Under this program, regional developers pay a license fee of 25% of the then current franchise fee for each franchise they receive the right to develop within the region. Each regional developer agreement establishes a minimum number of franchises that the regional developer must develop. Regional developers receive 50% of franchise fees collected upon the sale of franchises within their region and a royalty of 3% of sales generated by franchised clinics in their region. Regional developer fees are non-refundable and are recognized as revenue when we have performed substantially all initial services required by the regional developer agreement, which generally is considered to be upon the opening of each franchised clinic. Upon the execution of a regional developer agreement, we estimate the number of franchised clinics to be opened, which is typically consistent with the contracted minimum. When we anticipate that the number of franchised clinics to be opened will exceed the contracted minimum, the license fee on a per-clinic basis is determined by dividing the total fee collected from the regional developer by the number of clinics expected to be opened within the region. Certain regional developer agreements provide that no additional fee is required for franchises developed by the regional developer above the contracted minimum, while other regional developer agreements require a supplemental payment. We reassess the number of clinics expected to be opened as the regional developer performs under its regional developer agreement. When a material change to the original estimate becomes apparent, the fee per clinic is revised on a prospective basis, and the unrecognized fees are allocated among, and recognized as revenue upon the opening of, the expected remaining unopened franchised clinics within the region. The franchisor’s services under regional developer agreements include site selection, grand opening support for the clinics, sales support for identification of qualified franchisees, general operational support and marketing support to advertise for ownership opportunities. Several of the regional developer agreements grant us the option to repurchase the regional developer’s license.

Revenues and Management Fees from Company Clinics.  We earn revenues from clinics that we own and operate or manage throughout the United States. In those states where we own and operate the clinic, revenues are recognized when services are performed. We offer a variety of membership and wellness packages which feature discounted pricing as compared with our single-visit pricing. Amounts collected up front for membership and wellness packages are recorded as deferred revenue and recognized when the service is performed. In other states where state law requires the chiropractic practice to be owned by a licensed chiropractor, we enter into a management agreement with the doctor’s PC. Under the management agreement, we provide administrative and business management services to the doctor’s PC in return for a monthly management fee. When the collectability of the full management fee is uncertain, we recognize management fee revenue only to the extent of fees expected to be collected from the PCs.

Royalties.  We collect royalties, as stipulated in the franchise agreement, equal to 7% of gross sales, and a marketing and advertising fee currently of 2% of gross sales. Certain franchisees with franchise agreements acquired during the formation of the Company pay a monthly flat fee. Royalties are recognized as revenue when earned. Royalties are collected bi-monthly two working days after each sales period has ended.

IT Related Income and Software Fees.   We collect a monthly computer software fee for use of our proprietary chiropractic software, computer support, and internet services support. These fees are recognized on a monthly basis as services are provided. IT related revenue represents a flat fee to purchase a clinic’s computer equipment, operating software, preinstalled chiropractic system software, key card scanner (patient identification card), credit card scanner and credit card receipt printer. These fees are recognized as revenue upon receipt of equipment by the franchisee.

Income Taxes

We account for income taxes in accordance with the ASC 740 that requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to depreciation of property and equipment and treatment of revenue for franchise fees and regional developer fees collected. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

We account for uncertainty in income taxes by recognizing the tax benefit or expense from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits and expenses recognized in the condensed consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

At June 30, 2015 and December 31, 2014, we maintained a liability for income taxes for uncertain tax positions of approximately $125,000 and $122,000, respectively, of which $33,000 and $30,000, respectively, represent penalties and interest and are recorded in the “other liabilities” section of our condensed consolidated balance sheets. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. Our tax returns for tax years subject to examination by tax authorities include 2012 through the current period for state and federal reporting purposes.

Stock-Based Compensation

We account for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determine the estimated grant-date fair value of restricted shares using quoted market prices and the grant-date fair value of stock options using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding the components of the model, including the estimated fair value of underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Prior to the IPO the grant date fair value was determined by the Board of Directors. Changes to the assumptions could cause significant adjustments to the valuation. We recognize compensation costs ratably over the period of service using the straight-line method.

BUSINESS

Our Company

We are a rapidly growing franchisor and operator of chiropractic clinics that uses a private pay, non-insurance, cash-based model. We seek to be the leading provider of chiropractic care in the markets we serve and to become the most recognized brand in our industry through the rapid and focused expansion of chiropractic clinics in key markets throughout North America. Our mission is to improve the quality of life through routine chiropractic care. We strive to accomplish this by making quality care readily available and affordable. We have created a growing network of modern, consumer-friendly chiropractic clinics operated by franchisees and by us that employ only licensed chiropractors. We believe we have priced our services below most competitors’ pricing for similar services and at or below most insurance co-payment levels (i.e., at or below the patient co-payment required for an insurance-covered service).

Since acquiring the predecessor to our company in March 2010, we have grown our enterprise from eight clinics to 262 clinics in operation as of June 30, 2015. In the year ended December 31, 2014, our franchised clinics registered 2,168,124 patient visits and generated revenues of $46,231,887. During the six months ended June 30, 2015, our franchised clinics along with our company-owned or managed clinics registered 1,485,901 patient visits and generated revenues of $32,025,622. We collect a royalty of 7.0% of revenues from directly franchised clinics. We remit a 3.0% royalty to our regional developers on the gross revenues of franchises opened under regional developer licenses. We also collect a national marketing fee of 2.0% of gross revenues of all franchised clinics. We receive a franchise sales fee of $39,900 for franchises we sell directly and a franchise fee of $19,500 for franchises sold through our network of regional developers.

As of June 30, 2015, 239 of our clinics were operated by franchisees and 23 clinics were operated as company-owned or managed units. Our future growth strategy will increasingly focus on operating clinics owned or managed by us, while continuing to strategically grow through the sale of additional franchises. We began to implement our growth strategy on December 31, 2014, when we reacquired six franchises from a franchisee.

On November 14, 2014, we completed our initial public offering of 3,000,000 shares of common stock at an initial price to the public of $6.50 per share, and we received aggregate net proceeds of approximately $17,065,000. Our underwriters exercised their option to purchase 450,000 additional shares of common stock to cover over-allotments on November 18, 2014, pursuant to which we received aggregate net proceeds of approximately $2,710,000. Also, in conjunction with the IPO, we issued warrants to the underwriters for the purchase of 90,000 shares of common stock, which can be exercised between November 10, 2015 and November 10, 2018 at an exercise price of $8.125 per share.

For the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013, we had net income (loss) of ($3,759,593), ($3,031,220) and $155,635, respectively.

Over the past three calendar years, our franchisees have achieved sustained increases in average monthly revenues and patient visits per clinic, which we believe demonstrates our ability to continue to increase revenues and to grow our brand equity. Through the six months ended June 30, 2015, we acquired 23 clinics from existing franchises. Prior to December 31, 2014, all clinics were owned or managed by franchisees.

For the comparable group of 14 clinics that opened in 2011, sales throughout our system increased from $650,170 in 2011 to $2,823,895 in 2012, $4,223,254 in 2013 and $5,785,090 in 2014, and patient visits increased from 34,056 in 2011 to 142,045 in 2012, 197,452 in 2013 and 255,933 in 2014.

Note: Patient visits include repeat visits and do not indicate total number of patients.

For the comparable group of 53 clinics that opened in 2012, sales throughout our system increased from $2,140,814 in 2012 to $9,591,917 in 2013 and $14,424,269 in 2014, and patient visits increased from 116,752 in 2012 to 468,467 in 2013 and 644,606 in 2014.

Note: Patient visits include repeat visits and do not indicate total number of patients.

For the comparable group of 98 clinics that opened in 2013 sales throughout our system increased from $5,033,800 in 2013 to $17,890,451 in 2014, and patient visits increased from 270,611 in 2013 to 858,230 in 2014.

Note: Patient visits include repeat visits and do not indicate total number of patients.

As part of our branding strategy, we deliver convenient, appointment-free chiropractic adjustments in an inviting, consumer-oriented environment at prices that are approximately 67% lower than the average industry cost, according to 2014 industry data from Chiropractic Economics, for comparable procedures offered by traditional chiropractors. In support of our mission to offer affordable and convenient care and value for our patients, our clinics offer a variety of customizable membership and wellness treatment plans which offer additional value pricing even as compared with our single-visit pricing schedules. These flexible plans are designed to attract patients and encourage repeat visits and routine usage.

As of June 30, 2015, we had 262 franchised or company-owned or managed clinics in operation in 27 states. The map below shows the states in which we or our franchisees operate clinics and the number of clinics open in each state as of June 30, 2015.

Our locations have been selected to be visible, accessible and convenient. We offer a welcoming, consumer-friendly experience that attempts to redefine the chiropractic doctor/patient relationship. Our clinics are open longer hours than many of our competitors and our patients do not need appointments. We operate a “cash” business. We do not accept insurance and do not provide Medicare covered services. We believe that our approach, especially our commitment to affordable pricing and our ready service delivery model, will attract existing consumers of chiropractic services and will also appeal to the growing market of consumers who seek alternative or non-invasive wellness care, but have not yet tried chiropractic.

Patients

We appeal to a broad demographic group. Our patients come from a cross section of 20 different demographic categories with significant variation in age, income, employment and lifestyle. Our top five demographic/psychographic categories (using Pitney Bowes’ “Personix” profiles) are as follows:

Personix Profile	Median Age	Income Range	Occupation
Collegiate Crowd	21	$20 – 30K	Student/Manager/Clerical
Career Building	26	$120K+	Professional/Technical
Getting Established	35	$60 – 75K	Professional/Technical
Carving Out Time	41	$60 – 75K	Professional/Technical
Career-Centered	54	$75 – 120K	Professional/Managerial

Services

Our clinics offer a variety of membership and wellness packages. As an added advantage, patients who purchase memberships may receive adjustments at any Joint clinic throughout our system at no additional cost.

Our clinics measure, on average, approximately 1,000 – 1,200 square feet and contain a reception area and treatment space generally equipped with three treatment tables. A typical clinic is staffed by one receptionist/wellness coordinator and one or two chiropractic doctors.

Our patients arrive at our clinics without appointments at times convenient to their schedules. Once a patient has joined our system and is returning for treatment, they simply swipe their membership card at a card reader at the reception desk to announce their arrival. Typically, within three to five minutes (the average throughout our system), the patient is escorted to our open adjustment area, where they are required to remove only their outerwear to receive their adjustment. The adjustment process, administered by a licensed chiropractor, takes approximately 15 – 20 minutes on average for a new patient and 5 – 7 minutes on average for a returning patient. Each patient’s records are digitally updated for ready retrieval in our proprietary data storage system by our chiropractors in compliance with all applicable medical records security and privacy regulations.

Our consumer-focused service model targets the non-acute treatment market, which we believe to be the largest segment of the $11 billion chiropractic services market. As our model does not focus on the treatment of severe, acute injury, we do not provide expensive and invasive diagnostic tools such as MRIs and X-rays but instead refer those with acute symptoms to alternate healthcare providers, including traditional chiropractors.

Franchisees

As of June 30, 2015, 239 of our 262 clinics were operated by franchisees. We employ qualification criteria in the selection of franchisees including background checks and validating financial resources, work history and experience. In addition, we make a determination as to the compatibility of franchisee candidates with our approach to chiropractic patient care, based on personal interviews. Once qualified, we require proposed franchisees to attend a three-day training program, and we provide additional field support in advance of a franchised clinic’s opening. We further provide ongoing training though our web portal, quarterly franchisee reviews and scheduled field visits by our operations support personnel. We work hard to ensure that each of our franchise locations meets the same quality and patient service standards in order to preserve the consistency and reliability of our brand and earn the trust of our patients.

We are committed to providing the tools that our franchisees need to succeed before, during and after a clinic opening, including guidance with site selection and development, training, operations and marketing support. As of June 30, 2015, a majority of our franchisees owned one clinic, while approximately 44% of franchisees owned multiple clinics. We believe this diversified franchisee base demonstrates not only the appeal and the viability of our concept across numerous types of owners and operators, but also limits concentration risk by providing a distributed base of owners with capacity to grow with our brand. We identify potential franchisees through a variety of methods, including our website, digital search, advertising in chiropractic journals, the use of franchise brokers, referrals from existing franchisees as well as interest from our growing patient base.

While a number of our franchisees are chiropractors, the majority of our franchisees are independent business people. In states that regulate the corporate practice of chiropractic services, our non-chiropractor owned franchisees enter into a management agreement with a professional service organization that is typically a chiropractor-owned professional corporation. Under such management agreements, all aspects of professional chiropractic practice are under the exclusive control of the licensed chiropractor, while all non-chiropractic aspects of the operation of the clinic are managed by the franchisee as manager. Where such arrangements are in place, the chiropractors are employed by the chiropractor-owned and administered, professional corporation and not by the franchisee.

Franchise Disclosure.  The United States Federal Trade Commission and many states require a franchisor to provide a franchise disclosure document or “FDD” to all prospective franchisees. In addition, many states require a franchisor to register with a state franchise administrator before offering or selling a franchise in that state. We believe we have complied with all federal regulations regarding disclosure and with all state franchise registration requirements in the states in which we have sold, offered or are offering to sell franchises. Our FDD contains detailed information about our company’s organization and history and explains to prospective franchisees what their rights and responsibilities would be if they became our franchisee. The FDD also includes our financial statements, a copy of our standard franchise agreement and various other documents and agreements that are relevant to a prospective franchisee’s decision to purchase a franchise.

Regional Developers.  We have 18 regional developer licenses with nine regional developers in which we granted to regional developers the right to solicit potential franchisees in a defined territory. The fee for a regional developer license varies from territory to territory and generally depends on the number of franchises anticipated to be awarded within that territory. We reserve the right to approve franchisees and clinic sites identified by our regional developers. We receive 50.0% of our standard franchise fee for franchises awarded under regional developer licenses, and we remit a 3.0% royalty to our regional developers on the gross revenues of franchises opened under regional developer licenses.

Regional developers are typically seasoned entrepreneurs with significant investment capital. Due in part to their prior business experience, regional developers typically have developed networks of potential franchise buyers.

Our regional developer licenses grant an exclusive territory to our regional developers and require them to sell a minimum number of franchises within their defined territory and to cause the sold franchises to be opened within a specified time period. Regional developers are obligated also to provide training and support to franchisees. Regional developer licenses typically have a ten year term and are renewable upon payment of a renewal fee. We may terminate regional developer licenses if the regional developer fails to meet its material obligations under the license.

In some, but not all, of our regional developer licenses, we have negotiated repurchase rights wherein we have the option, commencing three years from the effective date of the license, to repurchase the regional developer license pursuant to a negotiated formula.

Franchise Agreements.  For each franchised clinic, we enter into a franchise agreement stipulating a standard set of terms and conditions. The initial term of a franchise agreement generally is 10 years, with one 10-year renewal option. The standard initial franchise fee for our clinics is $39,900. This initial fee is paid in full at the time the franchise agreement is signed. A franchise fee allows an owner to open a single clinic at a specific location. Our franchise agreements do not, however, typically create an exclusive territory for our franchisees outside of their specific location. Franchisees that renew their franchises after the initial term must pay us a renewal fee equal to 25.0% of our then-current initial franchise fee.

Under our standard franchise agreements, franchisees are also required to pay an ongoing royalty fee of 7.0% of gross revenues in order to use our registered trademarks and to benefit from corporate franchise support. Our franchisees currently contribute 2.0% of gross revenues to a regional and national advertising fund.

Our franchise agreements set forth certain material duties and responsibilities of franchisees, including, but not limited to, the timetable for pre-opening actions such as permitting, the timetable for opening, initial and follow up training responsibilities, advertising standards and spends, restrictions on the use of our trademarks and services marks both during and after the term of the franchise, confidentiality and non-competition provisions, restrictions on transfer of the franchise, and dispute resolution provisions. Our franchise agreements also set forth our material duties and responsibilities, including but not limited to, our right to approve the site selected for each franchise, our right to set and make changes to the operating standards applicable to franchisees, such as plans and specifications for the franchised clinic, choice of equipment, signs, furnishings, software and computer systems, advertising materials, types of products and services offered, operating procedures (with the exception of the practice of chiropractic medicine), conditions and appearance of the franchised clinic, approved vendors and suppliers and insurance requirements. We also retain the right to approve all advertising by a franchisee. Our right to define and/or enforce certain of these standards may be limited by state laws which restrict our ability to control the activities of a licensed chiropractor.

If a franchisee fails to comply with the material provisions of our franchise agreement or our operating policies, or if a franchisee violates other specific provisions of our franchise agreement, including, but not limited to, operating in an unsafe manner, failure to comply with applicable laws, failure to submit financial reports, attempting to transfer the franchise, conviction of a crime, or materially degrading our brand or goodwill, we have the right, after specified notice and in certain cases, specified cure periods, to terminate the franchise and require the franchisee to cease using our brand and our operating systems. Upon termination of a franchise, we are entitled to receive, in addition to any damages to which we are entitled, a termination fee equal to one-half of our then-current franchise fee. We also have the right, but not the obligation, to purchase the assets of the franchise at fair market value. Upon termination of a franchise, the former franchisee will be bound by the confidentiality and non-competition provisions of the franchise agreement. We also have the right to terminate our franchise agreements for a number of additional reasons, including insolvency or bankruptcy, failure to operate franchised clinics according to our standards, understatement of sales, failure to properly insure, failure to pay fees, or material misrepresentations on an application for a franchise.

From time to time, we may enter into amendments to our standard franchise agreements as part of various limited incentive programs targeted to improve clinic growth, accelerate development in certain markets or assist underperforming clinics. These amendments may include lower royalty fees for a limited period.

If a franchisee is not a licensed chiropractor, we provide the franchisee with a standard form of management agreement that, depending on the laws of the state in which the franchisee is located, the franchisee may be required to enter into with a licensed chiropractic professional corporation or professional limited liability company. In such circumstances, the franchisee will provide management and administrative services in support of the professional corporation or limited liability company that will operate the clinic. Under this arrangement, the franchisee is prohibited from providing, supervising, directing or controlling the manner in which the licensed chiropractors who are employed by the professional corporation or limited liability company provide chiropractic services to their patients.

Franchisee Support.  From the time the initial franchise agreement is executed, we offer assistance and training in order to ensure that our franchisees begin their Joint franchise ownership in a manner that we believe will foster success.

Site Selection.  While franchisees are ultimately responsible for finding their own sites, we offer various levels of guidance and support during this process and specifically reserve the right to approve all sites. Standard specifications involve such factors as: (i) general location/neighborhood; (ii) traffic patterns; (iii) parking; (iv) size; (v) proximity to competing businesses (vi) co-tenants, (vii) traffic counts and patterns; and (vii) other qualitative demographic criteria. Once a franchisee completes a site submission package, which typically occurs at least 150 days prior to the execution of a lease, our real estate personnel will assess the prospective site and, if deemed appropriate, provide written approval to start negotiations for a lease of the site. Throughout this negotiation process, members of our real estate team support the franchisee.

Design and Construction.  Once a site is approved, our construction management personnel provide the franchisee with general construction and timeline guidance and a prototypical set of design plans to ensure that the franchised location fits our standards and specifications. Once a lease is signed, we may also help our franchisees in: (i) identifying and selecting qualified contractors; (ii) submitting plans for necessary permits; (iii) reviewing bids; and (iv) if engaged, helping to negotiate prices for design and construction. During the actual construction phase, our construction management personnel also will help the franchisee in ensuring that final punch list instructions are completed.

Training.  We have a mandatory training program for new franchisees and their managers, crafted to provide the technical and managerial skills necessary to prepare them for their duties. Our training program consists of 24 hours of classroom training and 16 hours of on-the-job training, covering areas including (i) our operating manual; (ii) computer software; (iii) accounting; (iv) vendor relations; (v) construction specifications; (vi) staffing; (vii) new patients; (viii) an overview of adjusting techniques for non-chiropractors; (ix) communications; (x) patient education; and (xi) marketing and advertising. We equip and support our franchisees with the necessary tools to represent the brand and empower each franchisee to run a successful business. In addition to the initial franchisee training, we offer on-going support materials on-line through our website and help desk, and conduct periodic educational webinars.

System Standards and Operations Support.  We have established stringent standards for franchise operations to protect and benefit the Joint brand and our franchisees. These standards are clearly and thoroughly detailed for franchisees through our operations manual, which is given to franchisees in training and amended periodically. Topics covered in our operations manual include, among other things:

(i) pre-opening procedures; (ii) construction; (iii) operating guidelines; (iv) detailed daily operating procedures; (v) software; and (vi) marketing guidance. We periodically provide refresher training programs, seminars and regional meetings which we require our franchisees and/or their manager to attend and complete.

Our Industry

Chiropractic care is widely accepted among individuals with a variety of medical conditions, particularly back pain. A 2015 Gallup report commissioned by Palmer College of Chiropractic shows that 33.6 million U.S. adults (14% of the total population) now seek chiropractic care each year. This number represents a marked increase over the 2012 National Health Interview Survey that measured chiropractic use at 20.6 million U.S. adults, or 8% of the population. According to the American Chiropractic Association, 80% of Americans experience back pain at least once in their lifetime. According to Global Industry Analysts, chiropractic represents one of the most popular and cost effective alternative treatments for musculoskeletal disorders and is being used by more than 50% of American patients suffering from persistent back pain. The National Center for Complementary & Alternative Medicine of the National Institutes of Health has stated that spinal manipulation appears to benefit some people with low-back pain and also may be helpful for headaches, neck pain, upper- and lower-extremity joint conditions and whiplash-associated disorders. The Mayo Clinic has recognized chiropractic as safe when performed by trained and licensed chiropractors, and the Cleveland Clinic has stated that chiropractors are established members of the mainstream medical team.

The chiropractic industry in the United States is large, growing and highly fragmented. According to a report issued by First Research in August 2015, expenditures for chiropractic services in the U.S. were $11.0 billion in 2014 and are expected to grow at approximately 4% annually between 2015 and 2019. The United States Bureau of Labor Statistics expects employment in chiropractic to grow faster than the average for all occupations. Some of the factors that the Bureau of Labor Statistics identified as driving this growth are healthcare cost pressures, an aging population requiring more health care and technological advances, all of which are expected to increasingly shift services from inpatient facilities and hospitals to outpatient settings. We believe that the demand for chiropractic services will continue to grow as a result of several additional drivers, such as the increased awareness of the benefits of regular maintenance therapy coupled with an increasing awareness of the availability of our pricing at significant discount relative to the cost of traditional chiropractic adjustments and, in most cases, below the level of insurance co-payment amounts.

Today, most chiropractic services are provided by sole practitioners, generally in medical office settings. The chiropractic industry differs from the broader healthcare services industry in that it is more heavily consumer-driven, market-responsive and price sensitive, in large measure a result of many treatment options falling outside the bounds of traditional insurance reimbursable services and fee schedules. According to First Research, the top 50 companies delivering chiropractic services in the United States generated less than 10% of all industry revenue. We believe these characteristics are evidence of an underserved market with potential consumer demand that is favorable for an efficient, low-cost, consumer-oriented provider.

Most chiropractic practices are set up to accept and to process insurance-based reimbursement. While chiropractors typically accept cash payment in addition to insurance, Medicare and Medicaid, they continue to incur overhead expenses associated with maintaining the capability to process third-party reimbursement. We believe that most chiropractors who operate utilizing this third-party reimbursement model would find it economically difficult to discount the prices they charge for their services to levels comparable with our pricing.

Accordingly, we believe these and certain other trends favor our business model. Among these are:

•	individuals are increasingly practicing active lifestyles, people are living longer, and require more medical, maintenance and preventative support;
•	individuals are displaying an increasing openness to alternative, non-pharmacological types of care;
•	utilization of more conveniently situated, local-sited urgent-care or “mini-care” alternatives to primary care is increasing; and
•	popularity of health clubs, massage and other non-drug, non-invasive wellness maintenance providers is growing.

Our Competitive Strengths

We believe the following competitive strengths have contributed to our initial success and will position us for future growth:

Price and convenience.  We believe that our strongest competitive advantages are our price and convenience. We offer a much less expensive alternative to traditional providers of chiropractic services by focusing on non-acute care and by not participating in insurance or Medicare reimbursement. We can do this because our clinics are not burdened with the operating expenses required to perform certain diagnostic procedures and the administrative requirements and expense to process reimbursement claims. Our model allows us to pass these savings on to our patients. According to Chiropractic Economics in 2014, the average price for a chiropractic adjustment involving spinal manipulation in the United States is approximately $67.00. By comparison, our average price is approximately $22.00, or approximately 67% lower than the industry average price.

Our service offerings, pricing and growing number of conveniently sited locations encourage consumer trial, repeat visits and sustainable patient relationships. According to a 2013 survey conducted by Chiropractic Economics, the average for repeat patient visits generally in the chiropractic industry is two times per month. We believe our pricing and service offering structure helps us to generate a higher usage. The following table sets forth our average price per adjustment as of June 30, 2015, for patients who pay by single adjustment plans, multiple adjustment packages, and multiple adjustment membership plans. Our price per adjustment averages approximately $22.00 across all three groups.

	The Joint Service Offerings
	Single Visit	Package(s)	Membership(s)
Price per adjustment	$29	$17 – $23	$12 – $15

We have attracted 540 and 948 new patients per year to each of our clinics between 2010 and 2014, as compared to the 2014 chiropractic industry average of 322 new patients per year for non-multidisciplinary or integrated practices, according to a 2014 Chiropractic Economics survey.

We offer our patients the opportunity to visit our clinics without an appointment and receive prompt attention. Additionally, we offer extended hours of operation, including weekends, which is not typical among our competitors.

Retail, consumer-driven approach.  To support our consumer focused model, we utilize strong, recognizable brand and retail approaches to stimulate awareness and drive patients to our clinics. We intend to continue to drive awareness of our brand by locating clinics principally at retail centers and convenience points, prominent signage and by deploying consistent, proven and targeted marketing initiatives. We provide our patients with the flexibility to see a chiropractor when they want because we do not schedule appointments. Most of our clinics offer patient care six or seven days per week at locations people can get to easily and regularly.

By limiting administrative burdens associated with insurance processing, our model helps chiropractors focus on patient service. We believe the time our chiropractors save by not having to attend to administrative duties related to insurance reimbursement allows more time to:

•	see more patients,
•	establish and reinforce chiropractor/patient relationships, and
•	educate patients on the benefits of chiropractic maintenance therapy.

Our approach has made us an attractive alternative for chiropractic doctors who desire to spend more time treating patients than they typically do in traditional practices, which are burdened with greater overhead, personnel and administrative expense. We believe that our model will aid us in recruiting chiropractors who desire to focus their practice principally on patient care.

Proven track record of opening franchised clinics and growing revenue at the clinic level.  We have grown our franchised clinic revenue base every month since we acquired our predecessor in March 2010. Since January 2012, we have increased monthly sales from $369,296 to $5,130,873 in June 30, 2015. During this period we increased the number of franchise clinics in operation from 33 to 239.

Same store sales growth is a measure commonly used in the retail industry. It is important because it excludes sales growth from new locations, thus illustrating a retailer’s growth from existing units. Our same store sales growth measures the annual sales increase for each clinic that has been open for at least one year. Same store sales growth for our clinics that opened in 2011 (which we refer to as age class 2011) was 99.1% in 2012, 49.6% in 2013 and 36.9% in 2014.

We have demonstrated success in opening franchised clinics across a range of markets. While there is significant variation among our franchisees, our clinics generally require annual sales, subject to market-specific expenses, of approximately $250,000 to achieve profitability. The following table shows the performance of some of our highest performing franchisees in selected markets. We believe that the information provided below demonstrates our ability to open clinics across a range of geographies including small, medium-sized and large markets, and to grow those clinics to sustained profitability.

Market Size	Market	State	Years in Operation	Annual Sales
Small	Albuquerque	NM	2	$365,493
	Savannah	GA	2	$482,746
	Greenville	SC	3	$589,847
Mid-Size	Austin	TX	5	$646,545
	Greensboro	NC	3	$281,128
	Reno	NV	2	$308,154
Large	Phoenix	AZ	3	$574,030
	Dallas	TX	2	$456,431
	Houston	TX	2	$578,171
	San Diego	CA	2	$448,277
	Los Angeles	CA	2	$417,534

Not all of our franchised clinics perform as well as our top clinics. Average annualized sales as of June 30, 2015 for all clinics open between two and three years in small markets is $381,029. Average annualized sales as of June 30, 2015 for all clinics open between two and five years in medium sized markets is $332,153. Average annualized sales as of June 30, 2015 for all clinics open between two and three years in large markets is $292,807. Like all franchisors, we have franchisees who do not succeed, so you should not assume that all franchisees will reach average sales levels or the superior sales levels set forth in the above table. See “Risk Factors — Our dependence on the success of our franchisees exposes us to risks.”

Strong and proven management team.  Our strategic vision and results-oriented culture are directed by our senior management team led by Chief Executive Officer John B. Richards, who previously served as president of Starbucks North America when it expanded from 500 to 3,000 units. Mr. Richards was also Chief Executive Officer of Elizabeth Arden Red Door Salons. Our senior management team also includes David Orwasher, who is our Chief Development and Strategy Officer and who previously served as a vice president of Starbucks, working directly with Mr. Richards during the same significant growth period. John Leonesio, the founder of Massage Envy Spa, who grew that company from inception through the opening of over 300 franchises, serves as non-executive Chairman of our Board of Directors. Mr. Leonesio was our Chief Executive Officer from the commencement of our operations through the opening of 160 clinics across 22 states. Our senior management directs an additional team of dedicated leaders who are focused on executing our business plan and implementing our growth strategy. Messrs. Richards, Orwasher and Leonesio have had collective responsibility for building, opening or franchising a total of over 7,000 retail units. We believe that our management team’s experience and demonstrated success in building, developing and rapidly scaling operating systems, both company and franchised, will be a key driver of our growth and will position us well for achieving our long-term strategy.

Our Growth Strategy

Our goal is not only to capture a significant share of the existing market but also to expand the market for chiropractic care. We intend to accomplish this through the rapid and focused geographic expansion of our affordable service offering by the introduction of company-owned or managed clinics and the selected continuation of our franchising program. We propose to employ a variety of growth tactics including:

•	the continued growth of corporate-owned or managed, and franchise clinic revenue and royalty income;
•	the development of company-owned clinics in clustered geographies;

•	the opportunistic acquisition of existing franchises;
•	the sale of additional franchises;
•	conversion of existing chiropractic practices to our model;
•	acquiring regional developer licenses; and
•	improving operational margins and leveraging infrastructure.

Our analysis of data from over 300,000 patients from 262 clinics across 27 states suggests that the United States market alone can support at least 1,650 of our clinics.

Continued growth of system revenue.

System wide comparable same-store sales, or “Comp Sales,” for the second quarter 2015 increased by 35% as compared to prior year. Comp Sales include the sales from both company-owned or managed clinics and franchised clinics that have been open at least 13 full months and exclude any clinics that have closed. We have a history of increasing revenues from existing franchises. Our revenues from existing franchises have increased by an average of 21.2% for each of the past 16 calendar quarters through June 30, 2015. We believe that the experience we have gained in developing and refining management systems, operating standards, training materials and marketing and customer acquisition activities has contributed to our system’s revenue growth. We believe that increasing awareness of our brand has contributed to revenue growth, particularly in markets where the number and density of our clinics has made cooperative and mass media advertising attractive. We believe that our ability to leverage aggregated and general media digital advertising and search tools will continue to grow as the number and density of our clinics increases.

Acquiring existing franchises.

We believe that we can accelerate the development of, and revenue generation from, company-owned or managed clinics through the further selective acquisition of existing franchised clinics. Our management has developed a template for the acquisition of existing franchised clinics, their conversion to company-owned or managed clinics and their integration into a company-owned or managed clinic system. Before completing our initial public offering, we began to develop a pipeline of franchisees whose franchises may be available for purchase. Following the completion of the IPO through June 30, 2015, we acquired 23 existing franchises and now operate them as company-owned or managed clinics. We may devote a significant portion of the proceeds from this offering to the purchase of additional franchised clinics.

Franchises acquired during 2014

During 2014, we acquired substantially all the assets and certain liabilities of six franchises including franchises that manage four clinics operating in Los Angeles County. We operate four of the acquired franchises as managed company clinics and have terminated the two remaining franchises. On January 1, 2015, we acquired an additional three undeveloped franchises.

Franchises acquired during 2015

During the six months ended June 30, 2015, we continued to execute our growth strategy and entered into a series of transactions with existing franchisees to re-acquire an aggregate of 21 developed and 31 undeveloped franchises throughout Arizona and California. Of the 21 developed franchises, we operate 19 as company-owned or managed clinics and have closed the remaining two clinics. The 31 undeveloped franchises have been terminated.

Additionally, in January 2015, in connection with the default by a franchisee under its franchise agreement, we assumed substantially all of the assets of a clinic in Tempe, Arizona.

Revenue growth of acquired clinics.

Revenue from company-owned or managed clinics increased from approximately $388,000 in the quarter ended March 31, 2015 to approximately $783,000 in the quarter ended June 30, 2015. Total revenue from the 23 company-owned or managed clinics was approximately $1.2 million for the six months ended June 30, 2015. Through June 30, 2015, revenue from company-owned or managed clinics consisted of revenue earned from the 23 franchised clinic acquisitions we have completed.

We will continue to focus on the revenue growth of recently acquired company-owned or managed clinics. While our experience in operating company-owned or managed clinics is limited, we have demonstrated an ability to increase patient revenues. The chart below demonstrates the growth in revenues of company-owned or managed clinics for three distinct operating periods: Those owned or managed for the six months ended June 30, 2015, those owned or managed for the four months ended June 30, 2015 and those owned or managed for the two months ended June 30, 2015. For each period, the average revenue growth rate for franchised clinics during the same period is also presented. Revenue growth for clinics owned or managed for the six month period was 40% compared with an average of 18% for franchised clinics. Revenue growth for clinics owned or managed for the four month period and the two month period was 15% and 14%, respectively, compared with average franchised clinic revenue growth for the same periods of 15% and 3%, respectively.

Development of company-owned or managed clinics.

We will continue to focus on the development of company-owned or managed clinics as the principal strategy in our growth plan, and we intend to use a significant portion of the proceeds from this offering to pursue this strategy. We plan to open or purchase company-owned clinics that meet our criteria for demographics, site attractiveness, proximity to other clinics and additional suitability factors.

We believe we can leverage the experience we have gained in supporting our clinic growth and our senior management’s experience in rapidly and effectively growing other well-known high velocity specialty retail concepts to successfully develop and profitably operate company-owned clinics. Since commencing operations as a franchisor of chiropractic clinics, we have gained significant experience in identifying and implementing the business systems and practices that are required to profitably operate our clinics, validate our model and demonstrate proof of concept. We have developed simple, repeatable operating standards which, when applied in a disciplined approach, result in an attractive opportunity for success at the clinic level.

We believe that the direct control over company-owned or managed clinics will enable us to apply these operating standards even more effectively than in our franchised clinics. We intend to develop company-owned or managed clinics in geographic clusters where we are able to increase efficiencies through a consolidated real estate penetration strategy, leverage cooperative advertisement and marketing and attain general corporate and administrative operating efficiencies. Our senior management has done this before, and we believe that their experience in this area readily translates to our business model.

We also believe that the development timeline for company-owned or managed clinics can be shorter than the timeline for franchised clinics, which is generally between nine and 14 months. Our estimated development timelines for company-owned or managed clinics is approximately five months. While there may be material variances among franchisees in customer acquisition and compliance with operating standards, these variances can be reduced at company-owned or managed clinics. In addition, we believe that our revenue from company-owned or managed clinics will exceed revenue that would be generated through royalty income from a franchise-only system.

We believe that by applying our operating standards to company-owned or managed clinics will enable us to more effectively apply these business systems and practices than in our franchised clinics and to collect more revenue per clinic than would otherwise be available to us solely through the collection of royalty fees, franchise sales fees, and regional developer fees. We intend to develop company-owned or managed clinics in geographic clusters where we are able to increase efficiencies through a consolidated real estate penetration strategy, leverage aggregated advertisement and marketing, and attain general corporate and administrative operating efficiencies. We believe that our management’s experience in this area readily translates to our business model.

We believe that the application of a centralized process, driven by development, management, human resources and recruiting professionals, will enable us to develop and operate company-owned or managed clinics with greater consistency than if we relied solely on growth through franchising.

Opening clinics in development.

In addition to our 262 operating clinics, we have granted franchises either directly or through our regional developers for an additional 182 clinics which we believe to be developable as of June 30, 2015. We will continue to support our franchisees and regional developers to open these clinics and to achieve sustainable performance as soon as possible.

Selling additional franchises.

We intend to continue to sell franchises. We believe that, to secure leadership in our industry and to maximize our opportunities and presence in identified markets, it is important to gain brand equity and consumer awareness as rapidly as possible, consistent with a disciplined approach to opening clinics. We believe that continued sales of franchises in selected markets complements our plan to open company-owned or managed clinics, particularly in specialized or unique operating environments, and that a growth strategy that includes both franchised and company-owned or managed clinics has advantages over either approach by itself. These advantages include:

•	increasing our availability to patients;
•	accelerating our speed to market and our competitive advantages;
•	enhancing our value to present franchisees who may realize benefits from clinic density and cooperative advertising;
•	enhancing our desirability to potential new franchisees;
•	presenting an exit strategy to franchisees, who may view us as a potential acquirer of their franchised clinics at such time as they may choose to sell; and
•	increasing brand awareness.

Reacquiring regional developer licenses.

We intend to selectively pursue the reacquisition of regional developer licenses. Following the completion of our IPO, we entered into several agreements to repurchase regional developer licenses, reacquiring rights in Los Angeles County, San Diego, and Orange County, all located in the state of California, Erie County, Monroe County, Nassau County, Suffolk County, and Albany County, all located in the state of New York, and the developer license in New Jersey. We did not previously sell regional developer rights to the five boroughs of New York City. We believe that by repurchasing regional developer licenses, we can increase our profitability through capturing the regional developers’ royalty streams from franchises within their regions. In addition, to the extent that we acquire a given regional developer license, we will have fewer limitations on, and less cost associated with, opening or acquiring clinics within that region.

Continue to improve margins and leverage infrastructure.

We believe our corporate infrastructure is positioned to support a clinic base greater than our existing footprint. As we continue to grow, we expect to drive greater efficiencies across our operations and development and marketing organizations and further leverage our technology and existing support infrastructure. We believe we will be able control corporate costs over time to enhance margins as general and administrative expenses grow at a slower rate than our clinic base and revenues. We believe we can eventually introduce better and more visible professional marketing and patient acquisition practices that will promote brand recognition and drive revenue increases at a faster pace than marketing costs will increase. At the clinic level, we expect to drive margins and labor efficiencies through continued revenue growth and consistently applied operating standards as our clinic base matures and the average number of patient visits increases. In addition, we will consider introducing selected and complementary branded products such as nutraceuticals or dietary supplements and related additional services.

Regulatory Environment

HIPAA

In an effort to further combat healthcare fraud and protect patient confidentiality, Congress included several anti-fraud measures in the Health Insurance Portability and Accountability Act of 1996 (HIPAA). HIPAA created a source of funding for fraud control to coordinate federal, state and local healthcare law enforcement programs, conduct investigations, provide guidance to the healthcare industry concerning fraudulent healthcare practices, and establish a national data bank to receive and report final adverse actions. HIPAA also criminalized certain forms of health fraud against all public and private payors. Additionally, HIPAA mandates the adoption of standards regarding the exchange of healthcare information in an effort to ensure the privacy and security of electronic patient information. Sanctions for failing to comply with HIPAA include criminal penalties and civil sanctions. In February 2009, the American Recovery and Reinvestment Act of 2009 (ARRA) was enacted. Title XIII of ARRA, the Health Information Technology for Economic and Clinical Health Act (HITECH), includes substantial Medicare and Medicaid incentives for providers to adopt electronic health records (“EHR”) and grants for the development of health information exchange (“HIE”) systems. Recognizing that HIE and EHR systems will not be implemented unless the public can be assured that the privacy and security of patient information in such systems is protected, HITECH also significantly expands the scope of the privacy and security requirements under HIPAA. Most notable are the new mandatory breach notification requirements and a heightened enforcement scheme that includes increased penalties, and which now apply to business associates as well as to covered entities. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable in the use and disclosure of individually identifiable health information that can be more stringent than comparable provisions under HIPAA and HITECH.

We believe that our operations substantially comply with applicable standards for privacy and security of protected healthcare information. We cannot predict what negative effect, if any, HIPAA/HITECH or any applicable state law or regulation will have on our business.

State regulations on corporate practice of chiropractic.

In states that regulate the “corporate practice of chiropractic,” our chiropractic services are provided by legal entities organized under state laws as professional corporations, or PCs. Each of the PCs is wholly owned by one or more licensed chiropractors, and employs or contracts with chiropractors in one or more offices. We do not own any capital stock of (or have any other ownership interest in) any such PC. We and our franchisees that are not owned by chiropractors enter into management services agreements with PCs to provide the PCs on an exclusive basis with all non-clinical administrative services of the chiropractic practice. In June 2015, the New York Attorney General announced that it had entered into an Assurance of Discontinuance with a provider of business services to independently owned dental practices in New York, pursuant to which the provider paid a substantial fine and agreed to change its business and branding practices. While the effect of this Assurance of Discontinuance is that our business practices in New York may be under stricter scrutiny than elsewhere, we believe we are in substantial compliance with all applicable laws relating to the corporate practice of chiropractic.

Regulation relating to franchising

We are subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. The Federal Trade Commission and various state laws require that we furnish an FDD containing certain information to prospective franchisees, and a number of states require registration of the FDD at least annually with state authorities. Included in the information required to be disclosed in our FDD is our business experience, material litigation, all fees due to us from franchisees, a franchisee’s estimated initial investment, restrictions on sources of products and services we impose on franchisees, development and operating obligations of franchisees, whether we provide financing to franchisees, our training and support obligations and other terms and conditions of our franchise agreement. We are operating under exemptions from registration in several states based on our qualifications for exemption as set forth in those states’ laws. Substantive state laws regulating the franchisor-franchisee relationship presently exist in many states. We believe that our FDD and franchising procedures comply in all material respects with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which we have offered franchises. We have not elected to sell franchises in certain states where the time and cost associated with registering our FDD in that state is not, in our judgment, justified by current demand for franchises in that state. As of December 31, 2014, we were registered to sell franchises in 26 states.

Other federal, state and local regulation

We are subject to varied federal regulations affecting the operation of our business. We are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing such matters as minimum wage requirements, overtime, fringe benefits, workplace safety and other working conditions and citizenship requirements. A significant number of our clinic service personnel are paid at rates related to the applicable minimum wage, and increases in the minimum wage could increase our labor costs. We are continuing to assess the impact of recently-adopted federal health care legislation on our health care benefit costs. Many of our smaller franchisees will qualify for exemption from the mandatory requirement to provide health insurance benefits because of their small number of employees. The imposition of any requirement that we or our franchisees provide health insurance benefits to our or their employees that are more extensive than the health insurance benefits that we currently provide to our employees or that franchisees may or may not provide, or the imposition of additional employer paid employment taxes on income earned by our employees, could have an adverse effect on our results of operations and financial position. Our distributors and suppliers also may be affected by higher minimum wage and benefit standards, which could result in higher costs for goods and services supplied to us.

In August 2015, the National Labor Relations Board (or “NLRB”) adopted a more expansive definition of what it means to be a “joint employer,” making it easier for employees of franchisees to organize and bargain collectively. This NLRB action may also make it easier for a franchisor to be held responsible as employer for a franchisee’s misconduct.

We are also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act of 1990 and related federal and state statutes, which generally prohibits discrimination in accommodation or employment based on disability. We may in the future have to modify our clinics to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, our current expectation is that any such actions will not require us to expend substantial funds.

We are subject to extensive and varied state and local government regulation affecting the operation of our business, as are our franchisees, including regulations relating to public and occupational health and safety, sanitation, fire prevention and franchise operation. Each franchised clinic is subject to licensing and regulation by a number of governmental authorities, which include zoning, health, safety, sanitation, environmental, building and fire agencies in the jurisdiction in which the clinic is located. We require our franchisees to operate in accordance with standards and procedures designed to comply with applicable codes and regulations. However, ours or our franchisees’ inability to obtain or retain health or other licenses would adversely affect operations at the impacted clinic or clinics. Although we have not experienced and do not anticipate any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular clinic. In addition, in order to develop and construct our clinics, we need to comply with applicable zoning and land use regulations. Federal and state regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning and land use could delay or even prevent construction and increase development costs of new clinics.

Competition

The chiropractic industry is highly fragmented. According to First Research’s August 2015 report, the top 50 providers of chiropractic services in the United States generate less than 10% of industry revenue. Our competitors include approximately 39,000 independent chiropractic offices currently open throughout the United States as well as certain multi-unit operators. We may also face competition from traditional medical practices, outpatient clinics, physical therapists, massage therapists and sellers of devices intended for home use to address back and joint discomfort. Our two largest multi-unit competitors are HealthSource Chiropractic and ChiroOne, both insurance-based franchised models.

We have identified two competitors who are attempting to duplicate our cash-only, low cost, appointment-free model. Based on publicly available information, these competitors operate nine clinics and two clinics, respectively, as franchises. We anticipate that other direct competitors will join our industry as our visibility, reputation and perceived advantages become more widely known.

Employees

As of October 23, 2015, we had 109 employees on a full-time basis. None of our employees are members of unions or participate in other collective bargaining arrangements.

Facilities

We lease the property for our corporate headquarters and all of the properties on which we own or manage clinics. As of October 23, 2015, we leased 30 facilities in which we operate or intend to operate clinics.

Our corporate headquarters are located at 16767 North Perimeter Drive, Suite 240, Scottsdale, Arizona 85260. The term of our lease for this location expires on July 31, 2019. The primary functions performed at our corporate headquarters are financial, accounting, treasury, marketing, operations, human resources, information systems support and legal.

We are also obligated under non-cancellable leases for the clinics which we own or manage. Our clinics are on average 1,200 square feet. Our clinic leases generally have an initial term of five years, include one to two options to renew for terms of five years, and require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges and other operating costs.

As of October 23, 2015, our franchisees operated 254 clinics in 27 states. All of our franchise locations are leased.

Intellectual Property

Trademarks, trade names and service marks

“The Joint… the Chiropractic Place” is our trademark, registered in February 2011, under registration number 3922558. We also registered the words, letters, and stylized form of service mark, “The Joint… the Chiropractic Place” in April 2013 under registration number 4323810.

Legal Proceedings

In the normal course of business, we are party to litigation from time to time. We maintain insurance to cover certain actions and believe that resolution of such litigation will not have a material adverse effect on us.

On July 7, 2015, a group of 13 franchisees, whose licenses had been terminated by us due to defaults in performance, commenced a collective arbitration proceeding in San Diego, California. The claimants’ demand for arbitration asserts claims for breach of contract, promissory fraud, negligent misrepresentation, breach of the implied covenant of good faith and fair dealing, wrongful termination of franchise agreements and “wrongful competition” pursuant to unspecified state business practices, unfair competition and franchise statutes. The claimants also seek “a preliminary and permanent injunction prohibiting us from seeking to operate corporate clinics within 25 miles of any franchise clinic.” Although commenced in California, the arbitration proceeding has been moved to Arizona, pursuant to the franchise agreements in dispute, which include clauses that make it mandatory for any arbitration proceeding to be conducted in Phoenix, Arizona. Each agreement also requires claims to be arbitrated on an individual, not class-wide basis. Additionally, some of the claimants may be unauthorized assignees of franchisees and, therefore, may not have standing to assert certain claims. We do not believe any of the claims, either collectively or individually, have any legal merit and intend to vigorously defend the arbitration proceeding.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of October 23, 2015.

Name	Age	Position
John B. Richards	67	Chief Executive Officer and Director
David Orwasher	59	Chief Development and Strategy Officer
Francis T. Joyce	62	Chief Financial Officer and Treasurer
Catherine B. Hall	53	Chief Marketing Officer
John Leonesio	64	Non-Executive Chairman of the Board and Director
William R. Fields(1)(2)	66	Director
Ronald V. DaVella(1)(2)(3)(4)	58	Director
Craig P. Colmar(4)	63	Director
Steven P. Colmar(4)	60	Director
Bret Sanders(1)(3)	49	Director
James Amos(2)(3)	69	Director
Richard A. Kerley(1)(2)(4)	65	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and governance committee.
(4)	Member of the finance committee.

John B. Richards has served as a director since January 2014 and became our Chief Executive Officer in July 2014. From September 2012 to January 2014, Mr. Richards was a consultant to the Joint. Mr. Richards has held a variety of leadership positions in the multi-unit retail industry. From 1987 to 1997, Mr. Richards served in a variety of capacities at Four Seasons Hotels, including executive vice president responsible for North American and European operations. From 1997 to 2001, he served as president of North American operations for Starbucks Coffee Company, during which time it expanded from 500 to 3,000 units. Mr. Richards was also Chief Executive Officer of Elizabeth Arden Red Door Salons from 2001 to 2006 and served as principal and managing director of the New England Consulting Group from 2007 to 2014. Mr. Richards served as a member of the Board of Directors of Lifetime Fitness, Inc. (NYSE: LTM) until July 2015. He received a B.A. degree from Bucknell University and an M.B.A. degree from the Wharton School at the University of Pennsylvania.

David Orwasher is our Chief Development and Strategy Officer since September 2015 and has served as our President and Chief Operating Officer from January 2014 to September 2015. Mr. Orwasher has demonstrated significant expertise in growing companies through the leadership positions he has held in the retail and service industries. From 1995 to 2000, he was employed by Starbucks Coffee Company in various positions including Vice President of Development and Asset Management for the eastern United States. From 2001 to 2003, he served as Chief Development Officer for Cosi, Inc., a multi-unit casual restaurant operator he helped take public. From 2003 to 2007, Mr. Orwasher was President-retail for Dale and Thomas Popcorn, a division of Popcorn Indiana. From 2007 to 2010, Mr. Orwasher was a partner in a real estate development company which specialized in strip center and lifestyle center development. He also served as Executive Vice President of Medifast, Inc., an operator of multi-unit weight control centers from 2010 to 2012. From 2012 until he joined the company, Mr. Orwasher served as a Strategy Consultant to various companies in the retail, service and retail franchising industries. Mr. Orwasher received his B.A. from Vassar College and earned his J.D. from Pace University School of Law. He is admitted to practice in New York and Connecticut.

Francis T. Joyce has been our Chief Financial Officer since December 2014. Mr. Joyce most recently was the chief financial officer of Mistras Group, Inc., a New York Stock Exchange company and a leading global provider of technology-enabled asset protection solutions used to evaluate the structural integrity and reliability of critical energy, industrial and public infrastructure. He served in this position from 2010 until

September 2013. Prior to Mistras Group, he served as chief financial officer from 2006 until 2009 for Macquarie Infrastructure Company LLC, a New York Stock Exchange infrastructure operation and investment company that provides services in the general aviation, bulk liquid storage, gas utility, district cooling and airport parking industries. Mr. Joyce also served as chief financial officer of IMAX Corporation, a New York Stock Exchange company, from 2001 until 2006, and from 1998 to 2001, he served as chief financial officer and treasurer of TheGlobe.com. Mr. Joyce is a CPA and started his career in public accounting at KPMG in New York. He received a B.S. in Accounting from the University of Scranton and an M.B.A. from Fordham University Graduate School of Business.

Catherine B. Hall joined the Company as Chief Marketing Officer in April 2014, bringing significant retail, digital, franchise marketing and advertising agency experience. Previously, Ms. Hall was Vice President of store operations, services marketing and e-commerce at PetSmart. From 2009 to 2010, she served as Vice President of Marketing for Advance Auto Parts, Inc. From 2004 to 2009, she held senior marketing positions at Midas International, one of the largest franchisers in the automobile services market, and at Select Comfort Corporation. Earlier, she held senior management positions at the BBDO and Leo Burnett advertising agencies where she worked on a number of well-known consumer accounts. Ms. Hall received her B.A. degree and a M.B.A. degree from Northwestern University.

John Leonesio has served as a director since 2010. Mr. Leonesio is one of our founders and served as our Chief Executive Officer from our founding in 2010 through 2013. Mr. Leonesio has more than 40 years’ experience in the health, wellness and franchise industry. In the 1970s, Mr. Leonesio co-founded Scandinavian Health Spas, growing it from one club to 40 clubs before selling to Bally Health and Fitness in 1985. In 1990, he co-founded The Q, the Sports Club, growing it from one unit to 20 units in five years, before selling it to 24 Hour Fitness. In 2002, Mr. Leonesio founded Massage Envy, which he led from conception to a $300 million operation with more than 800 licenses awarded in six years. After selling Massage Envy in 2008, Mr. Leonesio was a franchise consultant and private investor before joining us as Chief Executive Officer in 2010.

William R. Fields has served as a director since our initial public offering in November 2014. He is currently Chairman of Fields Texas Limited LLC and Four Corners Sourcing International and is a managing partner of Strategic Brands LLC. Mr. Fields has held a variety of leadership positions in the retail industry, including serving as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999, and Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division and executive vice president of Wal-Mart Stores, Inc. During the past five years, Mr. Fields has served as a director of Lexmark International, Graphic Packaging Corporation (from 2005 to 2008), Sharper Image Corporation (from 2006 to 2008) and E-Cigarette International Group, Inc. (from 2012 to 2015).

Ronald V. DaVella has served as a director since our initial public offering in November 2014. Mr. DaVella was an audit partner with Deloitte & Touche LLP from June 1989 to July 2014. Prior to becoming a partner at Deloitte & Touche, Mr. DaVella served as an audit manager and staff accountant from August 1980 to June 1989. He received a bachelor of science degree in accounting from Queens College in 1979 and a master’s in business administration degree in finance from Pace University in 1985. Mr. DaVella is a certified public accountant (retired designation) in the State of Arizona. He has assisted his clients with mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC.

Craig P. Colmar is one of our founders and has served as a director and as our Secretary since March 2010. Mr. Colmar has been a partner at Johnson and Colmar, a law firm focusing on business, corporate finance and mergers and acquisitions for over 30 years. At Johnson and Colmar, he has represented clients in over one hundred mergers and acquisitions, ranging in size from several million dollars to over four hundred million dollars, and in numerous private and public debt and equity financings. In 1998, Mr. Colmar served as a member of the group responsible for the creation and public financing of Quanta Services, Inc., which is listed on the New York Stock Exchange; in 2006 Mr. Colmar was a co-founder and member of the group responsible for the creation and public offering of Digital Music Group, Inc., which, before its merger with Orchard Enterprises, was listed on NASDAQ; in 2007, Mr. Colmar was a co-founder and member of the group responsible for the creation and public offering of Trans-India Acquisition Corporation, a special purpose acquisition company which was listed on the American Stock Exchange and of which he served as an officer and director. Mr. Colmar is a director of E-Cigarette International Group, Inc. Mr. Colmar received a B.A. degree in economics from Northwestern University and a J.D. degree from Northwestern University School of Law.

Steven P. Colmar is one of our founders and has served as a director since March 2010. Since 1999, Mr. Colmar has served as president of Business Ventures Corp., a research and private equity firm. In 1998, Mr. Colmar served as a co-founder and member of the group responsible for the creation and public financing of Quanta Services, Inc., which is listed on the New York Stock Exchange; in 2006, Mr. Colmar was a co-founder and member of the group responsible for the creation and public offering of Digital Music Group, Inc., which, before its merger with Orchard Enterprises, was listed on NASDAQ; in 2007, Mr. Colmar was a co-founder and member of the group responsible for the creation and public offering of Trans-India Acquisition Corporation, a special purpose acquisition company which was listed on the American Stock Exchange. Mr. Colmar received a B.A. degree in marketing, management and communications from the University of Tulsa.

Bret Sanders was elected as a director in April 2015. Mr. Sanders has served since 1992 as Director of Equity Trading at Sanders Morris Harris Inc., member FINRA/SIPC, a Houston-based registered broker-dealer and investment advisor. He is also an owner and has served for 15 years as a member of the Board of Directors of Ryan-Sanders Baseball, Inc., Triple A affiliate of the Texas Rangers. In addition, he is a founder and has served for 6 years as a member of the Board of Directors of R Bank Texas. He received a B.A. in Political Science from the University of Houston in 1989.

James Amos was elected as a director in September 2015. Mr. Amos is former chief executive officer and chairman of the board of Mail Boxes Etc. (MBE), now The UPS Store. Under his leadership, MBE became the world’s largest and fastest growing franchisor of retail business, communication and postal service centers with a network of nearly 5,000 locations worldwide. He is past chairman of the International Franchise Association, the oldest and largest association representing franchising in the United States. In addition to a distinguished career in business leading companies as an executive and as a board member, Mr. Amos is a versatile author and has written extensively on the franchising industry and on a variety of other subjects. He is currently chairman of the board of APFI, Proctor and Gamble’s franchising initiatives.

Richard A. Kerley was elected as a director in September of 2015. Mr. Kerley served as chief financial officer and member of the board of directors of Peter Piper, Inc., a privately-held pizza and entertainment restaurant chain. He joined Peter Piper in 2008 after serving as chief financial officer of Fender Musical Instruments Corporation, a privately-held manufacturer and wholesaler of musical instruments and equipment. Prior to that, Mr. Kerley spent over 30 years at Deloitte & Touche, most recently as audit partner on both public and private companies. He is currently a member of the board of directors of The Providence Service Corporation (NASDAQ:PRSC), an Arizona based company that provides and manages multiple healthcare and social services, comprised of non-emergency transportation services, human services, workforce development services and health assessment services in the United States and abroad.

Director Independence

Our common stock is listed on The NASDAQ Capital Market and accordingly, we have used the definition of “independence” of The NASDAQ Stock Market to determine whether our directors are deemed to be independent. Based on that definition, we have determined that James Amos, Ronald V. DaVella, William R. Fields, Richard A. Kerley and Bret Sanders are independent. John B. Richards, John Leonesio, and Craig P. Colmar and Steven P. Colmar, who are brothers, do not meet the definition of “independence” of The NASDAQ Stock Market, and with the exception of Messrs. Craig P. Colmar and Steven P. Colmar, there are no family relationships among any of our directors or executive officers.

Director Qualifications

We believe that our directors possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service in management, on the boards of other public and private companies, and in counseling other companies and their directors, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

Our directors individually bring to the Board a wide range of experience, backgrounds and knowledge. Among other things that each of our directors brings: Mr. Richards brings a wealth of knowledge of multi-unit retailing, including his experience with Starbucks Coffee Company; Mr. Leonesio brings his business and franchising experience including his experience with Massage Envy and his experience with our company from its founding through the present; Mr. Fields brings his significant experience with retail businesses including Wal-Mart Stores; Mr. DaVella brings financial expertise, including an understanding of financial statements, finance, capital investing strategies and accounting; Craig Colmar brings his education and business experience including his experience in corporate governance and mergers and acquisitions; Steve Colmar brings his business experience including his experience in corporate finance; Mr. Sanders brings his business experience including his experience in corporate finance; Mr. Amos brings his significant experience with a fast growing multi-unit retail franchise business and his franchise industry knowledge and affiliations; and Mr. Kerley brings his financial expertise and experience with well-known retail businesses including Fender Musical Instruments and Peter Piper Pizza.

Committees of the Board

Our Board of Directors has standing Compensation, Audit, Nominating and Governance Committees, and Finance Committee.

Compensation Committee

Our Compensation Committee consists of Messrs. Amos, DaVella, Fields and Kerley, with Mr. Fields serving as Chairman. The composition of our Compensation Committee meets the requirements for independence under NASDAQ listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

The Compensation Committee is responsible for determining the cash compensation and equity compensation of our executive officers. The Compensation Committee is responsible for, among other things: reviewing the respective salaries of our executive officers in light of our goals and objectives relevant to each officer; determining appropriate cash bonuses, if any, for our executive officers; and granting stock options and other awards under our 2014 Incentive Stock Plan to our executive officers and determining the terms, conditions, restrictions and limitations of the options and awards granted.

Audit Committee

Our Audit Committee consists of Messrs. DaVella, Fields, Kerley and Sanders, with Mr. DaVella serving as Chairman. The composition of our audit committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Each members of our Audit Committee meets the financial literacy requirements of NASDAQ listing standards. In addition, our board of directors has determined that Mr. DaVella is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.

The Audit Committee oversees our accounting and financial reporting processes and the integrity of our financial statements. The Audit Committee’s responsibilities also include oversight of our internal accounting and financial controls, the qualifications and independence of our independent accountants, and our compliance with legal and regulatory requirements. In addition, the Audit Committee is responsible for reviewing, setting policy and evaluating the effectiveness of our processes for assessing significant risk exposures and the measures that management has taken to minimize such risks. In carrying out these responsibilities, the Audit Committee is charged with, among other things: appointing, replacing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; discussing with our independent registered public accounting firm their independence from management; reviewing with our independent registered public accounting firm the scope and results of their audit; approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; reviewing periodically with our counsel and/or principal regulatory compliance officer any legal and regulatory matters that may have a material adverse effect on our financial statements, operations, compliance policies and programs; reviewing and approving procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; reviewing and approving related person transactions; annually reviewing the Audit Committee charter and the Audit Committee’s performance; and handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Messrs. Amos, DaVella and Sanders, with Mr. Amos serving as Chairman. The composition of our Nominating and Governance Committee meets the requirements of independence under NASDAQ listing standards and SEC rules and regulations.

The Nominating and Governance Committee is responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships and making recommendations to the full Board regarding candidates for election or reelection to the Board of Directors at each annual stockholders’ meeting. In addition, the Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Nominating and Governance Committee is also responsible for making recommendations to the full Board concerning the structure, composition and function of the Board of Directors and its committees.

Finance Committee

Our Finance Committee consists of Messrs. Craig P. Colmar, Steven P. Colmar, DaVella and Kerley. The Finance Committee’s role is to assist our Board of Directors in discharging its responsibilities relating to the review of our long-term business direction and goals and the strategy for maintaining that direction and achieving those goals. In connection with its fulfillment of this responsibility, the Finance Committee solicits management input and makes recommendations to the Board of Directors concerning our overall financial plans, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt, as well as specific transactions which it believes will further those plans.

Committee Charters

The charters of the Audit, Compensation, and Nominating and Governance Committees are available on our website www.thejoint.com.

Risk Oversight

Our Audit Committee is responsible for overseeing our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Audit Committee reports any significant issues to the Board of Directors as part of the Board of Directors’s general oversight responsibility.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require the positions of Chairman and Chief Executive Officer to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Ethics

We have adopted a general code of ethics which applies to all of our directors, executive officers and employees, and have also adopted an additional code of ethics directed to our executive officers and designated accounting personnel. Copies of these codes are available on our corporate website www.thejoint.com upon completion of this offering. The information contained on our website does not constitute a part of this prospectus. We will provide copies of our codes of ethics without charge to any person upon request. Such requests should be made in writing to Investor Relations at The Joint Corp., 16767 N. Perimeter, Suite 240, Scottsdale, Arizona 85260.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during our last full fiscal years ended December 31, 2014 and 2013 to our Chief Executive Officer, our former Chief Executive Officer, our Chief Development and Strategy Officer (who is our former Chief Operating Officer), our Chief Financial Officer, our Chief Marketing Officer, and our former Chief Executive Officer, and our former Chief Operating Officer:

Name and Principal Positions	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
John B Richards(1) Chief Executive Officer	2014	$190,772	—	$37,027	—	$40,625	$268,424
	2013	—	—	—	—	—	—
David Orwasher(2) Chief Development and Strategy Officer	2014	$310,000	$70,000	$25,038	$9,432	—	$414,470
	2013	—	—	—	—	—	—
Francis T. Joyce(3) Chief Financial Officer	2014	$3,769	—	$7,660	—	—	$11,429
	2013	—	—	—	—	—	—
Catherine B. Hall(4) Chief Marketing Officer	2014	$127,500	—	—	$4,653	—	$132,153
	2013	—	—	—	—	—	—
John Leonesio(5) Former Chief Executive Officer	2014	—	—	—	—	$124,528	$124,528
	2013	—	—	—	—	$232,833	$232,833
Ronald Record(6) Former Chief Operating Officer	2014	$70,405	$100,000	—	—	$96,000	$266,405
	2013	$205,000	—	—	—	$—	$205,000

(1)	Mr. Richards has served as our Chief Executive Officer since July 2014. Prior to July 2014, Mr. Richards received consulting fees which are reflected as other compensation in the above table.
(2)	Mr. Orwasher has served as President and Chief Operating Officer since January 2014 until September 2015. Mr. Orwasher currently serves as our Chief Director and Strategy Officer.
(3)	Mr. Joyce has served as our Chief Financial Officer since December 2014.
(4)	Ms. Hall has served as our Chief Marketing Officer since April 2014.
(5)	Mr. Leonesio served as our Chief Executive Officer under contract with his business, United Club Services, LLC. During 2013, we made payments totaling $232,833 to United Club Services, LLC, of which $157,000 was paid for Mr. Leonesio’s service as our Chief Executive Officer and as a member of our Board of Directors, $60,000 was paid on a pass-through basis for the services as our controller of an employee of United Club Services, LLC, and $15,833 was paid to reimburse United Club Services, LLC for Mr. Leonesio’s health insurance premiums. Mr. Leonesio resigned as Chief Executive Officer in January 2014 but continues to serve as the Chairman of the Board of Directors. During 2014, we made payments totaling $124,528 to United Club Services, LLC, of which $100,000 was paid for Mr. Leonesio’s consulting services and as a member of our Board of Directors, and $24,528 was paid to reimburse United Club Services, LLC for Mr. Leonesio’s health insurance premiums.
(6)	Mr. Record resigned as Chief Operating Officer in April 2014. Under the terms of Mr. Record’s separation agreement, we agreed to make a payment to him of $100,000 contingent upon the successful completion of our IPO, and $96,000 in severance pay over the remaining eight months of 2014.

Employment Agreements and Change in Control Arrangements

Mr. Richards’ employment agreement provides that, in addition to his base salary, he may earn incentive compensation of up to 50% of his base salary based on his achievement of performance objectives agreed to with our Board of Directors. In connection with his employment, Mr. Richards received a restricted stock award of 400,500 shares. Our Board of Directors determined the fair market value of a share of our common stock on the date of the restricted stock award to Mr. Richards was $1.20 per share. 66,750 shares of Mr. Richards’ restricted stock award vest over a 48-month period in consecutive monthly installments beginning on the date of grant. 333,750 shares of Mr. Richards’ restricted stock award began to vest upon the completion of our IPO: 50% of the shares vest in equal monthly installments over the 12-month period which began on the completion of our IPO; 30% of the shares vest in equal monthly installments over the 12-month period beginning on the first anniversary of the completion of our IPO; and 20% of the shares will vest in equal monthly installments over the 12-month period beginning on the second anniversary of the conclusion of our IPO.

Mr. Richards’ restricted stock agreement provides that that if his employment is terminated following a change in control for any reason other than his death, his permanent disability or “cause” (as that term is defined in the restricted stock agreement), all of his unvested shares will vest following the termination of his employment. If we participate in a “business combination” (as that term is defined in the restricted stock agreement) in which the aggregate consideration received by us or our stockholders exceeds $30 million, then that number of Mr. Richards’ 400,500 restricted shares will vest such that the percentage of vested shares will equal the same percentage as the amount of consideration received by us or our stockholders in the business combination in excess of $30 million bears to $120 million.

Mr. Richards’ employment agreement also provides that if his employment is terminated following a change in control for any reason other than his death, his permanent disability or “cause” (as that term is defined in the employment agreement), he will receive his base salary for a period of nine months following the date that his employment terminates.

David Orwasher’s employment agreement provides that, in addition to his base salary, he may earn incentive compensation of up to 50% of his base salary based on his achievement of performance objectives agreed to with our Board of Directors. In connection with his employment, Mr. Orwasher received incentive stock options for 166,875 shares at an exercise price of $1.20 per share and a restricted stock award of 166,875 shares of our common stock. Our Board of Directors determined that the fair market value of a share of our common stock on the date of the stock option grant and restricted stock award to Mr. Orwasher was $1.20 per share. 66,750 shares of Mr. Orwasher’s stock options and 66,750 shares of his restricted stock award vest over a 48 month period in consecutive monthly installments beginning on the date of grant. 100,125 shares of Mr. Orwasher’s stock options and 100,125 shares of his restricted stock award began to vest upon the completion of our IPO: 50% of the shares vest in equal monthly installments over the 12-month period which began on the completion of our IPO; 30% of the shares vest in equal monthly installments over the 12-month period beginning on the first anniversary of the completion of our IPO; and 20% of the shares will vest in equal monthly installments over the 12-month period beginning on the second anniversary of the conclusion of our IPO.

Mr. Orwasher’s employment agreement provides that if his employment is terminated following a change in control for any reason other than his death, his permanent disability or “cause” (as that term is defined in the employment agreement), he will receive his base salary for a period of nine months following the date that his employment terminates and all of his unvested stock options and shares of restricted stock will immediately vest and, in the case of his stock options, remain exercisable for a period of 90 days following the date that his employment terminates. If we participate in a “business combination” (as that term is defined in the employment agreement) in which the aggregate consideration received by us or our stockholders exceeds $30 million, then that number of Mr. Orwasher’s 166,875 stock options and 166,875 restricted shares will vest such that the percentage of vested options and shares will equal the same percentage as the amount of consideration received by us or our stockholders in the business combination in excess of $30 million bears to $120 million.

Mr. Joyce has entered in a one-year employment agreement with us and thereafter will continue as an at-will employee. He will receive a base annual salary of $245,000 and a yearly bonus of up to 40% of his then existing base salary if certain Company-wide and individual performance targets are met. In connection with accepting the position with us, Mr. Joyce has been awarded 95,000 shares of restricted stock, which will vest in equal monthly installments over a 48-month period. He is also eligible to participate in awards of restricted stock and stock options to the same extent as other senior executives of the Company. In addition, Mr. Joyce received relocation expenses in an amount not to exceed $12,500 and commuting expenses to cover his commute from New Jersey to Arizona for a period of time not to exceed three months. Mr. Joyce is entitled to certain severance benefits if he is terminated without cause after one year or in the event of a change of control.

Under our employment term sheet with Ms. Hall, she receives a base salary of $212,000 per year, with the opportunity to earn a bonus equal to 40% of her base salary. In connection with her employment, Ms. Hall received options to purchase 71,200 shares of our common stock at an exercise price per of $2.02 per share, which our Board of Directors determined was the fair market value of a share of our common stock on the date of the grant to Ms. Hall. Ms. Hall’s options will vest in equal quarterly installments over a 4-year period and will vest and become immediately exercisable in the event of a change of control.

Messrs. Leonesio and Record were not subject to employment agreements.

Director Compensation

Each director who is not an employee of ours receives a fee of $36,000 per year, plus $1,000 per committee meeting attended. Each director who is an employee of ours does not receive any additional compensation for serving as director. All of our directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any of its committees and for other expenses reasonably incurred in their capacity as directors. Each non-employee director who joined the Board of Directors after the completion of the IPO was granted an option to purchase 25,000 shares of our common stock upon the director’s initial election to the Board of Directors. These options will vest in full on the first anniversary of their grant. Thereafter, all non-employee directors, upon his or her election or reelection as a director, will be granted an option to purchase 10,000 shares of common stock. These options will vest in full on the first anniversary of the grant date. All options granted to directors will have an exercise price per share equal to the closing price of a share of our stock on the grant date, and may be exercised at any time after they become vested (and prior to the expiration of their 10-year term). Non-employee directors received directors’ fees of $1,000 per month during 2013.

The following table sets forth compensation paid to our non-employee directors for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
John Leonesio	$14,000	—	—	—	—	—	$14,000
William R. Fields	$2,000	—	$7,211	—	—	—	$9,211
Ronald V. DaVella	$5,000	—	$7,211	—	—	—	$12,211
Craig P. Colmar	$16,000	—	—	—	—	$23,000	$39,000
Steven P. Colmar	$13,000	—	—	—	—	$23,000	$36,000

The following table sets forth the beneficial ownership of the non-employee directors for the year ended December 31, 2014:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares
Named Director:
John Leonesio	755,610	7.9%
Craig P. Colmar	529,102	5.4%
Steven P. Colmar	593,327	6.2%
William R. Fields	—	—
Ronald V. DaVella	—	—

Compensation Plans

We maintain two equity compensation plans, the 2014 Incentive Stock Plan (the “2014 Plan”) and the 2012 Stock Plan (the “2012 Plan”). The 2014 Plan replaced the 2012 Plan, but the 2012 plan remains in effect for the administration of awards made prior to its replacement by the 2014 Plan. The following table summarizes information about our equity compensation plans as of December 31, 2014. All outstanding awards relate to our common stock.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Stock options	314,775	$2.23
Restricted stock	662,375	n/a
Total	977,150		1,201,800
Equity compensation plans not approved by security holders	—	—	—
Total	977,150		1,201,800

The following table summarizes information about our equity compensation plans as of October 23, 2015. All outstanding awards relate to common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Stock options (2012 Plan)	192,240	$1.20
Stock options (2014 Plan)	289,860	$6.42
Restricted stock (2012 Plan)	567,375	n/a
Restricted stock (2014 Plan)	103,000	n/a
Total	1,152,475		1,017,140
Equity compensation plans not approved by security holders	—	—	—
Total	1,152,475		1,017,140

2014 Plan

Our Board of Directors adopted and our stockholders approved the 2014 Plan in May 2014 to replace our 2012 Stock Plan. The 2014 Plan provides for the grant of stock options, stock appreciation rights (“SARs”) (either alone or in tandem with stock options), shares of restricted stock, and restricted stock units (“RSUs”) (all of these types of grants collectively, “awards”). Stock options may be of two types: (i) incentive stock options (“ISOs”) intended to satisfy the requirements of section 422 of the Internal Revenue Code and (ii) nonstatutory stock options (i.e., options that do not qualify for special treatment under the Internal Revenue Code). ISOs may be granted only to our employees. All of the other awards may be granted to our employees, directors and consultants.

Number of Shares of Common Stock Issuable under the 2014 Plan.  The maximum total number of shares of common stock for which awards may be granted under the 2014 Plan is 1,513,000 shares. In determining the shares available for awards under the 2014 plan, the shares for which stock options and SARs are granted count against this maximum on a 1-for-1 basis, and the shares for which restricted stock and RSU awards are granted count against this maximum on a 2-for-1 basis (so that each share for which a restricted stock or RSU award is granted reduces by two shares the available number of shares for which awards may be granted). No person eligible for an award under the 2014 Plan may receive an award in any calendar year for more than 100,000 shares in the case of stock options and SARs and 100,000 shares in the case of shares of restricted stock and RSUs.

Administration of the 2014 Plan.  The 2014 Plan is administered by a committee of our Board of Directors (the “Committee”). The Committee is required to consist of two or more directors, all of whom are (i) “non-employee” directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, (ii) “independent directors” under the applicable listing standards of The NASDAQ Capital Market, and (iii) “outside directors” under §162(m) of the Internal Revenue Code. Unless the Board designates a different committee, the Compensation Committee of the Board will serve as the Committee (as long as all of the members of the Compensation Committee qualify).

Subject to the terms of the 2014 Plan, the Committee has the authority to select the eligible persons to whom awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each award.

Options and SARs.  The 2014 Plan permits the award of options to purchase shares of our common stock and the award of SARs. An SAR entitles the holder to receive the appreciation in value over a specified period of the number of shares of our common stock for which the SAR is awarded. The holder of the SAR receives in settlement of the SAR an amount (either in cash or shares of our stock, or a combination of the two) equal to the excess of the fair market value of a share of our stock on the date of exercise of the SAR over the base price of the SAR, multiplied by the SAR’s number of shares.

The Committee determines the exercise price of each option or SAR granted under the 2014 Plan, but the exercise price per share may not be less than the closing price of a share of our common stock on the date of grant. The term of an option or SAR may not exceed 10 years, except in the case of an ISO granted to any employee who owns 10% of the voting power of all classes of our outstanding capital stock. In that case, the term may not exceed five years and the exercise price per share must be at least 110% of the closing price of a share of our common stock on the date of grant. In addition, to the extent that the aggregate fair market value of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the options will be treated as nonstatutory stock options.

Any unvested portion of an option or SAR expires on termination of employment, except if termination is due to death, in which case the option or SAR becomes fully vested. A terminated recipient may exercise the vested portion of his or her option or SAR for the period of time stated in the award agreement. Generally, the option or SAR will remain exercisable for 90 days following termination. In no event, however, may any option or SAR be exercised later than the expiration of its term.

Restricted Stock and RSUs.  Our 2014 Plan permits the award of restricted shares and RSUs. An award of restricted shares is an award of shares of our common stock, subject to vesting requirements, restrictions on transfer and other terms and conditions as the Committee determines. An RSU award entitles the holder to receive a payment (either in cash or shares of our stock, or a combination of the two) equal to the value of a share of our common stock at the time of payment multiplied by the number of shares subject to the award.

Option Grants to Outside Directors.  Our 2014 Plan provides for the automatic grant, on the election or re-election of each non-employee director to our board of directors, of a nonstatutory stock option for 10,000 shares at an exercise price per share equal to the closing price of a share of our common stock on the grant date. These options vest in full on the first anniversary of the grant date, have a term of 10 years and may be exercised at any time after they become vested (and prior to the expiration of their 10-year term).

Transferability of Awards.  Unless otherwise determined by the Committee, options, SARs, unvested restricted shares and RSU awards generally may not be transferred. After vesting, restricted shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions imposed by the award agreement.

Adjustments upon Change in Control.  Our 2014 Plan provides that in the event of a change in control as defined in the plan, all outstanding unvested stock options, SARs and RSU awards will immediately vest and become exercisable and all restrictions on the shares underlying restricted stock awards will lapse.

Amendment and Termination of the 2014 Plan.  Our 2014 Plan will automatically terminate in 2024, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2014 Plan provided it does not impair the rights of the holder of any outstanding award. Any amendment to the 2014 Plan that would materially increase the number of shares of our common stock for which awards may be granted requires the approval of our stockholders.

2012 Plan

Our Board of Directors adopted the 2012 Stock Plan (the “2012 Plan”) in November 2012, and our stockholders approved the plan in December 2012. The 2012 Plan was subsequently amended and then replaced by our 2014 Plan, although the plan remains in effect for the administration of awards made prior to its replacement by the 2014 Plan.

Limitations on Directors’ Liability and Indemnification

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for any of the following:

•	any breach of their duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or
•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and, in certain cases, our employees and agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her actions.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Formation and Organization

We were incorporated in Delaware on March 10, 2010. The following individuals and entities collectively acted as our co-founders and collectively received 163,763 shares of our common stock in connection with our formation:

Co-Founder	Shares
Dr. Fred Gerretzen	44,500
Charles Barnwell	588
United Club Services, LLC(1)	25,187
Todd Welker	25,187
C.H. Media(2)	8,972
The Austin Trust(3)	24,721
Craig Colmar	17,304
Richard Rees	17,304

(1)	John Leonesio is the sole member of United Club Services, LLC; all of the shares subscribed for by United Club Services, LLC were subsequently transferred to LTLx2, LLC, a limited liability company of which Mr. Leonesio is the sole member.
(2)	Barbara Holland is the sole proprietor of C.H. Media.
(3)	Steven P. Colmar is the trustee of The Austin Trust.

Transactions Involving Certain Officers, Directors and Stockholders

On March 24, 2010, we completed the purchase of substantially all of the assets of The Joint Franchise Company, LLC in exchange for 14,240 shares of our common stock. Dr. Fred Gerretzen beneficially owned 50% of the membership interests of The Joint Franchise Company, LLC.

Craig Colmar is a partner in Johnson and Colmar, which is representing us in connection with this offering. We anticipate that the fees to be paid to Johnson and Colmar for its representation of the Company will be approximately $75,000. For the years ended December 31, 2014 and December 31, 2013, Johnson and Colmar received fees of $178,780 and $30,023, respectively.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director or executive officer or an immediate family member of any director or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee will consider the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no transactions during 2015 that required the Audit Committee’s approval (or would have required the Audit Committee’s approval if the policy had been in place at the time).

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of October 23, 2015 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;
•	each member of our board of directors and each of our named executive officers; and
•	all members of our board of directors and our executive officers as a group.

The percentage ownerships shown in the following table were determined on the basis of 9,890,882 shares of our common stock outstanding as of October 23, 2015. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o The Joint Corp., 16767 N. Perimeter Drive, Suite 240, Scottsdale, AZ, 85260.

	Common Stock Beneficially Owned			Combined Voting Power
	Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock Offered	After the Offering Assuming Option is Not Exercised	Prior to the Offering	After the Offering Assuming Underwriters' Option is Not Exercised
	Number	Number	Number	%	%
Named Executive Officers and Directors
John B. Richards(1)	216,925	—		2.2%
David Orwasher(2)	176,855	—		1.8%
Francis T. Joyce(3)	25,735	—		*
Catherine B. Hall(4)	26,700	—		*
Ronald Record(5)	271,006	—		2.8%
James Amos	—	—		*
Craig P. Colmar	521,601	25,000		5.4%
Steven P. Colmar(6)	595,774	—		6.2%
Ronald V. DaVella	—	—		*
William R. Fields	—	—		*
Richard Kerley	—	—		*
John Leonesio(7)	758,110	—		7.9%
Bret Sanders	—	—		*
Named executive officers and directors as a group (12 persons)	2,321,700	25,000		23.5%
5% Stockholders
Glenn J. Krevlin(9)	1,240,665	—		12.9%
Dr. Fred Gerretzen(8)	1,112,760	—		11.0%
Anne Gerretzen Michaud(10)	499,491	134,000		5.2%
Other Selling Stockholders

	Common Stock Beneficially Owned			Combined Voting Power
	Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock Offered	After the Offering Assuming Option is Not Exercised	Prior to the Offering	After the Offering Assuming Underwriters' Option is Not Exercised
	Number	Number	Number	%	%
Richard Rees	471,001	100,000		4.9%
Don Sanders(11)	267,000	67,000		2.8%
Don Sanders 2003 Children’s Trust(12)	267,000	67,000		2.8%
Katherine Sanders(13)	200,250	50,000		2.1%
Tanya Drury(14)	200,250	50,000		2.1%
Ben T. Morris(15)	66,750	16,000		0.7%
Christine Sanders(16)	66,750	16,000		0.7%
Laura Sanders(17)	66,750	16,000		0.7%
Matthew Drury as Trustee of the Matthew Drury Non Exempt Trust(18)	66,750	16,000		0.7%
Mark Drury as Trustee of the Mark Drury Non Exempt Trust(19)	66,750	16,000		0.7%
Luke Drury as Trustee of the Luke Drury Non Exempt Trust(20)	66,750	16,000		0.7%
Barbara C. Holland(21)	221,036	26,000		2.3%

*	Less than 1% of our shares
(1)	The shares shown as beneficially owned by Mr. Richards consist of shares of restricted stock that have vested or will vest within 60 days after November 11, 2015.
(2)	The shares shown as beneficially owned by Mr. Orwasher consist of shares of restricted stock that have vested or will vest within 60 days after November 11, 2015 and shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days after November 11, 2015.
(3)	The shares shown as beneficially owned by Mr. Joyce consist of shares of restricted stock that have vested or will vest within 60 days after November 11, 2015.
(4)	The shares shown as beneficially owned by Ms. Hall consist of shares of stock issuable under stock options that are exercisable or will become exercisable within 60 days of November 11, 2015.
(5)	Mr. Record’s address is 21426 North 78th St, Scottsdale, Arizona 85255. He is not a current named executive, and is not included in the named executive officers and directors sub-totals.
(6)	The shares shown as beneficially owned by Mr. Colmar are held by The Austin Trust dated January 1, 2006, of which Mr. Colmar is the Trustee.
(7)	The shares shown as beneficially owned by Mr. Leonesio are held by LTLx2, LLC, a limited liability company of which Mr. Leonesio is the sole member.
(8)	The shares shown as beneficially owned by Dr. Gerretzen include 427,200 shares held by The Joint Franchise Co., LLC, a limited liability company which is wholly-owned by The Joint Interest Holder Trust, of which Dr. Gerretzen is the trustee. The shares also include 534,000 treasury shares subject to a purchase option that is immediately exercisable. Dr. Gerretzen’s address is 3173 Laramie Drive, Atlanta, Georgia 30339.
(9)	The shares shown as beneficially owned by Mr. Krevlin include: 1,240,665 shares owned by Glenhill Advisors LLC. Mr. Krevlin is managing member and control person of Glenhill Advisors, LLC. Mr. Krevlin’s address is 600 Fifth Avenue, 11th Floor, New York, NY 10020.
(10)	Mrs. Gerretzen Michaud’s address is 1681 Tyler Green Trail, Smyrna, GA 30080.
(11)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(12)	The stockholder’s address is c/o Don Wier, Sanders Morris Harris Group, Inc., JP Morgan Chase Tower,

600 Travis, Suite 5800, Houston, Texas 77002. Donald V. Wier is the trustee of the stockholder and directs the investments for the stockholder.
(13)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(14)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(15)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(16)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(17)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(18)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(19)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(20)	The stockholder’s address is c/o Sanders Morris Harris Group, Inc., JP Morgan Chase Tower, 600 Travis, Suite 5800, Houston, Texas 77002.
(21)	The shares shown as beneficially owned by Ms. Holland are held by C.H. Media, of which Ms. Holland is the sole proprietor. Ms. Holland’s address is 11433 North 43rd Street, Scottsdale, Arizona 85260.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

As of October 23, 2015, our authorized capital stock consisted of 20,000,000 shares of common stock, par value $0.001 per share, of which 9,890,882 are outstanding, and 50,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding. Upon completion of this offering, there will be     shares of common stock outstanding and no shares of preferred stock outstanding, in each case, after giving effect to the dividend of 0.78 shares of common stock for each share of common stock outstanding as of September 15, 2014, which occurred on September 17, 2014. The following description of our capital stock is only a summary and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

Preferred Stock

The Board of Directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However the effects might include, among other things:

•	impairing the dividend rights of the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in our control without further action by the stockholders.

Our certificate of incorporation, as amended, authorizes the issuance of 50,000 shares of preferred stock, of which no shares are outstanding. The Board of Directors approved a certificate of designations, preferences and rights of our previously outstanding Series A Preferred Stock, which specifies that the Series A Preferred stock shall rank senior to our common stock, shall have a liquidation preference ahead of our common stock, shall be convertible at the option of holders of Series A Preferred Stock, into our common stock at a conversion price of $40.00 per share (subject to adjustment), shall have anti-dilution protection, shall have voting rights on all matters on an “as-converted” basis, shall have the right to receive dividends on an “as converted” basis, shall have preemptive rights to purchase additional securities issued by us, and shall have specific class voting rights with respect to certain corporate actions. All holders of our preferred stock elected to convert their preferred stock into common stock upon completion of our IPO.

Options and Restricted Stock

As of October 23, 2015, (i) options to purchase a total of 192,240 shares of our common stock were outstanding under our 2012 Plan, (ii) options to purchase a total of 289,860 shares of our common stock were outstanding under our 2014 Plan, (iii) options to purchase 534,000 shares of our common stock currently held in treasury were granted pursuant to a contractual arrangement, (iv) 567,375 shares of restricted stock were awarded under our 2012 Plan, and (v) 103,000 shares of restricted stock were awarded under our 2014 Plan. No additional options or other awards will be granted under our 2012 Plan, which has been replaced by our 2014 Plan. As of October 23, 2015, 1,017,140 shares of our common stock were available for issuance under our 2014 Stock Plan.

Warrants

As of October 23, 2015, 90,000 warrants to purchase shares of common stock were outstanding which were granted to the representative of the underwriters of our IPO.

Registration Rights

We have granted “piggy-back” and demand registration rights in connection with the warrant to purchase shares of our common stock issued to the representative of the underwriters of our IPO. Shares registered under such registration statement will be available for sale in the open market upon the effectiveness of the registration. The piggy-back registration right has a duration of no more than six years from the effective date of our IPO (November 10, 2014), in compliance with FINRA Rule 5110(f)(2)(G)(v). The demand registration right, exercisable only if and when we are eligible to use a registration statement on Form S-3, has a duration of no more than four years from such effective date, in compliance with FINRA Rule 5110(f)(2)(G)(iv). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holder. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price. Shares registered pursuant to the exercise of piggyback or demand registration rights will be available for sale in the open market upon the effectiveness of the registration.

Anti-Takeover Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•	the acquisition of us by means of a tender offer;
•	acquisition of control of us by means of a proxy contest or otherwise; and
•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our Board of Directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by our Board of Directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Stockholder Meetings.  Under our bylaws, only the Board of Directors, the Chairman of the Board, the Chief Executive Officer and the President may call special meetings of stockholders.

No Cumulative Voting.  Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for the Board of Directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Amendment of Provisions in the Certificate of Incorporation.  The certificate of incorporation will generally require the affirmative vote of the holders of at least two-thirds of the outstanding voting stock in order to amend any provisions of the certificate of incorporation concerning:

•	the required vote to amend the certificate of incorporation;
•	management of the business by the Board of Directors;
•	calling of a special meeting of stockholders;
•	number of directors and structure of the Board of Directors;
•	removal and appointment of directors;
•	director nominations by stockholders;
•	personal liability of directors to us and our stockholders; and
•	indemnification of our directors, officers, employees and agents.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The telephone number of Continental Stock Transfer & Trust Company is (212) 509-4000.

Stock Market Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “JYNT.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales will have on the market price of our common stock prevailing from time to time. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

Upon completion of this offering, we will have      shares of common stock outstanding, assuming no exercise of outstanding stock options and no issuance of shares upon the vesting of restricted shares. Of these shares of common stock, the      shares of common stock being sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, together with the 3,450,000 shares of common stock sold in our IPO, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an “affiliate” of ours, as that term is defined in Rule 144, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 6,166,039 shares of common stock held by our existing stockholders are “restricted securities,” as that term is defined in Rule 144. As restricted securities, and subject to any lock-up agreements as described below, they may be sold in the public market only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and Rule 701 under the Securities Act, which rules are summarized below.

As a result of the lock-up agreements described below and the provisions of Rules 144 and Rule 701 promulgated under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) are or will be available for sale in the public market as follows:

•	3,450,000 shares sold in our IPO are eligible for sale as of the date of this prospectus;
•	4,812,175 shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly described below under the “Underwriting” section, beginning six months after the date of this prospectus, subject to certain exceptions; and
•	1,615,779 shares of the 6,427,954 restricted shares held by our existing stockholders will become eligible for sale as of November 10, 2015 as the result of the expiration of lock-up agreements covering such shares that were entered into in connection with our IPO.

Rules 144

In general, under Rule 144, as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our common stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding which will equal to approximately shares immediately after this offering; and
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year including the holding period of any prior owner except an affiliate of The Joint, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have granted “piggy-back” and demand registration rights in connection with the warrant to purchase shares of our common stock issued to the representative of the underwriters of our IPO. Shares registered pursuant to such registration rights will be available for sale in the open market upon the effectiveness of the registration.

Form S-8 Registration Statement

Following the closing of this offering, we will file a registration statement on Form S-8 registering the shares of our common stock issuable pursuant to stock options, SARs, restricted stock, and RSUs granted or awarded under our 2012 Stock Plan and our 2014 Incentive Stock Plan. See “Compensation Plans” beginning on page 85. Shares registered under such registration statement will be available for sale in the open market upon the effectiveness of the registration, subject to Rule 144 volume limitations applicable to affiliates and any applicable lock-up agreements.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE
TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary deals only with shares of common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

Except as modified for estate tax purposes, a “non-U.S. holder” means a beneficial owner of shares of our common stock that, for United States federal income tax purposes, is not any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity)), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

We have not and will not seek any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our common stock that are different from those discussed below.

If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the shares of common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

Cash distributions on shares of our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your tax basis in our common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS form W-8ECI or other applicable forms). Instead, such dividends generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits attributable to such dividends that are effectively connected with its United States trade or business (and, if an income tax treaty applies, are attributable to its United States permanent establishment).

A non U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W 8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non U.S. holders that are pass through entities rather than corporations or individuals.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to discussions below of the backup withholding tax and “FATCA” legislation, any gain realized by a non-U.S. holder on the disposition of shares of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or, if an income tax treaty applies, at such lower rate as may be specified by the treaty on its gains attributable to its United States permanent establishment). Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States under the Code.

We do not believe we are, and we do not expect to become, a “United States real property holding corporation” for United States federal income tax purposes. If we are or become a “United States real property holding corporation,” so long as shares of our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of shares of our common stock will be subject to United States federal income tax on the disposition of shares of our common stock.

Federal Estate Tax

Shares of our common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual’s gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional FATCA Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on shares of our common stock and, for a disposition of our common stock occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the heading “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of shares of our common stock.

UNDERWRITING

Feltl and Company, Inc. and Maxim Group LLC are acting as the joint book-running managers of the offering and Feltl and Company, Inc. is acting as the representative of the underwriters named below, or the Representative. Subject to the terms and conditions set forth in an underwriting agreement dated as of the date of this prospectus among us, the selling stockholders and the Representative, we and the selling stockholders have agreed to sell to each underwriter named below, and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share set forth on the cover page of this prospectus, less the underwriting discounts and commissions, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Feltl and Company, Inc.
Maxim Group LLC
Total

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholders, other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option.  We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase from us a maximum of      additional shares (15% of the total shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discounts and commissions. If this option is exercised in full, the total net proceeds, before expenses, to us will be $      .

Discounts.  The following tables show the underwriting discounts and commissions payable to the underwriters by us and the selling stockholders on a per share and aggregate basis in connection with this offering (assuming both the full exercise and non-exercise of the over-allotment option to purchase additional shares of common stock):

	Total Without Over-Allotment Option	Total With Over-Allotment Option
Per Share	$	$
Total

Paid by the Selling Stockholders

	Total Without Over-Allotment Option	Total With Over-Allotment Option
Per Share	$	$
Total

The underwriters propose to offer the shares offered by us and the selling stockholders to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $    per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have also agreed to pay the Representative’s expenses relating to the offering, including, but not limited to, expenses and disbursements relating to the registration, qualification or exemption of securities offered under state securities laws, or “blue sky” laws; reasonable fees and expenses of the Representative’s counsel; expenses related to travel and due diligence meetings for the investment community and other expenses in connection with the delivery of the preliminary and final prospectus. In addition, we have agreed to pay to the Representative of the underwriters accountable expenses.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $    .

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements with the Representative, we, our executive officers and directors, and beneficial holders of 5% or more of our common stock have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock beneficially owned by them, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, without the prior written consent of the Representative, for a period of six months from the date of the final prospectus pertaining to the offering. The restrictions described above do not apply to: (i) the sale of any shares of common stock to the underwriters pursuant to the underwriting agreement; (ii) a transfer of shares of common stock to a family member or trust; (iii) a transfer of shares of common stock to charitable or educational organizations if, in any such case, such transfer is a bona fide gift; (iv) transfers of shares of common stock to partners or wholly-owned subsidiaries, as the case may be; (v) transfers of shares of common stock in connection with the exercise of any stock options that expire during the restricted period, to the extent necessary to fund the exercise price of such stock options and any withholding taxes resulting from such exercise; (vi) transfers of share of common stock by will or intestate succession; (vii) the establishment of a Rule 10b5-1 trading plan under the Exchange Act by a security holder for the sale of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period, and (viii) transfers of shares of common stock pursuant to any order of, or settlement agreement not involving any public sale of such shares or securities, approved by, any court of competent jurisdiction; provided, however, that in any case referred to in clauses (ii) through (v) above, each transferee executes and delivers a lock-up agreement agreeing to be subject to the restrictions on transfer described above. The Representative may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement; provided, however, if the party to be released is an officer or director of the Company and except if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in the “lock-up” agreement, (i) the Representative agrees that, at least three business days before the effective date of any release or waiver, the Representative will notify us of the impending release or waiver, and (ii) we have to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representative to any such officer or director shall only be effective two business days after the publication date of such press release.

NASDAQ Listing.  Our common stock is listed on The NASDAQ Capital Market under the symbol “JYNT.”

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services. Feltl and Company, Inc. participated as an underwriter in our initial public offering.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), or the PRC. The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or Prospectus Directive, as implemented in Member States of the European Economic Area, each, a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the “Prospectus Regulations.” The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or CONSOB) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended, or Qualified Investors; and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom, and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Johnson and Colmar, Bannockburn, Illinois. As of the date of this prospectus, certain individual attorneys of this firm beneficially own an aggregate of 521,601 shares of our common stock. Certain legal matters will be passed upon on behalf of the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

EXPERTS

The financial statements of The Joint Corp. as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014 have been included in this prospectus in reliance upon the report of EKS&H, LLLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission’s public reference room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission’s website at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Commission’s public reference rooms, and the website of the Commission referred to above.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

16767 N. Perimeter Drive, Suite 240
Scottsdale, AZ 85260
Telephone: (480) 245-5960

THE JOINT CORP.

INDEX TO FINANCIAL STATEMENTS

Page
THE JOINT CORP
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2014 and 2013	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2014 and 2013	F-5
Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2014 and 2013	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2014 and 2013	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of June 30, 2015 (unaudited) and December 31, 2014	F-25
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2015 and 2014 (unaudited)	F-26
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2015 and 2014 (unaudited)	F-27
Notes to Condensed Consolidated Financial Statements (unaudited)	F-29
Financial Statements of The Joint San Gabriel Valley Group, Inc. as of and for the year ended December 31, 2014
Independent Auditor’s Report	F-47
Balance Sheets	F-48
Statement of Operations	F-49
Statement of Changes in Stockholder’s Equity (Deficit)	F-50
Statements of Cash Flows	F-51
Notes to Financial Statements	F-52
Financial Statements of First Light Junction, Inc. as of December 31, 2014 and Unaudited Financial Statements As of March 31, 2015 and for the Three Months Ended March 31, 2015 and 2014
Independent Auditor’s Report	F-58
Balance Sheets	F-59
Statements of Operations and Accumulated Deficit	F-60
Statements of Cash Flows	F-61
Notes to Financial Statements	F-62
Financial Statements of WHB Franchise, Inc. as of December 31, 2014 and Unaudited Financial Statements As of March 31, 2015 and for the Three Months Ended March 31, 2015 and 2014
Independent Auditor’s Report	F-68
Balance Sheets	F-69
Statements of Operations and Accumulated Deficit	F-70
Statements of Cash Flows	F-71
Notes to Financial Statements	F-72

Page
Financial Statements of Clear Path Ventures, Inc. as of December 31, 2014 and Unaudited Financial Statements As of March 31, 2015 and for the Three Months Ended March 31, 2015 and 2014
Independent Auditor’s Report	F-78
Balance Sheets	F-79
Statements of Operations and Accumulated Deficit	F-80
Statements of Cash Flows	F-81
Notes to Financial Statements	F-82

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
The Joint Corp. and Subsidiary
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of The Joint Corp. and Subsidiary (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Joint Corp. and Subsidiary as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

Denver, Colorado
March 20, 2015

THE JOINT CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$20,796,783	$3,516,750
Restricted cash	224,576	58,786
Accounts receivable, net	704,905	394,655
Income taxes receivable	395,814	—
Note receivable – current portion	27,528	25,929
Deferred franchise costs – current portion	668,700	939,750
Deferred tax asset – current portion	208,800	701,200
Prepaid expenses and other current assets	375,925	23,729
Total current assets	23,403,031	5,660,799
Property and equipment, net	1,134,452	400,267
Note receivable	31,741	59,269
Note receivable – related party, net of allowance	—	21,750
Deferred franchise costs, net of current portion	2,574,450	2,283,000
Deferred tax asset – noncurrent	—	1,265,700
Intangible assets	153,000	—
Goodwill	677,204	—
Deposits and other assets	585,150	77,650
Total assets	$28,559,028	$9,768,435
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,271,405	$226,757
Co-op funds liability	186,604	54,133
Payroll liabilities	617,944	128,370
Advertising fund deferred revenue	—	4,652
Income taxes payable	—	419,297
Deferred rent – current portion	93,398	—
Deferred revenue – current portion	2,044,500	2,756,250
Other current liabilities	50,735	—
Total current liabilities	4,264,586	3,589,459
Deferred rent, net of current portion	451,766	—
Deferred revenue, net of current portion	7,915,918	7,252,084
Other liabilities	299,405	147,753
Total liabilities	12,931,675	10,989,296
Commitment and contingencies
Stockholders’ equity (deficit):
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of December 31, 2014, and 25,000 issued and outstanding as of December 31, 2013	—	25
Common stock, $0.001 par value; 20,000,000 shares authorized, 10,196,502 shares issued and 9,662,502 shares outstanding as of December 31, 2014 and 5,340,000 shares issued and 4,806,000 outstanding as of December 31, 2013	10,197	5,340
Additional paid-in capital	21,420,975	1,546,373
Treasury stock (534,000 shares, at cost)	(791,638)	(791,638)
Accumulated deficit	(5,012,181)	(1,980,961)
Total stockholders’ equity (deficit)	15,627,353	(1,220,861)
Total liabilities and stockholders’ equity (deficit)	$28,559,028	$9,768,435

The accompanying notes are an integral part of these consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2014	2013
Revenues:
Royalty fees	$3,194,286	$1,531,201
Franchise fees	1,933,500	2,536,333
Regional developer fees	478,500	742,875
IT related income and software fees	840,825	762,867
Advertising fund revenue	459,493	216,784
Other income	210,058	168,007
Total revenues	7,116,662	5,958,067
Cost of revenues:
Franchise cost of revenues	2,081,382	1,781,477
IT cost of revenues	165,057	224,719
Total cost of revenues	2,246,439	2,006,196
Selling and marketing expenses	1,188,016	781,256
Depreciation and amortization	210,123	70,725
General and administrative expenses	5,098,793	2,660,101
Total selling, general and administrative expenses	6,496,932	3,512,082
Income (loss) from operations	(1,626,709)	439,789
Other expense	(64,075)	(32,000)
Income (loss) before income tax provision	(1,690,784)	407,789
Income tax provision	(1,340,436)	(252,154)
Net income (loss)	$(3,031,220)	$155,635
Earnings per share:
Basic earnings (loss) per share	$(0.56)	$0.03
Diluted earnings (loss) per share	$(0.56)	$0.02

The accompanying notes are an integral part of these consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balances, December 31, 2012	25,000	$25	5,340,000	$5,340	$994,735	$—	$(2,136,596)	$(1,136,496)
Purchase of treasury stock		—		—	551,638	(791,638)	—	(240,000)
Net income		—		—	—	—	155,635	155,635
Balances, December 31, 2013	25,000	25	5,340,000	5,340	1,546,373	(791,638)	(1,980,961)	(1,220,861)
Stock-based compensation expense	—	—	—	—	101,830	—	—	101,830
Issuance of common stock – IPO, net of offering costs of $2,761,325	—	—	3,450,000	3,450	19,774,154	—	—	19,777,604
Issuance of vested restricted stock	—	—	71,502	72	(72)	—	—	—
Conversion of preferred stock to common stock	(25,000)	(25)	1,335,000	1,335	(1,310)	—	—	—
Net loss	—	—	—	—	—	—	(3,031,220)	(3,031,220)
Balances, December 31, 2014	—	$—	10,196,502	$10,197	$21,420,975	$(791,638)	$(5,012,181)	$15,627,353

The accompanying notes are an integral part of these consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(3,031,220)	$155,635
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for bad debts	102,782	—
Depreciation and amortization	210,123	70,725
Loss on disposal of property and equipment	10,127	—
Deferred income taxes	1,758,100	(552,300)
Accrued interest on notes receivable	—	(5,551)
Stock based compensation expense	101,830	—
Changes in operating assets and liabilties:
Restricted cash	(165,790)	17,290
Accounts receivable	(369,532)	(287,757)
Income taxes receivable	(395,814)	—
Prepaid income taxes	—	300,000
Prepaid expenses and other current assets	(352,196)	47,069
Deferred franchise costs	(20,400)	(14,850)
Deposits and other assets	—	(60,686)
Accounts payable and accrued expenses	1,044,648	125,394
Co-op funds liability	132,471	9,359
Payroll liabilities	489,574	58,046
Advertising fund deferred revenue	(4,652)	(26,650)
Other liabilities	(25,447)	108,029
Deferred rent	545,164	—
Income taxes payable	(419,297)	419,297
Deferred revenue	(47,916)	59,167
Net cash (used in) provided by operating activities	(437,445)	422,217
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(900,000)	—
Advances for reacquisition and termination of regional developer rights	(507,500)	—
Purchase of property and equipment	(659,305)	(241,412)
Proceeds from sale of equipment	2,500	—
Payments received on notes receivable	4,179	10,353
Net cash used in investing activities	(2,060,126)	(231,059)
Cash flows from financing activities:
Proceeds from issuance of common stock – initial public offering	22,425,000	—
Offering costs paid	(2,647,396)	—
Purchase of treasury stock	—	(240,000)
Net cash provided by (used in) financing activities	19,777,604	(240,000)
Net increase (decrease) in cash	17,280,033	(48,842)
Cash at beginning of year	3,516,750	3,565,592
Cash at end of year	$20,796,783	$3,516,750
Supplemental cash flow disclosures:
Cash paid for income taxes	$420,250	$—
Non-cash financing and investing activities:
Warrants issued for services in connection with initial public offering	$113,929	$—
Conversion of preferred stock to common stock	$25	$—

The accompanying notes are an integral part of these consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The Joint Corp. (“The Joint”), a Delaware corporation, was formed on March 10, 2010, for the purpose of franchising chiropractic clinics, selling regional developer rights and supporting the operations of franchised chiropractic clinics at locations throughout the United States of America. The franchising of chiropractic clinics is regulated by the Federal Trade Commission and various state authorities.

The Joint Corporate Unit No. 1, LLC (“Clinic”), an Arizona limited liability company, was formed on July 14, 2010, for the purpose of operating chiropractic clinics in the state of Arizona. It operated one company-owned clinic the assets of which were sold on July 1, 2012. All remaining account balances were consolidated with The Joint as of December 31, 2012.

We completed our initial public offering of 3,000,000 shares of common stock at a price to the public of $6.50 per share on November 14, 2014, whereupon we received aggregate net proceeds of approximately $17,065,000 after deducting underwriting discounts, commissions and other offering expenses. Our underwriters exercised their option to purchase 450,000 additional shares of common stock to cover over-allotments on November 18, 2014, pursuant to which we received aggregate net proceeds of approximately $2,710,000, after deducting underwriting discounts, commissions and expenses. Also, in conjunction with the IPO, we issued warrants to the underwriters for the purchase of 90,000 shares of common stock, which can be exercised between November 10, 2015 and November 10, 2018 at an exercise price of $8.125 per share.

The following table summarizes the number of clinics in operation for years ended December 31, 2014 and 2013.

	Year Ended December 31,
	2014	2013
Clinics open at beginning of period	175	82
Clinics opened during the period	73	93
Clinics closed during the period	(2)	—
Clinics in operation at the end of the period	246	175
Clinics sold but not yet operational	268	223

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of The Joint Corp. and its wholly owned subsidiary, The Joint Corporate Unit No. 1, LLC (collectively, the “Company”).

All significant intercompany accounts and transactions between The Joint Corp. and its subsidiary have been eliminated in consolidation.

Cash and Cash Equivalents

We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash. We continually monitor our positions with, and credit quality of, the financial institutions with which we invest. As of the balance sheet date and periodically throughout the year, we have maintained balances in various operating accounts in excess of federally insured limits. We have invested substantially all of the proceeds of our IPO in short-term bank deposits. We had no cash equivalents as of December 31, 2014 and 2013.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Restricted Cash

Restricted cash held by the Company relates to cash franchisees are required to contribute to our National Marketing Fund and cash franchisees provide to various voluntary regional Co-Op Marketing Funds. Cash contributed to the National Marketing Fund is to be used in accordance with the Franchise Disclosure Document with a focus on regional and national marketing and advertising.

Concentrations of Credit Risk

In certain circumstances, we grant credit to franchisees related to the collection of initial franchise fees, royalties, and other operating revenues. We periodically perform credit analysis and monitor the financial condition of the franchisees to reduce credit risk. As of December 31, 2014 and 2013, six and two franchisees, respectfully, represented 56% and 54% of outstanding accounts receivable. We did not have any franchisees that represented greater than 10% of our revenues during the years ended December 31, 2014 and 2013.

Accounts Receivable

Accounts receivable represent amounts due from franchisees for initial franchise fees, royalty fees and marketing and advertising expenses. We consider a reserve for doubtful accounts based on the creditworthiness of the franchisee. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management’s best estimate of uncollectible amounts and is determined based on specific identification and historical performance we track on an ongoing basis. The losses ultimately could differ materially in the near term from the amounts estimated in determining the allowance. We determined that an allowance for doubtful accounts was not necessary at December 31, 2013. As of December 31, 2014, we had an allowance for doubtful accounts of $81,032.

Deferred Franchise Costs

Deferred franchise costs represent commissions that are paid in conjunction with the sale of a franchise and are expensed when the respective revenue is recognized, which is generally upon the opening of a clinic.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other income.

Software Developed

We capitalize most software development costs. These capitalized costs are primarily related to proprietary software used by clinics for operations and the Company for management of operations. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized as assets in progress until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Software developed is recorded as part of property and equipment. Maintenance and training costs are expensed as incurred. Internal use software is amortized on a straight line basis over its estimated useful life, generally 5 years.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Intangible Assets

Intangible assets consist primarily of re-acquired franchise rights, and customer relationships. We amortize the fair value of re-acquired franchise rights over the remaining contractual terms of the re-acquired franchise rights at the time of the acquisition, which was 7 years. The fair value of customer relationships is amortized over their estimated useful life of 2 years.

Goodwill

As of December 31, 2014, we had recorded goodwill of $677,204. Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired in the acquisition of six franchises on December 31, 2014 (See Note 2). Under FASB ASC 350-10, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests, and tests between annual tests in certain circumstances, based on estimated fair value in accordance with FASB ASC 350-10, and written down when impaired.

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. We look primarily to undiscounted future cash flows in our assessment of whether or not long-lived assets have been impaired. No impairments of long-lived assets were recorded for the years ended December 31, 2014 and 2013.

Advertising Fund

We have established an advertising fund for national/regional marketing and advertising of services offered by the clinics owned by the franchisees. As stipulated in the typical franchise agreement, a franchisee, in addition to the monthly royalty fee, pays a monthly marketing fee of 1% of gross sales, which increased at our discretion to 2% in January 2015. We segregate the marketing funds collected and use the funds for specific purposes as outlined in the Franchise Disclosure Document. These funds are included in restricted cash on our consolidated balance sheet. As amounts are expended from the fund, we recognize advertising fund revenue and a related expense. Amounts collected in excess of marketing expenditures are included in restricted cash on our consolidated balance sheets.

Co-Op Marketing Funds

Some franchises have established regional Co-Ops for advertising within their local and regional markets. We maintain an agency relationship under which the marketing funds collected are segregated and used for the purposes specified by the Co-Ops officers. The marketing funds are included in restricted cash on our consolidated balance sheets.

Deferred Rent

The Company leases its office space and company-owned clinics under operating leases, which may include rent holidays and rent escalation clauses. The Company recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the term of the lease. The Company records tenant improvement allowances as deferred rent liabilities and amortizes the allowance over the term of the lease, as a reduction to rent expense.

Revenue Recognition

We generate revenue through initial franchise fees, regional developer fees, transfer fees, royalties, IT related income, and computer software fees.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Initial Franchise Fees.  We require the entire non-refundable initial franchise fee to be paid upon execution of a franchise agreement, which has an initial term of ten years. Initial franchise fees are recognized as revenue when we have substantially completed our initial services under the franchise agreement, which typically occurs upon opening of the clinic. Our services under the franchise agreement include: training of franchisee and staff, site selection, construction/vendor management and ongoing operations support. We provide no financing to franchisees or offer guarantees on their behalf.

Regional Developer Fees.  During 2011, we established a regional developer program to engage independent contractors to assist in developing specified geographical regions. Under this program, regional developers pay a license fee of 25% of the then current franchise fee for each franchise they receive the right to develop within a specified geographical region. Each regional developer agreement establishes a minimum number of franchises that the regional developer must develop. Regional developers receive 50% of franchise fees collected upon the sale of franchises within their region and a royalty of 3% of sales generated by franchised clinics in their region. Regional developer fees are non-refundable and are recognized as revenue when we have performed substantially all initial services required by the regional developer agreement, which generally is considered to be upon the opening of each franchised clinic. Upon the execution of a regional developer agreement, we estimate the number of franchised clinics to be opened, which is typically consistent with the contracted minimum. When we anticipate that the number of franchised clinics to be opened will exceed the contracted minimum, the license fee on a per-clinic basis is determined by dividing the total fee collected from the regional developer by the number of clinics expected to be opened within the region. Certain regional developer agreements provide that no additional fee is required for franchises developed by the regional developer above the contracted minimum, while other regional developer agreements require a supplemental payment. We reassess the number of clinics expected to be opened as the regional developer performs under its regional developer agreement. When a material change to the original estimate becomes apparent, the fee per clinic is revised on a prospective basis, and the unrecognized fees are allocated among, and recognized as revenue upon the opening of, the remaining unopened franchised clinics within the region. The franchisor’s services under regional developer agreements include site selection, grand opening support for two clinics, sales support for identification of qualified franchisees, general operational support and marketing support to advertise for ownership opportunities. Several of our regional developer agreements grant us the option to repurchase the regional developer’s license.

Royalties.  We collect royalties, as stipulated in the franchise agreement, equal to 7% of gross sales, and a marketing and advertising fee currently of 1% of gross sales. Certain franchisees with franchise agreements acquired during the formation of the Company pay a monthly flat fee. Royalties are recognized as revenue when earned. Royalties are collected bi-monthly two working days after each sales period has ended.

IT Related Income and Software Fees.  We collect a monthly computer software fee for use of our proprietary chiropractic software, computer support, and internet services support, which was made available to all clinics in April 2012. These fees are recognized on a monthly basis as services are provided. IT related revenue represents a flat fee to purchase a clinic’s computer equipment, operating software, preinstalled chiropractic system software, key card scanner (patient identification card), credit card scanner and credit card receipt printer. These fees are recognized as revenue upon receipt of equipment by the franchisee.

Advertising Costs

We incur advertising costs in addition to those included in the advertising fund. Our policy is to expense all operating advertising costs as incurred. Advertising expenses for years ended December 31, 2014 and 2013 were $145,492 and $323,219, respectively.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Income Taxes

We account for income taxes in accordance with the Accounting Standards Codification that requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to depreciation of property and equipment and treatment of revenue for franchise fees and regional developer fees collected. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

We account for uncertainty in income taxes by recognizing the tax benefit or expense from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits and expenses recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

For the year ended December 31, 2014 and, 2013, we recorded a liability for income taxes for operations and uncertain tax positions of approximately $122,000 and $148,000, respectively, of which $30,000 and $33,000 respectively, represent penalties and interest and recorded in the “other liabilities” section of the accompanying consolidated balance sheets. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. Our tax returns for tax years subject to examination by tax authorities include 2010 and 2011 through the current period for state and federal reporting purposes, respectively.

Earnings (Loss) per Common Share

Basic earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed by giving effect to all potentially dilutive common shares including preferred stock, restricted stock, and stock options.

	Year Ended December 31,
	2014	2013
Net income (loss)	$(3,031,220)	$155,635
Weighted average common shares outstanding – basic	5,451,851	5,313,665
Effect of dilutive securities:
Stock options	—	21,732
Shares issuable on conversion of preferred stock	—	1,335,000
Weighted average common shares outstanding – diluted	5,451,851	6,670,397
Basic earnings per share	$(0.56)	$0.03
Diluted earnings per share	$(0.56)	$0.02

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

The following table summarizes the potential shares of common stock that were excluded from diluted net loss per share, because the effect of including these potential shares was anti-dilutive:

	Year Ended December 31,
	2014	2013
Unvested restricted stock	590,873	—
Stock options	312,995	—
Warrants	90,000	—

Stock-Based Compensation

We account for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determined the estimated grant-date fair value of restricted shares using quoted market prices and the grant-date fair value of stock options using the Black-Scholes option pricing model and recognize compensation costs ratably over the period of service using the straight-line method.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to significant estimates and assumptions include the allowance for doubtful accounts, share-based compensation arrangements, fair value of stock options, useful lives and realizability of long-lived assets, classification of deferred revenue and deferred franchise costs and the related deferred tax assets and liabilities as long-term or current, uncertain tax positions and realizability of deferred tax assets.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle, and in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern: Disclosures about an Entity’s Ability to Continue as a Going Concern.” The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The new guidance is effective for annual periods ending after December 15, 2016, and interim periods thereafter. We are currently evaluating the impact of the adoption of ASU No. 2014-15 on our consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2:  Acquisitions

Los Angeles County Acquisition of Franchise Units

On December 31, 2014, we acquired substantially all the assets and certain liabilities of six franchises held by The Joint RRC Corp. including four operating clinics in Los Angeles County for a purchase price of $900,000 which was paid in cash on December 31, 2014. We intend to operate four of the acquired franchises as company-owned clinics and to relocate two remaining franchises. As we acquired the clinics effective December 31, 2014, the Consolidated Statements of Comprehensive Operations do not include any post-acquisition results of operations.

The purchase price allocation for these acquisitions is preliminary and subject to further adjustment upon finalization of the opening balance sheet. The following summarizes the fair values of the assets acquired and liabilities assumed as of the acquisition date:

Intangible assets consist of reacquired franchise rights of $81,000 and customer relationships of $72,000 and will be amortized over their estimated useful lives of seven years and two years, respectively.

Unfavorable leases consist of leases with rents that are in excess of market value. This liability will be amortized over the lives of the associated leases.

Property and equipment	$297,630
Intangible assets	153,000
Goodwill	677,204
Total assets acquired	1,127,834
Unfavorable leases	(227,834)
Net assets acquired	$900,000

Goodwill recorded in connection with this acquisition was attributable to the workforce of the clinics and synergies expected to arise from cost savings opportunities. All of the recorded goodwill is tax-deductible.

The supplemental pro forma information set forth in the following table has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2013, nor is it indicative of any future results. The pro forma information does not give effect to any potential revenue enhancements or operating efficiencies that could result from the acquisition.

	Pro Forma for the Year Ended
	December 31, 2014	December 31, 2013
Revenues, net	$7,306,565	$5,879,654
Net loss	$(3,927,259)	$(374,932)

The pro forma amounts included in the table above reflect the application of our accounting policies and adjustment of the results of the clinics to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property and equipment and intangible assets had been applied from January 1, 2013, together with the consequential tax impacts.

Note 3:  Notes Receivable

Effective July 2012, we sold the assets of our company-owned clinic, including the equipment and customer base, in exchange for a $90,000 promissory note. The note bears interest at 6% per annum for fifty-four months and requires monthly principal and interest payments over forty-two months, beginning August 2013 and maturing January 2017. The outstanding balance on the note as of December 31, 2014 and 2013 was $59,269 and $85,198, respectively and is uncollateralized.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3:  Notes Receivable  – (continued)

Note Receivable — Related Party

Effective October 2012, a stockholder and former director of the Company transferred ownership in his clinic to a third party. In connection with this transaction we assessed a contractual transfer fee of $21,750 and accepted the promissory note as payment. The note has not been formalized with terms, including interest rate or payment schedules and, accordingly, is presented as a long-term note receivable in the accompanying consolidated balance sheets. Due to the uncertainty surrounding the collectability of the note, we reserved the note in full as of December 31, 2014.

Note 4:  Property and Equipment

Property and equipment consist of the following:

	December 31, 2014	December 31, 2013
Office and computer equipment	$209,575	$28,817
Leasehold improvements	665,961	—
Software developed	564,560	379,415
	1,440,096	408,232
Accumulated depreciation and amortization	(305,644)	(117,047)
	1,134,452	291,185
Assets in progress	—	109,082
	$1,134,452	$400,267

Depreciation and amortization expense was $210,123 and $70,725 for the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2013, assets in progress include costs for signage, furniture and equipment related to our office relocation as well as software under development. These costs were transferred to the appropriate property and equipment category and commenced depreciation when the assets became ready for their intended use.

Note 5:  Fair Value Consideration

Our financial instruments include cash, restricted cash, accounts receivable, notes receivable, accounts payable and accrued expenses. The carrying amounts of our financial instruments approximate their fair value due to their short maturities.

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect our assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5:  Fair Value Consideration  – (continued)

Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of December 31, 2014 and 2013, we do not have any financial instruments that are measured on a recurring basis as Level 1, 2 or 3.

Note 6:  Intangibles

Intangible assets consisted of the following:

December 31, 2014
Reacquired franchise rights	$81,000
Customer relationships	72,000
Total intangible assets	$153,000

All intangible assets relate to the acquisition that occurred on December 31, 2014 and, accordingly, there is no amortization expense for the year ended December 31, 2014.

Estimated amortization expense for 2015 and subsequent years is as follows:

2015	$47,571
2016	47,571
2017	11,571
2018	11,571
2019	11,571
Thereafter	23,143
Total	$153,000

Note 7:  Income Taxes

Income tax provision reported in the consolidated statements of operations is comprised of the following:

	December 31,
	2014	2013
Current provision:
Federal	$(388,864)	$583,558
State, net of state tax credits	(28,800)	220,896
	(417,664)	804,454
Deferred provision:
Federal	1,403,100	(482,350)
State	355,000	(69,950)
	1,758,100	(552,300)
Total income tax provision	$1,340,436	$252,154

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7:  Income Taxes  – (continued)

The following are the components of our net deferred taxes for federal and state income taxes:

	December 31,
	2014	2013
Current deferred tax asset:
Deferred revenue	$776,100	$1,064,000
Deferred franchise costs	(253,900)	(362,800)
Allowance for doubtful accounts	30,800	—
Accrued expenses	197,300	—
Restricted stock compensation	(60,700)	—
Deferred rent	35,500	—
Charitable contribution carryover	400	—
	725,500	701,200
Less valuation allowance	(516,700)	—
Net current deferred tax asset	$208,800	$701,200
Non-current deferred tax asset:
Deferred revenue	$2,223,200	$1,825,700
Deferred franchise costs	(679,000)	(469,100)
Restricted stock compensation	(170,600)	—
Deferred rent	171,500	—
Net operating loss carryforwards	38,200	—
Asset basis difference related to property and equipment	(45,400)	(90,900)
	1,537,900	1,265,700
Less valuation allowance	(1,537,900)	—
Net non-current deferred tax asset	$—	$1,265,700

At December 31, 2014, we had state net operating losses of approximately $965,000. These net operating losses are available to offset future taxable income and will begin to expire in 2019.

The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting net income (loss), compared to the income tax provision in the consolidated statement of operations:

	For the Years Ended December 31,
	2014		2013
	Amount	Percent	Amount	Percent
Expected federal tax expense	$(574,900)	(34.0)%	$138,633	34.0%
State tax provision, net of federal benefit	(72,500)	(4.3)	18,774	4.6
Effect of increase in valuation allowance	2,054,600	121.5	—	—
Non-deductible expenses	23,900	1.4	19,831	4.9
Uncertain tax positions	(20,900)	(1.2)	85,157	20.9
Effect of reduced state rates for deferred	33,000	2.0	—	—
Other, net	(102,764)	(6.0)	(10,241)	(2.5)
	$1,340,436	79.3%	$252,154	61.8%

Our state tax expense, penalties and interest stem from uncertain tax positions related to unresolved state apportionment of taxable income.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7:  Income Taxes  – (continued)

Changes in our income tax expense related primarily to changes in pretax income during the year ended December 31, 2014, as compared to year ended December 31, 2013, and changes in the effective rate from 79.3% to 61.8%, respectively. The difference is due to a valuation allowance on our deferred tax assets, uncertain tax positions that were recorded during the prior period, the reduction in the state income tax rate, and the impact of certain permanent differences on taxable income.

For the year ended December 31, 2014 and, 2013, we recorded a liability for income taxes for operations and uncertain tax positions of approximately $122,000 and $148,000, respectively, of which $30,000 and $33,000 respectively, represent penalties and interest and recorded in the “other liabilities” section of the accompanying consolidated balance sheets. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. Our tax returns for tax years subject to examination by tax authorities include 2010 and 2011 through the current period for state and federal reporting purposes, respectively.

The following table sets forth a reconciliation of the beginning and ending amount of uncertain tax benefits during the tax years ended December 31, 2014 and 2013:

	2014	2013
Uncertain tax benefit – January 1	$114,500	$29,500
Gross decreases – tax positions in prior period	(22,800)	—
Gross increases – tax positions in current period	—	85,000
Uncertain tax benefit – December 31	$91,700	$114,500

Note 8:  Commitments and Contingencies

Operating Leases

We lease our corporate office space. Monthly payments under the lease were approximately $10,500 through June 2012 and approximately $6,700 through December 2013. The lease expired on December 31, 2013. On September 17, 2013, we entered into a new lease for corporate office space, with 66 monthly payments increasing from $10,500 to $22,000, beginning February 3, 2014, the date we took occupancy of the new office space. On December 31, 2014 we acquired four additional leases for clinic locations. These leases vary in length from 30 to 40 months and have monthly payments ranging from $2,609 to $5,909.

Total rent expense for the year ended December 31, 2014 and 2013 was $135,000 and $124,000, respectively.

Future minimum annual lease payments are approximately as follows:

2015	$444,746
2016	465,404
2017	440,212
2018	293,812
2019	154,055
Thereafter	—
$1,798,229

Litigation

In the normal course of business, we are party to litigation from time to time. We maintain insurance to cover certain actions and believe that resolution of such litigation will not have a material adverse effect on the Company.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9:  Related Party Transactions

We entered into consulting and legal agreements with certain common stockholders related to services performed for the development and ongoing support of the Company. Amounts incurred under these agreements were approximately $923,000 and $700,000 for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 approximately $282,000 was recorded in accounts payable.

Note 10:  Equity

Initial Public Offering

We completed our initial public offering of 3,000,000 shares of common stock at a price to the public of $6.50 per share on November 14, 2014, whereupon we received aggregate net proceeds of approximately $17,065,000 after deducting underwriting discounts, commissions and other offering expenses. Our underwriters exercised their option to purchase 450,000 additional shares of common stock to cover over-allotments on November 18, 2014, pursuant to which we received aggregate net proceeds of approximately $2,710,000, after deducting underwriting discounts, commissions and expenses. Also, in conjunction with the IPO, we issued warrants to the underwriters for the purchase of 90,000 shares of common stock, which can be exercised between November 10, 2015 and November 10, 2018 at an exercise price of $8.125 per share.

Stock Options

In November 2012, we adopted the 2012 Stock Plan (“2012 Plan”). The Plan’s purpose is to attract and retain the best available personnel for positions of substantial responsibility, provide incentives and additional ownership opportunities for employees, directors, and consultants, and generally promote the success of our business. The Plan permits us to grant incentive stock options, non-statutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to employees, directors, and consultants for a period of ten years.

On May 15, 2014, we adopted the 2014 Stock Plan (“2014 Plan”). The 2014 Plan is designed to supersede and replace the 2012 Plan, effective as of the adoption date and set aside 1,513,000 shares of our common stock that may be granted under the 2014 Plan.

On January 1, 2014, we granted stock options to employees to purchase 198,915 shares of the Company. These options vest over a period of four years from grant date with the exception of 100,125 options that were contingent on the initial public offering that took place on November 14, 2014. These options vest in 12 monthly installments of 4,171 shares the first year, 12 monthly installments of 2,503 shares the second year, and 12 monthly installments of 1,670 shares the third year.

On May 15, 2014, we granted stock options to an employee to purchase 72,100 shares of the Company. These options vest over 16 quarterly installments of 4,450 shares, beginning September 30, 2014.

On November 10, 2014, in conjunction with the initial public offering, 50,000 additional stock options were granted that vest one year after the grant date.

The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding the components of the model, including the estimated fair value of underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to the valuation.

The fair value of our common stock prior to our IPO was estimated by the Board of Directors at or about the time of grant for each share-based award. At each grant, the board considered a number of factors in establishing a value for our common stock including our EBITDA, assessments of an amount our shareholders would accept in the private sale of the company, discussions with our investment bankers regarding pricing of the company’s common stock in an initial public offering and the probability of successfully completing

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10:  Equity  – (continued)

an IPO. Although the methods for determining the fair value of our common stock are not complex, the board’s estimate of the fair value of our common stock did involve subjectivity, especially assessments of value in a private sale and estimates of value in the public stock market.

Since our stock was not publicly traded, expected volatilities were based on volatilities from publicly traded companies with business models similar to ours. Upon the completion of our IPO, our stock trading price became the basis of fair value of our common stock used in determining the value of share based awards. We will rely upon the volatilities from publicly traded companies with similar business models until our common stock has accumulated enough trading history for us to utilize our own historical volatility. The expected life of the options granted is based on the average of the vesting term and the contractual term of the option. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury 10-year yield curve in effect at the date of the grant.

We have computed the fair value of all options granted during the year ended December 31, 2014, using the following assumptions:

	December 31,
	2014	2013
Expected volatility	43% – 46%	—
Expected dividends	None	—
Expected term (years)	5.5 – 7.5	—
Risk-free rate	0.07% – 2.05%	—
Forfeiture rate	20%	—

The information below summarizes the stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2013	—	$—	$—
Granted at market price	320,115	2.04
Exercised	—	—
Cancelled	(7,120)	1.20
Outstanding at December 31, 2014	312,995	2.04	0.92	9.2
Exercisable at December 31, 2014	13,072	$1.20	$0.57	9.3

The intrinsic value of our stock options outstanding was $1,357,201 at December 31, 2014.

For the years ended December 31, 2014 and 2013, stock based compensation expense for stock options was $32,105, and $0, respectively. Unrecognized stock-based compensation expense for stock options for the year ended December 31, 2014 was $201,909, which is expected to be recognized ratably over the next 2.0 years.

Restricted Stock

On January 1, 2014, we granted restricted stock awards to an executive and a consultant to earn an aggregate of 567,375 shares of our stock. The restricted stock was granted in two tranches. The first tranche vests over a period of four years from the grant date. The second tranche began vesting upon completion of our initial public offering on November 14, 2014 over a three year period. The fair market value of the 567,375 shares of restricted stock was valued at $1.20 per share, determined by our Board of Directors, totaling approximately $679,000 to be recognized ratably as the stock is vested.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10:  Equity  – (continued)

On December 16, 2014, we granted restricted stock to an executive to earn 95,000 shares of our common stock. These shares vest over a four year period from the grant date. The estimated fair market value of these shares was valued at $6.20 per share, based on our stock trading price, totaling approximately $589,000 to be recognized ratably as the stock is vested.

The information below summaries the restricted stock activity:

Restricted Share Awards	Shares
Outstanding at December 31, 2013	—
Restricted stock awards granted	662,375
Awards forfeited or exercised	—
Outstanding at December 31, 2014	662,375
Remaining available to be issued	42,950

For the years ended December 31, 2014 and 2013, stock based compensation expense for restricted stock awards was $69,725, and $0, respectively. Unrecognized stock based compensation expense for restricted stock awards as of December 31, 2014 was $1,198,212 to be recognized ratably over 3.4 years.

Warrants

In conjunction with the IPO, we issued warrants to the underwriters for the purchase of 90,000 shares of common stock, which can be exercised between November 10, 2015 and November 10, 2018 at an exercise price of $8.125 per share. For the year ended December 31, 2014, a net expense of $113,929 was recorded against proceeds under additional paid in capital, associated with these awards. The fair value of the warrants was determined using the Black-Scholes option valuation model. The warrants expire on November 10, 2018 and have a remaining contractual life of 3.9 years as of December 31, 2014.

We have computed the fair value of all warrants granted during the year ended December 31, 2014, using the following assumptions:

	December 31,
	2014	2013
Volatility	33%	—
Risk-free interest rate	0.78%	—
Expected term (years)	4.0	—

The information below summarizes the warrants:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2013	—	$—
Granted	90,000	8.13
Outstanding at December 31, 2014	90,000	$8.13	3.9	$—
Exercisable at December 31, 2014	—	$—	—	$—

Preferred Stock

We have 50,000 shares authorized as preferred stock. The preferred stock is senior to common stock and each share has the same voting rights as the common stockholders. The liquidation preference is equal to the stated value of the stock plus any dividends declared but unpaid at the time of a liquidation event. The preferred shares are convertible to common stock at the option of the holder at a rate of one share of preferred stock for 53.4 shares of common stock. On November 14, 2014, the holders of our preferred stock converted all 25,000 outstanding shares of preferred stock to 1,335,000 shares of common stock.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10:  Equity  – (continued)

Common Stock

On November 26, 2012, the Board declared a dividend of 29 shares of our common stock on each share of common stock outstanding as of December 1, 2012. The stock dividend was effective and payable automatically as of the effective date of the Certificate of Amendment to our Certificate of Incorporation which was January 9, 2013. The stock dividend has been accounted for as a stock split and retroactively reflected in these consolidated financial statements. On September 16, 2014, the Board declared a second stock dividend of .78 shares of common stock for each share of common stock outstanding as of September 15, 2014. The second stock dividend was effective and payable automatically as of the effective date of the Company’s Amended and Restated Certificate of Incorporation, which was September 17, 2014. This stock dividend has been accounted for as a stock split and retroactively reflected in these consolidated financial statements.

On January 9, 2013, a Certificate of Amendment of Certificate of Incorporation was filed with the Delaware Secretary of State. This amendment authorized us to increase the number of common stock shares from 150,000 to 4,000,000. A subsequent Certificate of Amendment of Certificate of Incorporation was filed on December 24, 2013, authorizing us to increase the number of common stock shares to 4,250,000. An Amended and Restated Certificate of Incorporation was filed on September 17, 2014, authorizing us to increase the number of common stock shares to 20,000,000.

Treasury Stock

In December 2013, we exercised our right of first refusal under the terms of a Stockholders Agreement dated March 10, 2010 to repurchase 534,000 shares of our common stock. The shares were purchased for $0.45 per share or $240,000 in cash along with the issuance of an option to repurchase the 534,000 shares. We had the right to call the option upon a 15% change in ownership. The repurchased shares were recorded as treasury stock, at cost in the amount of $791,638, and are available for general corporate purposes. The option is classified in equity as it is considered indexed to our stock and meets the criteria for classification in equity. The option was granted to the seller for a term of 8 years. The option contained the following exercise prices:

Year 1	$0.56
Year 2	$0.68
Year 3	$0.84
Year 4	$1.03
Year 5	$1.28
Year 6	$1.59
Year 7	$1.97
Year 8	$2.45

Consideration given in the form of the option was valued using a Binomial Lattice-Based model resulting in a fair value of $1.03 per share option for a total fair value of $551,638. The option was valued using the Binomial Lattice-Based valuation methodology because that model embodies all of the relevant assumptions that address the features underlying the instrument. Significant assumptions were as follows:

Market value of underlying common stock		$1.20
Term (years)	1	–	8
Strike price	$0.56	–	$2.45
Volatility	27.03%	–	45.64%
Risk-free interest	0.13%	–	2.45%

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11: Subsequent Events

On January 1, 2015, we completed our reacquisition and termination of our regional developer rights for the Los Angeles County, California region in exchange for cash consideration of $507,500. This payment was made in advance and is reflected as part of other assets in our accompanying consolidated balance sheet at December 31, 2014.

On January 30, 2015, we entered into an agreement to repurchase four developed franchises and one undeveloped franchise from a franchisee. The total consideration for this transaction was approximately $750,000, subject to certain adjustments, which was funded from the proceeds of our recent initial public offering and was completed on March 3, 2015. We intend to continue to operate two of the clinics opened under the developed franchises as company-owned clinics. The franchisee closed the two clinics operated under the remaining developed franchises. We have terminated the undeveloped franchise and may relocate it.

On February 17, 2015, we entered into an agreement to repurchase two operating franchises from a franchisee and the equipment, leasehold improvements, inventory, supplies and other assets used in the operation of the repurchased franchises. The total consideration for this transaction was $935,000, subject to certain adjustments, which was funded from the proceeds of our recent initial public offering. We intend to operate the two franchises as company-owned clinics.

On March 6, 2015, we entered into an agreement for and completed its repurchase of nine franchises from a franchisee. The transaction involved the repurchase of two developed franchises and seven undeveloped franchises. We intend to operate the clinics opened under the two developed franchises as company-owned clinics and to terminate, re-locate or re-sell the seven undeveloped franchises. The total consideration for this transaction was approximately $300,000, subject to adjustment for certain adjustments and was funded from the proceeds of our recent initial public offering.

THE JOINT CORP.

Condensed Consolidated Financial Statements

As of June 30, 2015 and December 31, 2014

and for the Three and Six Months Ended June 30, 2015 and 2014

THE JOINT CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,579,991	$20,796,783
Restricted cash	281,968	224,576
Accounts receivable, net	458,914	704,905
Income taxes receivable	292,730	395,814
Note receivable – current portion	17,768	27,528
Deferred franchise costs – current portion	597,970	622,800
Deferred tax asset – current portion	208,800	208,800
Prepaid expenses and other current assets	97,195	375,925
Total current assets	14,535,336	23,357,131
Property and equipment, net	2,691,042	1,134,452
Note receivable, net of current portion and reserve	27,942	31,741
Deferred franchise costs, net of current portion	1,894,930	2,574,450
Intangible assets, net	2,021,136	153,000
Goodwill	2,747,668	636,104
Deposits and other assets	118,073	585,150
Total assets	$24,036,127	$28,472,028
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,452,076	$1,271,405
Co-op funds liability	281,857	186,604
Payroll liabilities	874,825	617,944
Notes payable – current portion	479,400	—
Deferred rent – current portion	98,053	93,398
Deferred revenue – current portion	2,080,787	1,957,500
Other current liabilities	48,691	50,735
Total current liabilities	5,315,689	4,177,586
Notes payable, net of current portion	140,000	—
Deferred rent, net of current portion	410,755	451,766
Deferred revenue, net of current portion	5,734,709	7,915,918
Other liabilities	277,715	299,405
Total liabilities	11,878,868	12,844,675
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of June 30, 2015, and December 31, 2014	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 10,333,534 shares issued and 9,799,534 shares outstanding as of June 30, 2015 and 10,196,502 shares issued and 9,662,502 outstanding as of December 31, 2014	10,333	10,197
Additional paid-in capital	21,710,338	21,420,975
Treasury stock (534,000 shares as of June 30, 2015 and December 31, 2014, at cost)	(791,638)	(791,638)
Accumulated deficit	(8,771,774)	(5,012,181)
Total stockholders’ equity	12,157,259	15,627,353
Total liabilities and stockholders’ equity	$24,036,127	$28,472,028

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Royalty fees	$1,098,190	$753,265	$2,113,704	$1,361,591
Franchise fees	876,259	570,500	1,224,259	1,034,500
Revenues and management fees from company clinics	783,016	—	1,170,469	—
Advertising fund revenue	339,462	29,376	624,978	116,110
IT related income and software fees	197,214	211,200	401,189	410,825
Regional developer fees	50,750	116,000	268,250	224,750
Other revenues	81,855	51,494	131,796	96,895
Total revenues	3,426,746	1,731,835	5,934,645	3,244,671
Cost of revenues:
Franchise cost of revenues	743,592	490,298	1,251,158	949,074
IT cost of revenues	48,226	63,915	85,921	135,663
Total cost of revenues	791,818	554,213	1,337,079	1,084,737
Selling and marketing expenses	790,001	253,612	1,757,024	399,778
Depreciation and amortization	278,502	48,819	401,098	88,885
General and administrative expenses	3,412,484	1,084,346	6,200,726	2,050,640
Total selling, general and administrative expenses	4,480,987	1,386,777	8,358,848	2,539,303
Loss from operations	(1,846,059)	(209,155)	(3,761,282)	(379,369)
Other income (expense), net	(9,811)	(3,800)	1,689	(3,800)
Loss before income tax benefit	(1,855,870)	(212,955)	(3,759,593)	(383,169)
Income tax benefit	—	79,206	—	121,523
Net loss and comprehensive loss	$(1,855,870)	$(133,749)	$(3,759,593)	$(261,646)
Loss per share:
Basic and diluted loss per share	$(0.19)	$(0.03)	$(0.39)	$(0.05)
Weighted average shares	9,768,230	4,819,902	9,734,115	4,815,754

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(3,759,593)	$(261,646)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for bad debts	4,345	—
Regional developer fees recognized upon acquisition of development rights	(159,500)	—
Net franchise fees recognized upon termination of franchise agreements	(343,250)	—
Depreciation and amortization	401,098	88,885
Gain on sale of property and equipment	(11,500)	—
Deferred income taxes	—	(96,588)
Stock based compensation expense	289,499	27,922
Changes in operating assets and liabilties, net of effects from acquisitions:
Restricted cash	(57,392)	(57,547)
Accounts receivable	241,646	133,543
Income taxes receivable	103,084	—
Prepaid expenses and other current assets	278,730	16,025
Deferred franchise costs	5,700	28,700
Deposits and other assets	(40,423)	(133,274)
Accounts payable and accrued expenses	180,671	491,099
Co-op funds liability	95,253	(20,508)
Payroll liabilities	256,881	49,689
Other liabilities	(23,734)	56,547
Deferred rent	(36,356)	541,962
Income taxes payable	—	(419,297)
Deferred revenue	31,273	(186,250)
Other, net	—	14,556
Net cash (used in) provided by operating activities	(2,543,568)	273,818
Cash flows from investing activities:
Cash paid for acquisitions	(4,242,975)	—
Reacquisition and termination of regional developer rights	(945,000)	—
Purchase of property and equipment	(485,308)	(542,673)
Proceeds received on sale of property and equipment	11,500	—
Payments received on notes receivable	13,559	12,771
Net cash used in investing activities	(5,648,224)	(529,902)
Cash flows from financing activities:
Repayments on note payable	(25,000)	—
Net cash used in financing activities	(25,000)	—
Net decrease in cash	(8,216,792)	(256,084)
Cash at beginning of period	20,796,783	3,516,750
Cash at end of period	$12,579,991	$3,260,666
Supplemental cash flow disclosures:
Cash paid for income taxes	$—	$420,250
Cash paid for interest	$135	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Supplemental disclosure of non-cash activity:

In connection with the Company’s acquisitions of franchises during the six months ended June 30, 2015, the Company acquired $1,346,766 of property and equipment, and intangible assets of $1,070,500, goodwill of $2,111,564 and assumed deferred revenue associated with membership packages paid in advance of $107,555 in exchange for $4,242,975 in cash and an aggregate amount of $644,400 in notes payable to the sellers. Additionally, at the time of these transactions, the Company carried deferred revenue of $928,000, representing franchise fees collected upon the execution of franchise agreements, and deferred costs of $461,900, related to Company’s acquisition of undeveloped franchises. In accordance with ASC-952-605, the Company netted these amounts against the aggregate purchase price of the acquisitions (Note 2).

In connection with Company’s reacquisition and termination of regional developer rights during the six months ended June 30, 2015, the Company had deferred revenue of $688,750, representing license fees collected upon the execution of the regional developer agreements. In accordance with ASC-952-605, the Company netted these amounts against the aggregate purchase price of the acquisitions (Note 5).

As of December 31, 2014, the Company recorded a deposit of $507,500 for the reacquisition and termination of regional developer rights, which were paid in advance. During the six months ended June 30, 2015, upon the effective date of the agreement, the Company reclassified $507,500 from deposits to intangible assets.

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies

Basis of Presentation

These unaudited financial statements represent the condensed consolidated financial statements of The Joint Corp. (“The Joint”) and its wholly owned subsidiary The Joint Corporate Unit No. 1, LLC (collectively, the “Company”). These unaudited condensed consolidated financial statements should be read in conjunction with The Joint Corp. and Subsidiary consolidated financial statements and the notes thereto as set forth in The Joint Corp.’s Form 10-K, which included all disclosures required by generally accepted accounting principles. In the opinion of management, these unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the Company’s financial position on a consolidated basis and the consolidated results of operations and cash flows for the interim periods presented. The results of operations for the periods ended June 30, 2015 and 2014 are not necessarily indicative of expected operating results for the full year. The information presented throughout the document as of and for the periods ended June 30, 2015 and 2014 is unaudited.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of The Joint Corp. and its wholly owned subsidiary, The Joint Corporate Unit No. 1, LLC (collectively, the “Company”), which was dormant for all periods presented.

All significant intercompany accounts and transactions between The Joint Corp. and its subsidiary have been eliminated in consolidation.

Comprehensive Loss

Net loss and comprehensive loss are the same for the three and six months ended June 30, 2015 and 2014.

Nature of Operations

The Joint Corp., a Delaware corporation, was formed on March 10, 2010. Its principal business purposes are owning, operating, managing and franchising chiropractic clinics, selling regional developer rights and supporting the operations of owned, managed and franchised chiropractic clinics at locations throughout the United States of America. The franchising of chiropractic clinics is regulated by the Federal Trade Commission and various state authorities.

The following table summarizes the number of clinics in operation under franchise agreements or that are company-owned or managed for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Franchised clinics:
Clinics open at beginning of period	241	192	242	175
Opened during the period	10	23	23	41
Acquired during the period	(11)	—	(21)	—
Closed during the period	(1)	—	(5)	(1)
Clinics in operation at the end of the period	239	215	239	215
Active Franchise Licenses	182	250	182	250

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Corporate owned or managed clinics:
Clinics open at beginning of period	12	—	4	—
Acquired during the period	11	—	21	—
Closed during the period	—	—	(2)	—
Clinics in operation at the end of the period	23	—	23	—
Total clinics in operation at the end of the period	262	215	262	215

Variable Interest Entities

An entity deemed to hold the controlling interest in a voting interest entity or deemed to be the primary beneficiary of a variable interest entity (“VIE”) is required to consolidate the VIE in its financial statements. An entity is deemed to be the primary beneficiary of a VIE if it has both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb the majority of losses of the VIE or the right to receive the majority of benefits from the VIE. Investments where the Company does not hold the controlling interest and are not the primary beneficiary are accounted for under the equity method.

Certain states in which the Company manages clinics, regulate the practice of chiropractic care and require that chiropractic services be provided by legal entities organized under state laws as professional corporations or PCs. In these states, the Company has entered into management services agreements with PCs under which the Company provides on an exclusive basis, all non-clinical services of the chiropractic practice. The Company has analyzed its relationship with the PCs and has determined that the Company does not have the power to direct the activities of the VIE. As such, the activity of the PCs is not included in the Company’s consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and credit quality of, the financial institutions with which it invests. As of the balance sheet date and periodically throughout the period, the Company has maintained balances in various operating accounts in excess of federally insured limits. The Company has invested substantially all of the proceeds of its IPO in short-term bank deposits. The Company had no cash equivalents as of June 30, 2015 and December 31, 2014.

Restricted Cash

Restricted cash relates to cash franchisees and corporate clinics contribute to the Company’s National Marketing Fund and cash franchisees provide to various voluntary regional Co-Op Marketing Funds. Cash contributed by franchisees to the National Marketing Fund is to be used in accordance with the Franchise Disclosure Document with a focus on regional and national marketing and advertising.

Concentrations of Credit Risk

From time to time the Company grants credit in the normal course of business to franchisees related to the collection of royalties and other operating revenues. The Company periodically performs credit analysis and monitor the financial condition of the franchisees to reduce credit risk. As of December 31, 2014, six franchisees represented 56% of outstanding accounts receivable. The Company did not have any customers that represented greater than 10% of its accounts receivable or revenues during the three and six months ended June 30, 2015 and 2014.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Accounts Receivable

Accounts receivable represent amounts due from franchisees for initial franchise fees, royalty fees and marketing and advertising expenses. The Company considers a reserve for doubtful accounts based on the creditworthiness of the franchisee. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management’s best estimate of uncollectible amounts and is determined based on specific identification and historical performance the Company tracks on an ongoing basis. The losses ultimately could differ materially in the near term from the amounts estimated in determining the allowance. As of June 30, 2015 and December 31, 2014, the Company had an allowance for doubtful accounts of $85,377 and $81,032, respectively.

Deferred Franchise Costs

Deferred franchise costs represent commissions that are paid in conjunction with the sale of a franchise and are expensed when the respective revenue is recognized, which is generally upon the opening of a clinic.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Software Developed

The Company capitalizes most software development costs. These capitalized costs are primarily related to proprietary software used by clinics for operations and by the Company for the management of operations. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized as assets in progress until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Software developed is recorded as part of property and equipment. Maintenance and training costs are expensed as incurred. Internal use software is amortized on a straight line basis over its estimated useful life, generally 5 years.

Intangible Assets

Intangible assets consist primarily of re-acquired franchise rights and customer relationships. The Company amortizes the fair value of re-acquired franchise rights over the remaining contractual terms of the re-acquired franchise rights at the time of the acquisition, which was approximately 7 years. The fair value of customer relationships is amortized over their estimated useful life of 2 years.

Goodwill

Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired in the acquisitions discussed in Note 2. Under ASC 350-10, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests, and tests between annual tests in certain circumstances, based on estimated fair value in accordance with ASC 350-10, and are written down when impaired.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Long-Lived Assets

The Company reviews our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to estimated undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments of long-lived assets were recorded for the periods ended June 30, 2015 and 2014.

Advertising Fund

The Company has established an advertising fund for national/regional marketing and advertising of services offered by its clinics. The monthly marketing fee was increased to 2% in January 2015. The Company segregates the marketing funds collected which are included in restricted cash on its consolidated balance sheets. As amounts are expended from the fund, the Company recognizes advertising fund revenue and a related expense properly eliminating intercompany transactions. Amounts collected in excess of marketing expenditures are included in restricted cash on the Company’s consolidated balance sheets.

Co-Op Marketing Funds

Some franchises have established regional Co-Ops for advertising within their local and regional markets. The Company maintains a custodial relationship under which the marketing funds collected are segregated and used for the purposes specified by the Co-Ops’ officers. The marketing funds are included in restricted cash on the Company’s consolidated balance sheets.

Deferred Rent

The Company leases office space for its corporate offices and company-owned and managed clinics under operating leases, which may include rent holidays and rent escalation clauses. It recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the term of the lease. The Company records tenant improvement allowances as deferred rent liabilities and amortizes the allowance over the term of the lease, as a reduction to rent expense.

Revenue Recognition

The Company generates revenue through initial franchise fees, regional developer fees, royalties, advertising fund revenue, IT related income, and computer software fees, and from its company-owned and managed clinics.

Franchise Fees.  The Company requires the entire non-refundable initial franchise fee to be paid upon execution of a franchise agreement, which has an initial term of ten years. Initial franchise fees are recognized as revenue when the Company has substantially completed its initial services under the franchise agreement, which typically occurs upon opening of the clinic. The Company’s services under the franchise agreement include: training of franchisee and staff, site selection, construction/vendor management and ongoing operations support. The Company provides no financing to franchisees and offers no guarantees on their behalf.

During the three months ended June 30, 2015, the Company terminated 20 franchise licenses that were in default of various obligations under their respective franchise agreements. In conjunction with these terminations, the Company recognized $580,000 of revenue in the quarter, and $236,750 of costs which were previously deferred.

Regional Developer Fees.  During 2011, the Company established a regional developer program to engage independent contractors to assist in developing specified geographical regions. Under this program, regional developers pay a license fee of 25% of the then current franchise fee for each franchise they receive the right to develop within the region. Each regional developer agreement establishes a minimum number of franchises that the regional developer must develop. Regional developers receive 50% of franchise fees

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

collected upon the sale of franchises within their region and a royalty of 3% of sales generated by franchised clinics in their region. Regional developer fees are non-refundable and are recognized as revenue when the Company has performed substantially all initial services required by the regional developer agreement, which generally is considered to be upon the opening of each franchised clinic. Upon the execution of a regional developer agreement, the Company estimates the number of franchised clinics to be opened, which is typically consistent with the contracted minimum. When the Company anticipates that the number of franchised clinics to be opened will exceed the contracted minimum, the license fee on a per-clinic basis is determined by dividing the total fee collected from the regional developer by the number of clinics expected to be opened within the region. Certain regional developer agreements provide that no additional fee is required for franchises developed by the regional developer above the contracted minimum, while other regional developer agreements require a supplemental payment. The Company reassesses the number of clinics expected to be opened as the regional developer performs under its regional developer agreement. When a material change to the original estimate becomes apparent, the fee per clinic is revised on a prospective basis, and the unrecognized fees are allocated among, and recognized as revenue upon the opening of, the expected remaining unopened franchised clinics within the region. The franchisor’s services under regional developer agreements include site selection, grand opening support for the clinics, sales support for identification of qualified franchisees, general operational support and marketing support to advertise for ownership opportunities. Several of the regional developer agreements grant the Company the option to repurchase the regional developer’s license.

Revenues and Management Fees from Company Clinics.  The Company earns revenues from clinics that it owns and operates or manages throughout the United States. In those states where the Company owns and operates the clinic, revenues are recognized when services are performed. The Company offers a variety of membership and wellness packages which feature discounted pricing as compared with its single-visit pricing. Amounts collected up front for membership and wellness packages are recorded as deferred revenue and recognized when the service is performed. In other states where state law requires the chiropractic practice to be owned by a licensed chiropractor, the Company enters into a management agreement with the doctor’s PC. Under the management agreement, the Company provides administrative and business management services to the doctor’s PC in return for a monthly management fee. When the collectability of the full management fee is uncertain, the Company recognizes management fee revenue only to the extent of fees expected to be collected from the PCs.

Royalties.  The Company collects royalties, as stipulated in the franchise agreement, equal to 7% of gross sales, and a marketing and advertising fee currently of 2% of gross sales. Certain franchisees with franchise agreements acquired during the formation of the Company pay a monthly flat fee. Royalties are recognized as revenue when earned. Royalties are collected bi-monthly two working days after each sales period has ended.

IT Related Income and Software Fees.  The Company collects a monthly computer software fee for use of its proprietary chiropractic software, computer support, and internet services support. These fees are recognized on a monthly basis as services are provided. IT related revenue represents a flat fee to purchase a clinic’s computer equipment, operating software, preinstalled chiropractic system software, key card scanner (patient identification card), credit card scanner and credit card receipt printer. These fees are recognized as revenue upon receipt of equipment by the franchisee.

Advertising Costs

The Company incurs advertising costs in addition to those included in the advertising fund. The Company’s policy is to expense all operating advertising costs as incurred. Advertising expenses were $207,483 and $475,988 for the three and six months ended June 30, 2015, respectively. Advertising expenses were $4,042 and $40,039 for the three and six months ended June 30, 2014, respectively.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company accounts for income taxes in accordance with the ASC 740 that requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to depreciation of property and equipment and treatment of revenue for franchise fees and regional developer fees collected. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertainty in income taxes by recognizing the tax benefit or expense from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits and expenses recognized in the condensed consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

At June 30, 2015 and December 31, 2014, the Company maintained a liability for income taxes for uncertain tax positions of approximately $125,000 and $122,000, respectively, of which $33,000 and $30,000, respectively, represent penalties and interest and are recorded in the “other liabilities” section of the accompanying condensed consolidated balance sheets. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The Company’s tax returns for tax years subject to examination by tax authorities include 2011 through the current period for state and federal reporting purposes.

Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is computed by giving effect to all potentially dilutive common shares including preferred stock, restricted stock, and stock options.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(1,855,870)	$(133,749)	$(3,759,593)	$(261,646)
Weighted average common shares outstanding – basic	9,768,230	4,819,902	9,734,115	4,815,754
Effect of dilutive securities:
Stock options	—	—	—	—
Weighted average common shares outstanding – diluted	9,768,230	4,819,902	9,734,115	4,815,754
Basic and diluted loss per share	$(0.19)	$(0.03)	$(0.39)	$(0.05)

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

The following table summarizes the potential shares of common stock that were excluded from diluted net loss per share, because the effect of including these potential shares was anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Unvested restricted stock	453,846	116,818	453,846	116,818
Stock options	376,275	271,895	376,275	271,895
Warrants	90,000	—	90,000	—

Stock-Based Compensation

The Company accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. The Company determines the estimated grant-date fair value of restricted shares using quoted market prices and the grant-date fair value of stock options using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding the components of the model, including the estimated fair value of underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Prior to the IPO the grant date fair value was determined by the Board of Directors. Changes to the assumptions could cause significant adjustments to the valuation. The Company recognizes compensation costs ratably over the period of service using the straight-line method.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to significant estimates and assumptions include the allowance for doubtful accounts, share-based compensation arrangements, fair value of stock options, useful lives and realizability of long-lived assets, classification of deferred revenue and deferred franchise costs and the related deferred tax assets and liabilities as long-term or current, uncertain tax positions, realizability of deferred tax assets, impairment of goodwill and intangible assets and purchase price allocations.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard becomes effective for us on January 1, 2018. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern: Disclosures about an Entity’s Ability to Continue as a Going Concern.” The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The new guidance is effective for annual periods ending after December 15, 2016, and interim periods thereafter. The Company is currently evaluating the impact of the adoption of ASU No. 2014-15 on its consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:  Nature of Operations and Summary of Significant Accounting Policies  – (continued)

In April 2015, the FASB issued ASU 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. The update is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. ASU 2015-03 is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2015, FASB issued ASU No. 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The guidance provides clarification on whether a cloud computing arrangement includes a software license. If a software license is included, the customer should account for the license consistent with its accounting of other software licenses. If a software license is not included, the arrangement should be accounted for as a service contract. The update is effective for reporting periods beginning after December 15, 2015. The Company is currently evaluating the impact of the adoption of ASU No. 2015-05 on its consolidated financial statements.

Note 2:  Acquisitions

Franchises acquired during 2014

During 2014, the Company acquired substantially all the assets and certain liabilities of six franchises including franchises that manage four clinics operating in Los Angeles County, for a purchase price of $900,000 which was paid in cash. The Company is operating four of the acquired franchises as managed company clinics and has terminated the two remaining franchises. On January 1, 2015, the Company acquired an additional three undeveloped franchises. This resulted in a net deferred revenue adjustment of $41,100 to the net purchase price. No additional consideration was paid on January 1, 2015. The remaining $858,900 was accounted for as the total consideration paid for the acquired franchises.

The purchase price allocation for these acquisitions is subject to further adjustment upon completion of the valuation report. The following summarizes the fair values of the assets acquired and liabilities assumed as of the acquisition date:

Property and equipment	$297,630
Intangible assets	153,000
Goodwill	636,104
Total assets acquired	1,086,734
Unfavorable leases	(227,834)
Net assets acquired	$858,900

Intangible assets consist of reacquired franchise rights of $81,000 and customer relationships of $72,000 and will be amortized over their estimated useful lives of seven years and two years, respectively.

Unfavorable leases consist of leases with rents that are in excess of market value. This liability will be amortized over the lives of the associated leases.

Goodwill recorded in connection with this acquisition was attributable to the workforce of the clinics and synergies expected to arise from cost savings opportunities. All of the recorded goodwill is tax-deductible.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2:  Acquisitions  – (continued)

The Company has retrospectively adjusted the condensed consolidated balance sheet as of December 31, 2014 related to adjustments to the purchase price allocation of the above acquisition. The impacts are adjustments to deferred franchise costs, goodwill and deferred revenue, with no changes to total net assets. There were no impacts on the consolidated statements of operations or cash flows for any prior periods as a result of these adjustments. The balance sheet impacts are as follows:

	December 31, 2014
	As reported	As revised
Deferred franchise costs – current portion	$668,700	$622,800
Goodwill	$677,204	$636,104
Deferred revenue – current portion	$2,044,500	$1,957,500

Franchises acquired during 2015

During the six months ended June 30, 2015, the Company continued to execute its growth strategy and entered into a series of unrelated transactions with existing franchisees to re-acquire an aggregate of 21 developed and 31 undeveloped franchises throughout Arizona and California for an aggregate purchase price of $4,887,375, subject to certain adjustments, consisting of cash of $4,242,975 and notes payable of $644,400. Of the 21 developed franchises, the Company is operating 19 as company-owned or managed clinics and has closed the remaining 2 clinics. The 31 undeveloped franchises have been terminated and the Company may relocate them. At the time these transactions were consummated, the Company carried a deferred revenue balance of $928,000, representing franchise fees collected upon the execution of the franchise agreements, and deferred franchise costs of $461,900, related to undeveloped franchises. In accordance with ASC 952-605, the Company accounted for the franchise rights associated with the undeveloped franchise as a cancellation, and the respective deferred revenue and deferred franchise costs were netted against the aggregate purchase price. The remaining $4,421,275 was accounted for as consideration paid for the acquired franchises.

Additionally, in January 2015, in connection with the default by a franchisee under its franchise agreement, the Company assumed substantially all of the assets of a clinic in Tempe, Arizona. The Company is accounting for this as a business combination. As no consideration was transferred to the franchisee, the Company expects to recognize a bargain purchase gain equal to the fair value of the net assets acquired; however, no valuation amounts have been recorded in the consolidated financial statements for the three and six months ended June 30, 2015 as the valuation for these assets has not yet been completed.

The Company incurred $279,253 of transaction costs related to these acquisitions for the six months ended June 30, 2015.

Purchase Price Allocation

The purchase price allocations for these acquisitions are preliminary and subject to further adjustment upon finalization of the opening balance sheet. The following summarizes the aggregate fair values of the assets acquired and liabilities assumed during 2015 as of the acquisition date:

Property and equipment	$1,346,766
Intangible assets	1,070,500
Goodwill	2,111,564
Total assets acquired	4,528,830
Deferred membership revenue	(107,555)
Net assets acquired	$4,421,275

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2:  Acquisitions  – (continued)

Intangible assets in the table above consist of reacquired franchise rights of $809,900 and customer relationships of $260,600, and will be amortized over their estimated useful lives of approximately seven years and two years, respectively.

The estimates of the fair value of the assets or rights acquired and liabilities assumed at the date of the applicable acquisition are subject to adjustment during the measurement period (up to one year from the particular acquisition date). The primary areas of the accounting for the acquisitions that are not yet finalized relate to the fair value of certain tangible and intangible assets acquired, residual goodwill and any related tax impact. The fair value of these net assets acquired are based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. While the Company believes that such preliminary estimates provide a reasonable basis for estimating the fair value of assets acquired and liabilities assumed, it evaluates any necessary information prior to finalization of the fair value. During the measurement period, the Company will adjust assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the revised estimated values of those assets or liabilities as of that date. The effect of measurement period adjustments to the estimated fair value is reflected as if the adjustments had been completed on the acquisition date. The impact of all changes that do not qualify as measurement period adjustments are included in current period earnings. If the actual results differ from the estimates and judgments used in these fair values, the amounts recorded in the condensed consolidated financial statements could be subject to a possible impairment of the intangible assets or goodwill, or require acceleration of the amortization expense of intangible assets in subsequent periods. During the six months ended June 30, 2015, the Company made certain measurement period adjustments related to several acquisitions consummated in the quarter ended March 31, 2015. Property and equipment was increased by $13,866, intangible assets increased by $186,000, and deferred membership revenue decreased by $19,990 with the resulting offset to goodwill of $179,876.

Goodwill recorded in connection with these acquisitions was attributable to the workforce of the clinics and synergies expected to arise from cost savings opportunities. All of the recorded goodwill is tax-deductible.

Pro Forma Results of Operations (Unaudited)

The following table summarizes selected unaudited pro forma condensed consolidated statements of operations data for the three and six months ended June 30, 2015 and 2014 as if the acquisitions had been completed on January 1, 2014.

	Pro Forma for the Three Months Ended		Pro Forma for the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues, net	$3,595,084	$2,393,624	$6,650,946	$4,568,248
Net loss	$(1,992,385)	$(783,166)	$(4,155,929)	$(1,508,163)

This selected unaudited pro forma consolidated financial data is included only for the purpose of illustration and does not necessarily indicate what the operating results would have been if the acquisitions had been completed on that date. Moreover, this information does not indicate what our future operating results will be. The information for 2014 and 2015 prior to the acquisitions is included based on prior accounting records maintained by the acquired companies. In some cases, accounting policies differed materially from accounting policies adopted by the Company following the acquisitions. For 2015, this information includes actual data recorded in its financial statements for the period subsequent to the date of the acquisition. The Company’s consolidated statement of operations for the three months ended June 30, 2015 includes net revenue and net loss of $783,016 and $(346,295), respectively, attributable to the 2015 acquisitions. The Company’s consolidated statement of operations for the six months ended June 30, 2015

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2:  Acquisitions  – (continued)

includes net revenue and net loss of $1,170,319 and $(354,734), respectively, attributable to the acquisitions. As the 2014 acquisition occurred on the last day of the period, there were no net revenues or income attributable to the acquisitions.

The pro forma amounts included in the table above reflect the application of accounting policies and adjustment of the results of the clinics to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property and equipment and intangible assets had been applied from January 1, 2014, together with the consequential tax impacts.

Note 3:  Notes Receivable

Effective July 2012, the Company sold a company-owned clinic, including the license agreement, equipment, and customer base, in exchange for a $90,000 unsecured promissory note. The note bears interest at 6% per annum for fifty-four months and requires monthly principal and interest payments over forty-two months, beginning August 2013 and maturing January 2017. The outstanding balance of the note as of June 30, 2015 and December 31, 2014 was $45,711 and $59,269, respectively.

Note 4:  Property and Equipment

Property and equipment consists of the following:

	June 30, 2015	December 31, 2014
Office and computer equipment	$406,272	$209,575
Leasehold improvements	1,998,814	665,961
Software developed	648,871	564,560
	3,053,957	1,440,096
Accumulated depreciation	(581,128)	(305,644)
	2,472,829	1,134,452
Assets in progress	218,213	—
	$2,691,042	$1,134,452

Depreciation expense was $189,555 and $275,484 for the three and six months ended June 30, 2015, respectively. Depreciation expense was $48,819 and $88,885 for the three and six months ended June 30, 2014, respectively.

Assets in progress relate to the ongoing development of company-owned or managed clinics, which are not yet placed in service.

Note 5:  Intangible Assets

During the six months ended June 30, 2015, in a series of unrelated transactions, the Company completed its reacquisition and termination of regional developer rights in Los Angeles County, California, San Diego, California, New Jersey, and Orange County, California in exchange for cash consideration of $1,452,500, of which $507,500 was recorded as a cash advance at December 31, 2014. At the time of the transaction, the Company carried a deferred revenue balance of $688,750, representing license fees collected upon the execution of the regional developer agreements. In accordance with ASC 952-605, the Company accounted for the development rights associated with the unsold or undeveloped franchises as a cancellation, and the respective deferred revenue was netted against the aggregate purchase price or recognized as revenue to the extent deferred revenue was in excess of the cash consideration paid. During the six months ended June 30, 2015, the revenue recognized as excess deferred regional developer fees totaled $159,500. The remaining $923,250 was accounted for as consideration paid for the reacquired development rights. As the deferred

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5:  Intangible Assets  – (continued)

revenue with respect to these regional developer rights had previously been taken into account for income tax purposes, the tax basis in the reacquired development rights is equal to the cash consideration paid.

Intangible assets which remain subject to adjustment upon receipt of final valuation information, consisted of the following:

	As of June 30, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Reacquired franchise rights	$890,900	$33,383	$857,517
Customer relationships	332,600	46,829	285,771
Reacquired development rights	923,250	45,402	877,848
Unamortized intangible assets:	$2,146,750	$125,614	$2,021,136
Goodwill			2,747,668
Total intangible assets			$4,768,804

Amortization expense was $88,947 and $125,614 for the three and six months ended June 30, 2015, respectively. There was no amortization expense for the three and six months ended June 30, 2014.

Estimated amortization expense for 2015 and subsequent years is as follows:

2015	$212,733
2016	425,464
2017	295,485
2018	259,164
2019	259,164
Thereafter	569,126
Total	$2,021,136

Note 6:  Notes Payable

On February 17, 2015, the Company delivered a $155,000 note payable as a portion of the consideration paid in connection with the acquisition of two existing franchises and a license to develop one additional franchise from Roth & Pelan Enterprises, LLC. This note bears interest at 1.5% per annum with a principal payment of $25,000 plus interest due on June 17, 2015, and the remaining principal and interest due February 17, 2017. While this is a below market interest rate loan, the Company did not impute interest as the effects are immaterial.

On March 3, 2015, the Company delivered a $60,000 note payable as a portion of the consideration paid in connection with the acquisition of four existing franchises and a license to develop one additional franchise from TJSC, LLC. This note bears interest at 4.5% per annum with a principal payment of $30,000 plus interest due on July 30, 2015, and the remaining principal plus interest due on January 30, 2016.

On March 6, 2015, the Company delivered a $30,000 note payable as a portion of the consideration paid in connection with the acquisition of two existing franchises and licenses to develop seven additional franchises from The Joint San Gabriel Valley Inc. This note bears interest at 1.5% per annum with principal and interest due on November 19, 2015. While this is a below market interest rate loan, the Company did not impute interest as the effects are immaterial.

On March 23, 2015, the Company delivered a $10,000 note payable as a portion of the consideration paid in connection with the acquisition of an existing franchise from The Joint Arrowhead Ranch LLC. This

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6:  Notes Payable  – (continued)

note bears interest at 1.5% per annum with principal and interest due September 20, 2016. If the seller has fully performed its duties under the agreement, one half of the principal plus interest will be paid on July 20, 2015. While this is a below market interest rate loan, the Company did not impute interest as the effects are immaterial.

On April 1, 2015, the Company delivered a $58,500 note payable as a portion of the consideration paid in connection with the acquisition of an existing franchise from The Joint Chiropractic Bell Towne LLC. This note bears interest at 1.50% per annum with the principal and interest due September 30, 2015. If the seller has fully performed its duties under the agreement, $25,000 plus interest will be paid on July 30, 2015. While this is a below market interest rate loan, the Company did not impute interest as the effects are immaterial.

On May 1, 2015, the Company delivered a $80,900 note payable as a portion of the consideration paid in connection with the acquisition of two existing franchises and licenses to develop six additional franchises from San Diego Joint Development Inc. This note bears interest at 4.25% per annum with the principal and interest due April 30, 2016. If the seller has fully performed its duties under the agreement, $40,450 plus interest will be paid on November 1, 2015 and $40,450 plus interest will be paid on April 30, 2016.

On May 18, 2015, the Company delivered a $75,000 note payable as a portion of the consideration paid in connection with the acquisition of three existing franchises and licenses to develop two additional franchises from First Light Junction. This note bears interest at 4.0% per annum with the principal and interest due November 18, 2016. If the seller has fully performed its duties under the agreement, $25,000 plus interest will be paid on September 18, 2015, $25,000 plus interest will be paid on February 18, 2016 and $25,000 plus interest will be paid on November 18, 2016.

On June 3, 2015, the Company delivered a $100,000 note payable as a portion of the consideration paid in connection with the acquisition of two existing franchises and licenses to develop four additional franchises from WHB Franchise, Inc. This note bears interest at 5.25% per annum with the principal and interest due April 3, 2016. If the seller has fully performed its duties under the agreement, $25,000 plus interest will be paid on October 3, 2015, $25,000 plus interest will be paid on December 3, 2015 and $50,000 plus interest will be paid on April 3, 2016.

On June 5, 2015, the Company delivered a $75,000 note payable as a portion of the consideration paid in connection with the acquisition of three existing franchises and licenses to develop three additional franchises from Clear Path Ventures, Inc. This note bears interest at 4.25% per annum with the principal and interest due June 4, 2016. If the seller has fully performed its duties under the agreement, $25,000 plus interest will be paid on October 5, 2015, $12,500 plus interest will be paid on December 5, 2015 and $37,500 plus interest will be paid on June 4, 2016.

Maturities of the Company’s notes payable are as follows as of June 30, 2015:

2015	$276,450
2016	212,950
2017	130,000
Total	$619,400

Note 7:  Equity

Initial Public Offering

The Company completed its initial public offering of 3,000,000 shares of common stock at a price to the public of $6.50 per share on November 14, 2014, whereupon it received aggregate net proceeds of approximately $17,065,000 after deducting underwriting discounts, commissions and other offering expenses. The Company’s underwriters exercised their option to purchase 450,000 additional shares of common stock to cover over-allotments on November 18, 2014, pursuant to which it received aggregate net proceeds of

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7:  Equity  – (continued)

approximately $2,710,000, after deducting underwriting discounts, commissions and expenses. Also, in conjunction with the IPO, the Company issued warrants to the underwriters for the purchase of 90,000 shares of common stock, which can be exercised between November 10, 2015 and November 10, 2018 at an exercise price of $8.125 per share.

Stock Options

In the six months ended June 30, 2015, the Company granted 61,500 stock options to employees and certain non-employee members of its board of directors with exercise prices ranging from $6.75 – $8.32.

The fair value of the Company’s common stock prior to its IPO was estimated by the Board of Directors at or about the time of grant for each share-based award. At each grant, the board considered a number of factors in establishing a value for the Company’s common stock including its EBITDA, assessments of an amount its shareholders would accept in the private sale of the company, discussions with its investment bankers regarding pricing of the Company’s common stock in an initial public offering and the probability of successfully completing an IPO. Although the methods for determining the fair value of the Company’s common stock are not complex, the board’s estimate of the fair value of the common stock did involve subjectivity, especially assessments of value in a private sale and estimates of value in the public stock market.

Upon the completion of the Company’s IPO, its stock trading price became the basis of fair value of its common stock used in determining the value of share based awards. To the extent the value of the Company’s share based awards involves a measure of volatility, it will rely upon the volatilities from publicly traded companies with similar business models until its common stock has accumulated enough trading history for it to utilize its own historical volatility. The expected life of the options granted is based on the average of the vesting term and the contractual term of the option. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury 10-year yield curve in effect at the date of the grant.

The Company has computed the fair value of all options granted during the six months ended June 30, 2015 and 2014, using the following assumptions:

	Six Months Ended June 30,
	2015	2014
Expected volatility	46% – 47%	43% – 46%
Expected dividends	None	None
Expected term (years)	5 – 6.25	5.5 – 7.5
Risk-free rate	1.32% to 1.74%	0.07% – 2.05%
Forfeiture rate	20%	None

The information below summarizes the stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2014	314,775	$2.04	$0.92	9.2
Granted at market price	61,500	8.16
Exercised	—	—
Cancelled	—	—
Outstanding at June 30, 2015	376,275	$3.20	$1.46	8.9
Exercisable at June 30, 2015	90,377	$1.91	$0.86	8.7

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7:  Equity  – (continued)

The intrinsic value of the Company’s stock options outstanding was $2,686,126 at June 30, 2015.

For the three and six months ended June 30, 2015, stock based compensation expense for stock options was $67,468, and $110,996, respectively. For the three and six months ended June 30, 2014, stock based compensation expense for stock options was $4,395, and $7,157, respectively. Unrecognized stock-based compensation expense for stock options as of June 30, 2015 was $300,716, which is expected to be recognized ratably over the next 2.9 years.

Restricted Stock

The information below summaries the restricted stock activity:

Restricted Stock Awards	Shares
Outstanding at December 31, 2014	662,375
Restricted stock awards granted	—
Awards forfeited or exercised	—
Outstanding at June 30, 2015	662,375

For the three and six months ended June 30, 2015, stock based compensation expense for restricted stock was $89,744, and $178,503, respectively. For the three and six months ended June 30, 2014, stock based compensation expense for restricted stock was $9,950, and $19,682, respectively. Unrecognized stock based compensation expense for restricted stock awards as of June 30, 2015 was $1,019,710 to be recognized ratably over the next 2.9 years.

Note 8:  Income Taxes

During the three and six months ended June 30, 2015, the Company recorded no income tax provision due to a net operating loss and a valuation allowance against deferred tax assets.

Note 9:  Related Party Transactions

The Company entered into consulting and legal agreements with certain common stockholders related to services performed for the operations of the Company. Amounts paid to or for the benefit of these stockholders was approximately $349,000 and $558,000 for the three and six months ended June 30, 2015, respectively. Amounts paid to or for the benefit of these stockholders was approximately $238,000 and $447,000 for the three and six months ended June 30, 2014, respectively.

Note 10:  Commitments and Contingencies

Operating Leases

The Company leases its corporate office space with 66 monthly payments increasing from $10,500 to $22,000, beginning February 3, 2014, the date it took occupancy of the new office space. Between December 31, 2014 and June 30, 2015, the Company assumed 19 additional leases for clinic locations. These leases vary in length from 18 to 88 months and have monthly payments ranging from $2,015 to $6,073.

Total rent expense for the three and six months ended June 30, 2015 was $236,137 and $354,617, respectively. Total rent expense for the three and six months ended June 30, 2014 was $33,860 and $67,081, respectively.

THE JOINT CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 10:  Commitments and Contingencies  – (continued)

Future minimum annual lease payments are as follows:

2015	$629,310
2016	1,242,706
2017	1,101,769
2018	580,604
2019	247,301
Thereafter	104,961
Total	$3,906,651

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believe that resolution of such litigation will not have a material adverse effect on the Company.

On July 7, 2015, a group of 13 franchisees, whose licenses had been terminated by the Company due to defaults in performance, commenced a collective arbitration proceeding in San Diego, California. The claimants’ demand for arbitration asserts claims for breach of contract, promissory fraud, negligent misrepresentation, breach of the implied covenant of good faith and fair dealing, wrongful termination of franchise agreements and “wrongful competition” pursuant to unspecified state business practices, unfair competition and franchise statutes. The claimants also seek “a preliminary and permanent injunction prohibiting the Company from seeking to operate corporate clinics within 25 miles of any franchise clinic.” Although commenced in California, all of the franchise agreements in dispute include clauses that make it mandatory for any arbitration proceeding to be conducted in Phoenix, Arizona. Each agreement also requires claims to be arbitrated on an individual, not class-wide basis. Additionally, some of the claimants may be unauthorized assignees of franchisees and, therefore, may not have standing to assert certain claims. The Company does not believe any of the claims, either collectively or individually, have any legal merit and intends to vigorously defend the arbitration proceeding.

Note 11:  Subsequent Events

On July 1, 2015, the Company completed the repurchase of two franchises in Maricopa County, Arizona. The transaction involved the repurchase of one operating franchise and one undeveloped franchise. The Company intends to operate the operating franchise as a company-owned clinic. The total consideration this transaction was $265,000, $212,000 of which was funded from the proceeds of the Company’s recent initial public offering, and $53,000 of which was funded with a promissory note.

On August 10, 2015, the Company repurchased three franchises in Erie County, New York (the “Repurchase Transaction”). In a related transaction, the Company terminated a regional developer agreement (the “Termination Transaction”). The Repurchase Transaction involved the repurchase of one operating franchise and two undeveloped franchises. The Company intends to manage the operating franchise. The Termination Transaction involved the repurchase of development rights in Erie County, Monroe County, Nassau County, Suffolk County, and Albany County, all located in the state of New York. The Company does not intend to resell these rights, but rather to terminate this regional developer license as a prelude to developing Company-managed clinics in this region. The total consideration for the Repurchase Transaction and the Termination Transaction was $350,000, $303,050 of which was funded from the proceeds of the Company’s recent IPO, and $46,950 of which was funded with a promissory note.

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Financial Statements
and
Independent Auditors’ Report
December 31, 2014

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

INDEPENDENT AUDITORS’ REPORT

To the Stockholder
The Joint San Gabriel Valley Group, Inc.
Whittier, California

We have audited the accompanying financial statements of The Joint San Gabriel Valley Group, Inc., which are comprised of the balance sheet as of December 31, 2014, and the related statements of operations, changes in stockholder’s equity (deficit), and cash flows for the year then ended, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Joint San Gabriel Valley Group, Inc. as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF OTHER MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company sold substantially all of its assets subsequent to year end, has suffered recurring losses from operations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS&H LLLP

May 15, 2015
Denver, Colorado

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Balance Sheet
December 31, 2014

Assets
Current assets
Cash	$40,586
Accounts receivable	1,035
Prepaid expenses	12,625
Total current assets	54,246
Non-current assets
Property and equipment, net	260,094
Franchise fees, net	200,583
Deposits	8,688
Total non-current assets	469,365
Total assets	$523,611
Liabilities and Stockholder’s Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$89,754
Advances from stockholder	650,000
Deferred rent, current portion	10,403
Total current liabilities	750,157
Non-current liabilities
Deferred rent, less current portion	39,564
Total liabilities	789,721
Commitments and contingencies
Stockholder’s equity (deficit)
Common stock, no par value, 1,000,000 shares authorized, 460,000 shares issued and outstanding	460,000
Accumulated deficit	(726,110)
Total stockholder’s equity (deficit)	(266,110)
Total liabilities and stockholder’s equity (deficit)	$523,611

See notes to financial statements.

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Statement of Operations
For the Year Ended December 31, 2014

Revenues
Management fees	$55,030
Expenses
General and administrative	445,643
Selling and marketing	25,305
Depreciation and amortization	83,799
Total expenses	554,747
Net loss	$(499,717)

See notes to financial statements.

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Statement of Changes in Stockholder’s Equity (Deficit)
For the Year Ended December 31, 2014

	Common Stock		Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Shares	Amount
Balance – December 31, 2013	460,000	$460,000	$(226,393)	$233,607
Net loss	—	—	(499,717)	(499,717)
Balance – December 31, 2014	460,000	$460,000	$(726,110)	$(266,110)

See notes to financial statements.

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Statement of Cash Flows
For the Year Ended December 31, 2014

Cash flows from operating activities
Net loss	$(499,717)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	83,799
Changes in operating assets and liabilities
Accounts receivable	(493)
Prepaid expenses	(11,706)
Accounts payable and accrued expenses	92,701
Deferred rent	36,816
Deposits	(2,607)
198,510
Net cash used in operating activities	(301,207)
Cash flows from investing activities
Purchase of property and equipment	(221,466)
Net cash used in investing activities	(221,466)
Cash flows from financing activities
Advances from stockholder	500,000
Net cash provided by financing activities	500,000
Net decrease in cash	(22,673)
Cash – beginning of year	63,259
Cash – end of year	$40,586

See notes to financial statements.

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Notes to Financial Statements

Note 1 — Description of Business and Summary of Significant Accounting Policies

The Joint San Gabriel Valley Group, Inc. (the “Company”) was formed in February 2012 for the purpose of owning and operating franchises for The Joint Corp. (“The Joint”), a franchisor that specializes in providing affordable, convenient, and accessible chiropractic care through licensed chiropractic professionals.

In 2012, the Company purchased the franchise rights to own and operate ten franchises in California. In the state of California, a chiropractor must be part of a professional services corporation (“PC”) in order to provide chiropractic services. The Company has entered into three management agreements with PCs to manage the respective PCs. The remaining seven units are not developed or in operation.

On March 6, 2015, the Company entered into an agreement with The Joint in which it sold substantially all of the assets of two developed franchises and terminated its franchise rights under nine of the Company’s ten franchise agreements for $300,000. The Company retained its right to own and operate one operating franchise.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company had no cash equivalents as of December 31, 2014.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to seven years, and the shorter of the estimated useful life or related lease terms for leasehold improvements.

Franchise Fees

For each franchise purchased by the Company, a fee of $29,000 is paid to The Joint. The fees are amortized over a period of 10 years, which is the term of the franchise agreement.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments of long-lived assets were recorded for the year ended December 31, 2014.

Revenue Recognition

The Company derives its revenue in the form of fees from the performance of management, organizational, and administrative services. Based on agreements with the PCs, the Company earns a monthly fee from each PC. Each of the PCs are in the initial stage of business development and have not generated enough revenue to cover the monthly fees outlined in the agreement. Since the collectibility of the full management fee is uncertain, revenue has only been recognized to the extent of fees expected to be collected from the PC.

Royalties and Advertising Fees

Pursuant to the franchise agreements, the Company is required to pay royalties and advertising fees based on a percentage of sales, including 6% for royalties and 1% for advertising fees.

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Notes to Financial Statements

Note 1 — Description of Business and Summary of Significant Accounting Policies  – (continued)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2014 was $24,768.

Income Taxes

The Company has elected to be treated as an S corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the stockholder, and no provision for federal income taxes has been recorded on the accompanying financial statements.

The Company applies a more-likely-than-not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the Company’s stockholder rather than on the Company. Accordingly, there would be no effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. Except as disclosed in Note 1, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

Deferred Rent Obligation

The Company has entered into operating lease agreements for its corporate office and warehouses, some of which contain provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation, which is reflected as a separate line item in the accompanying balance sheet.

Note 2 — Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations, and as of December 31, 2014, the Company’s total liabilities exceeded its total assets by approximately $260,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Notes to Financial Statements

Note 3 — Balance Sheet Disclosures

Property and equipment are summarized as follows at December 31, 2014:

Leasehold improvements	$254,104
Furniture and fixtures	59,536
Office equipment	25,580
339,220
Less accumulated depreciation and amortization	(79,126)
$260,094

Depreciation expense for the year ended December 31, 2014 was $54,799.

Franchise fees consist of the following at December 31, 2014:

Franchisee	$290,000
Less accumulated amortization	(89,417)
$200,583

Amortization expense for the year ended December 31, 2014 was $29,000. Future amortization expense is as follows:

Year Ending December 31,
2015	$29,000
2016	29,000
2017	29,000
2018	29,000
2019	29,000
Thereafter	55,583
$200,583

Note 4 — Advances from Stockholder

The Company has outstanding amounts due to its stockholder. The advances are non-interest bearing and are due on demand.

Note 5 — Commitments and Contingencies

Operating Leases

The Company leases facilities under non-cancelable operating leases. Rent expense for the year ended December 31, 2014 was $108,912.

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2015	$101,000
2016	103,000
2017	105,000
2018	75,000
2019	28,000
$412,000

THE JOINT SAN GABRIEL VALLEY GROUP, INC.

Notes to Financial Statements

Note 5 — Commitments and Contingencies  – (continued)

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

FIRST LIGHT JUNCTION, INC.

Financial Statements
and
Independent Auditors’ Report
December 31, 2014
and
Unaudited Financial Statements
As of March 31, 2015 and for the Three Months Ended March 31, 2015 and 2014

FIRST LIGHT JUNCTION, INC.

INDEPENDENT AUDITORS’ REPORT

To the Stockholder
First Light Junction, Inc.
San Clemente, California

We have audited the accompanying financial statements of First Light Junction, Inc., which are comprised of the balance sheet as of December 31, 2014, and the related statements of operations and accumulated deficit and cash flows for the year then ended, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Light Junction, Inc. as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF OTHER MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company sold substantially all of its assets subsequent to year-end, has suffered recurring losses from operations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS&H LLLP

August 3, 2015
Denver, Colorado

FIRST LIGHT JUNCTION, INC.

Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash	$19,288	$33,848
Prepaid expenses	12,964	12,964
Total current assets	32,252	46,812
Non-current assets
Property and equipment, net	250,513	268,395
Franchise fees, net	88,649	91,312
Deposits	22,799	22,799
Total non-current assets	361,961	382,506
Total assets	$394,213	$429,318
Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable and accrued expenses	$4,400	$8,415
Current portion of long-term debt	4,018	3,989
Deferred rent, current portion	27,521	26,156
Advances from related parties	270,204	270,204
Advances from stockholder	820,213	790,213
Total current liabilities	1,126,356	1,098,977
Non-current liabilities
Long term debt, less current portion	11,669	12,686
Deferred rent, net of current portion	76,438	84,227
Total liabilities	1,214,463	1,195,890
Commitments and contingencies
Stockholder’s deficit
Common stock, no par value; 1,000,000 shares authorized	—	—
Accumulated deficit	(820,250)	(766,572)
Total stockholder’s deficit	(820,250)	(766,572)
Total liabilities and stockholder’s deficit	$394,213	$429,318

See notes to financial statements.

FIRST LIGHT JUNCTION, INC.

Statements of Operations and Accumulated Deficit

	For the Three Months Ended March 31,		For the Year Ended December 31, 2014
	2015	2014
	(Unaudited)	(Unaudited)
Revenues
Management fees	$94,340	$68,017	$307,274
Expenses
General and administrative	104,102	98,422	513,817
Selling and marketing	23,371	14,694	77,299
Depreciation and amortization	20,545	13,936	71,704
Total expenses	148,018	127,052	662,820
Net loss	(53,678)	(59,035)	(355,546)
Beginning accumulated deficit	(766,572)	(411,026)	(411,026)
Ending accumulated deficit	$(820,250)	$(470,061)	$(766,572)

See notes to financial statements.

FIRST LIGHT JUNCTION, INC.

Statements of Cash Flows

	For the Three Months Ended March 31,		For the Year Ended December 31, 2014
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(53,678)	$(59,035)	$(355,546)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	20,545	13,936	71,704
Changes in operating assets and liabilities
Prepaid expenses	—	(148)	(148)
Deposits	—	(8,015)	(8,015)
Accounts payable and accrued expenses	(4,015)	(13,754)	(9,498)
Deferred rent	(6,424)	38,129	65,938
Net cash used in operating activities	(43,572)	(28,887)	(235,565)
Cash flows from investing activities
Purchase of property and equipment	—	(15,240)	(143,211)
Net cash used in investing activities	—	(15,240)	(143,211)
Cash flows from financing activities
Payments on long-term debt	(988)	(959)	(3,875)
Advances from (payments to) related parties, net	—	(3,221)	59,353
Advances from stockholder	30,000	66,662	330,662
Net cash provided by financing activities	29,012	62,482	386,140
Net (decrease) increase in cash	(14,560)	18,355	7,364
Cash – beginning of period	33,848	26,484	26,484
Cash – end of period	$19,288	$44,839	$33,848

See notes to financial statements.

FIRST LIGHT JUNCTION, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 is Unaudited)

Note 1 — Description of Business and Summary of Significant Accounting Policies

First Light Junction, Inc. (the “Company”) was formed in December 2011 for the purpose of owning and operating franchises for The Joint Corp. (“The Joint”), a franchisor that specializes in providing affordable, convenient, and accessible chiropractic care through licensed chiropractic professionals.

During 2012 and 2013, the Company purchased the franchise rights to own and operate five franchises in California. In the state of California, only licensed chiropractors or professional corporations (“PCs”) that are owned by licensed chiropractors may provide chiropractic services. The Company has entered into management agreements with a PC to provide non-clinical management services to three clinics. The remaining two franchises are not developed or in operation.

On May 18, 2015, the Company entered into an agreement with The Joint in which it sold substantially all of the assets of the three developed franchises and terminated its franchise rights under all five of the franchise agreements for $751,375.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company had no cash equivalents as of March 31, 2015 and December 31, 2014.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to ten years, and the shorter of the estimated useful life or related lease terms for leasehold improvements.

Franchise Fees

For each franchise purchased by the Company, a fee of $29,000 was paid to The Joint. The fees are amortized over a period of 10 years, which was the term of the franchise agreement.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments of long-lived assets were recorded during the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014.

Deferred Rent Obligation

The Company has entered into operating lease agreements for its clinic locations, some of which contain provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation, which is reflected as a separate line item in the accompanying balance sheet. The Company records tenant improvement allowances as deferred rent obligation and amortizes the allowance over the term of the lease.

Revenue Recognition

The Company derives its revenue in the form of fees from the performance of management, organizational, and administrative services. Based on agreements with the PC, the Company earns a monthly fee. The PC is in the initial stage of business development and has not generated enough revenue to cover the monthly fees outlined in the agreement. Since the collectibility of the full management fee is uncertain, revenue has only been recognized to the extent of fees expected to be collected from the PC.

FIRST LIGHT JUNCTION, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 is Unaudited)

Note 1 — Description of Business and Summary of Significant Accounting Policies  – (continued)

Royalties and Advertising Fees

Pursuant to the franchise agreements, the Company is required to pay royalties and advertising fees based on a percentage of sales, including 7% for royalties and 1% for advertising fees. The advertising fee was increased to 2% of sales beginning January 1, 2015.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $7,778, $5,132, and $31,961, respectively.

Income Taxes

The Company has elected to be treated as an S corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the stockholder, and no provision for federal income taxes has been recorded on the accompanying financial statements.

The Company applies a more-likely-than-not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the Company’s stockholder rather than on the Company. Accordingly, there would be no effect on the Company’s financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 — Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations, and, as of March 31, 2015 and December 31, 2014, the Company’s total liabilities exceeded its total assets by approximately $820,000 and $767,000, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

FIRST LIGHT JUNCTION, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 is Unaudited)

Note 3 — Balance Sheet Disclosures

Property and equipment are summarized as follows:

	March 31, 2015	December 31, 2014
Leasehold improvements	$250,007	$250,007
Furniture and fixtures	45,873	45,873
Medical equipment	24,436	24,436
Office equipment	21,504	21,504
Vehicles	22,549	22,549
	364,369	364,369
Less accumulated depreciation	(113,856)	(95,974)
	$250,513	$268,395

Depreciation expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $17,882, $11,273, and $61,054, respectively.

Franchise fees consist of the following:

	March 31, 2015	December 31, 2014
Franchise fees	$106,500	$106,500
Less accumulated amortization	(17,851)	(15,188)
	$88,649	$91,312

Amortization expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $2,663, $2,663, and $10,650, respectively. Future amortization expense is as follows:

Year Ending December 31,
2015	$10,650
2016	10,650
2017	10,650
2018	10,650
2019	10,650
Thereafter	38,062
$91,312

Note 4 — Advances from Related Parties and Stockholder

The Company has outstanding amounts due to related entities under common control and its stockholder. The advances are non-interest bearing and are due on demand.

Note 5 — Commitments and Contingencies

Operating Leases

The Company leases facilities and vehicles under non-cancelable operating leases. Rent expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $53,327 $52,881, and $215,302, respectively.

FIRST LIGHT JUNCTION, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 is Unaudited)

Note 5 — Commitments and Contingencies  – (continued)

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2015	$205,000
2016	212,000
2017	153,000
2018	116,000
2019	24,000
$710,000
Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 6 — Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. Except as disclosed in Note 1, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

WHB FRANCHISE, INC.

Financial Statements
and
Independent Auditors’ Report
December 31, 2014
and
Unaudited Financial Statements
As of March 31, 2015 and for the Three Months Ended March 31, 2015 and 2014

WHB FRANCHISE, INC.

INDEPENDENT AUDITORS’ REPORT

To the Stockholder
WHB Franchise, Inc.
Encinitas, California

We have audited the accompanying financial statements of WHB Franchise, Inc. (the “Company”), which are comprised of the balance sheet as of December 31, 2014, and the related statements of operations and accumulated deficit and cash flows for the year then ended, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WHB Franchise, Inc. as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF OTHER MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company sold substantially all of its assets subsequent to year-end, has suffered recurring losses from operations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS&H LLLP

October 16, 2015
Denver, Colorado

WHB FRANCHISE, INC.

Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash	$37,374	$40,650
Accounts receivable	1,612	708
Prepaid expenses and other current assets	2,806	4,450
Total current assets	41,792	45,808
Non-current assets
Property and equipment, net	119,521	128,526
Franchise fees, net	122,162	126,512
Deposits	7,862	7,862
Total non-current assets	249,545	262,900
Total assets	$291,337	$308,708
Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable and accrued expenses	$19,181	$16,056
Deferred rent, current portion	7,897	7,321
Advances from stockholder	384,687	372,572
Total current liabilities	411,765	395,949
Non-current liabilities
Deferred rent, net of current portion	26,357	28,697
Total liabilities	438,122	424,646
Commitments and contingencies
Stockholder’s deficit
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding	10	10
Additional paid-in capital	325,744	325,744
Accumulated deficit	(472,539)	(441,692)
Total stockholder’s deficit	(146,785)	(115,938)
Total liabilities and stockholder’s deficit	$291,337	$308,708

See notes to financial statements.

WHB FRANCHISE, INC.

Statements of Operations and Accumulated Deficit

	For the Three Months Ended March 31,		For the Year Ended December 31, 2014
	2015	2014
	(Unaudited)	(Unaudited)
Revenues
Management fees	$83,004	$62,865	$310,980
Expenses
General and administrative	66,210	59,361	289,536
Selling and marketing	34,286	29,487	139,058
Depreciation and amortization	13,355	12,993	51,971
Total expenses	113,851	101,841	480,565
Net loss	(30,847)	(38,976)	(169,585)
Beginning accumulated deficit	(441,692)	(272,107)	(272,107)
Ending accumulated deficit	$(472,539)	$(311,083)	$(441,692)

See notes to financial statements.

WHB FRANCHISE, INC.

Statements of Cash Flows

	For the Three Months Ended March 31,		For the Year Ended December 31, 2014
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(30,847)	$(38,976)	$(169,585)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	13,355	12,993	51,971
Changes in operating assets and liabilities
Accounts receivable	(904)	(614)	3,093
Prepaid expenses and other current assets	1,644	66	(3,207)
Accounts payable and accrued expenses	3,125	7,596	(580)
Deferred rent	(1,764)	5,491	8,849
	15,456	25,532	60,126
Net cash used in operating activities	(15,391)	(13,444)	(109,459)
Cash flows from investing activities
Purchase of property and equipment	—	(46,004)	(48,997)
Net cash used in investing activities	—	(46,004)	(48,997)
Cash flows from financing activities
Advances from stockholder	12,115	85,624	125,838
Net cash provided by financing activities	12,115	85,624	125,838
Net (decrease) increase in cash	(3,276)	26,176	(32,618)
Cash – beginning of period	40,650	73,268	73,268
Cash – end of period	$37,374	$99,444	$40,650

See notes to financial statements.

WHB FRANCHISE, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 1 — Description of Business and Summary of Significant Accounting Policies

WHB Franchise, Inc. (the “Company”) was formed in January 2012 for the purpose of owning and operating franchises for The Joint Corp. (“The Joint”), a franchisor that specializes in providing affordable, convenient, and accessible chiropractic care through licensed chiropractic professionals.

The Company purchased the franchise rights to own and operate six franchises in California. In the state of California, only licensed chiropractors or professional corporations (“PCs”) that are owned by licensed chiropractors may provide chiropractic services. The Company has entered into management agreements with a PC to provide non-clinical management services to two clinics. The remaining four franchises are not developed or in operation.

On June 3, 2015, the Company entered into an agreement with The Joint in which it sold substantially all of the assets of the two developed franchises and terminated its franchise rights under all six of the franchise agreements for $500,000.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company had no cash equivalents as of March 31, 2015 and December 31, 2014.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from five to seven years, and the shorter of the estimated useful life or related lease terms for leasehold improvements.

Franchise Fees

For each franchise purchased by the Company, a fee of $29,000 is paid to The Joint. The fees are amortized over a period of 10 years, which is the term of the franchise agreement.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments of long-lived assets were recorded during the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014.

Deferred Rent

The Company has entered into operating lease agreements for its clinic locations, some of which contain provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected as a separate line item on the accompanying balance sheets. The Company records tenant improvement allowances as deferred rent and amortizes the allowances over the term of the lease.

Revenue Recognition

The Company derives its revenue in the form of fees from the performance of management, organizational, and administrative services. Based on agreements with the PC, the Company earns a monthly fee. The PC is in the initial stage of business development and has not generated enough revenue to cover the monthly fees outlined in the agreement. Since the collectibility of the full management fee is uncertain, revenue has only been recognized to the extent of fees expected to be collected from the PC.

WHB FRANCHISE, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 1 — Description of Business and Summary of Significant Accounting Policies  – (continued)

Royalties and Advertising Fees

Pursuant to the franchise agreements, the Company is required to pay royalties and advertising fees based on a percentage of sales, including 7% for royalties and 1% for advertising fees. The advertising fee percentage was increased to 2% of sales beginning January 1, 2015. Royalties and advertising fees for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $12,194, $7,465, and $48,080, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $22,092, $22,022, and $90,778, respectively.

Income Taxes

The Company has elected to be treated as an S corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the stockholder, and no provision for federal income taxes has been recorded in the accompanying financial statements.

The Company applies a more-likely-than-not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the Company’s stockholder rather than on the Company. Accordingly, there would be no effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 — Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations, and, as of March 31, 2015 and December 31, 2014, the Company’s total liabilities exceeded its total assets by approximately $147,000 and $116,000, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

WHB FRANCHISE, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 3 — Balance Sheet Disclosures

Property and equipment are summarized as follows:

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
	(Unaudited)
Computer equipment	$16,380	$16,380
Leasehold improvements	128,732	128,732
Furniture and fixtures	40,971	40,971
	186,083	186,083
Less accumulated depreciation	(66,562)	(57,557)
	$119,521	$128,526

Depreciation expense for the three months ended March 31, 2015 and the year ended December 31, 2014 was $9,005 and $34,571, respectively.

Franchise fees consist of the following:

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
	(Unaudited)
Franchise fee	$174,000	$174,000
Less accumulated amortization	(51,838)	(47,488)
	$122,162	$126,512

Amortization expense for the three months ended March 31, 2015 and the year ended December 31, 2014 was $4,350 and $17,400, respectively. Future amortization expense is as follows:

For the Year Ending December 31,
2015	$17,400
2016	17,400
2017	17,400
2018	17,400
2019	17,400
Thereafter	39,512
$126,512

Note 4 — Advances from Stockholder

As of March 31, 2015 and December 31, 2014, the Company had outstanding amounts due to its stockholder totaling $384,687 and $372,572, respectively. The advances are uncollateralized, non-interest bearing, and due on demand.

WHB FRANCHISE, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 5 — Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating leases. Rent expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $20,648, $20,281, and $85,145, respectively.

Future minimum lease payments under these leases are approximately as follows:

For the Year Ending December 31,
2015	$78,000
2016	80,000
2017	65,000
2018	34,000
2019	9,000
$266,000
Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 6 — Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. Except as disclosed in Note 1, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

CLEAR PATH VENTURES, INC.

Financial Statements
and
Independent Auditors’ Report
December 31, 2014
and
Unaudited Financial Statements
As of March 31, 2015 and for the Three Months Ended March 31, 2015 and 2014

CLEAR PATH VENTURES, INC.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders
Clear Path Ventures, Inc.
Beverly Hills, California

We have audited the accompanying financial statements of Clear Path Ventures, Inc. (the “Company”), which are comprised of the balance sheet as of December 31, 2014, and the related statement of operations and accumulated deficit and cash flows for the year then ended, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clear Path Ventures, Inc. as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF OTHER MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company sold substantially all of its assets subsequent to year-end, has suffered recurring losses from operations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS&H LLLP

October 16, 2015
Denver, Colorado

CLEAR PATH VENTURES, INC.

Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash	$7,504	$18,363
Total current assets	7,504	18,363
Non-current assets
Property and equipment, net	191,028	133,680
Franchise fees, net	118,900	123,250
Deposits and other non-current assets	14,999	14,999
Total non-current assets	324,927	271,929
Total assets	$332,431	$290,292
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$8,177	$10,720
Current portion of deferred rent	3,439	3,015
Advances from related parties	990,022	874,214
Total current liabilities	1,001,638	887,949
Non-current liabilities
Deferred rent, net of current portion	25,874	23,595
Total liabilities	1,027,512	911,544
Commitments and contingencies
Stockholders’ deficit
Common stock, no par value; 1,500 shares authorized; 100 shares issued and outstanding	—	—
Accumulated deficit	(695,081)	(621,252)
Total stockholders’ deficit	(695,081)	(621,252)
Total liabilities and stockholders’ deficit	$332,431	$290,292

See notes to financial statements.

CLEAR PATH VENTURES, INC.

Statements of Operations and Accumulated Deficit

	For the Three Months Ended March 31,		For the Year Ended December 31, 2014
	2015	2014
	(Unaudited)	(Unaudited)
Revenues
Management fees	$34,363	$17,232	$97,341
Expenses
General and administrative	78,403	62,819	282,541
Selling and marketing	14,270	22,941	67,060
Depreciation and amortization	15,519	13,545	54,732
Total expenses	108,192	99,305	404,333
Net loss	(73,829)	(82,073)	(306,992)
Beginning accumulated deficit	(621,252)	(314,260)	(314,260)
Ending accumulated deficit	$(695,081)	$(396,333)	$(621,252)

See notes to financial statements.

CLEAR PATH VENTURES, INC.

Statements of Cash Flows

	For the Three Months Ended March 31,		For the Year Ended December 31, 2014
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(73,829)	$(82,073)	$(306,992)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	15,519	13,545	54,732
Changes in operating assets and liabilities
Deposits	—	—	(5,287)
Accounts payable and accrued expenses	(2,543)	(94)	8,906
Deferred rent	2,703	914	6,333
Net cash used in operating activities	(58,150)	(67,708)	(242,308)
Cash flows from investing activities
Purchase of property and equipment	(68,517)	—	(1,950)
Net cash used in investing activities	(68,517)	—	(1,950)
Cash flows from financing activities
Advances from related parties	115,808	30,746	220,419
Net cash provided by financing activities	115,808	30,746	220,419
Net decrease in cash	(10,859)	(36,962)	(23,839)
Cash – beginning of period	18,363	42,202	42,202
Cash – end of period	$7,504	$5,240	$18,363

See notes to financial statements.

CLEAR PATH VENTURES, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 1 — Description of Business and Summary of Significant Accounting Policies

Clear Path Ventures, Inc. (the “Company”) was formed in February 2012 for the purpose of owning and operating franchises for The Joint Corp. (“The Joint”), a franchisor that specializes in providing affordable, convenient, and accessible chiropractic care through licensed chiropractic professionals.

During 2012, the Company purchased the franchise rights to own and operate six franchises in California. In the state of California, only licensed chiropractors or professional corporations (“PCs”) that are owned by licensed chiropractors may provide chiropractic services. The Company has entered into management agreements with a PC to provide non-clinical management services to three clinics. The remaining three franchises are not developed or in operation.

On June 5, 2015, the Company entered into an agreement with The Joint in which it sold substantially all of the assets of the three developed franchises and terminated its franchise rights under all six franchise agreements for $585,000.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company had no cash equivalents as of March 31, 2015 and December 31, 2014.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to ten years, and the shorter of the estimated useful life or related lease terms for leasehold improvements.

Franchise Fees

For each franchise purchased by the Company, a fee of $29,000 was paid to The Joint. The fees are amortized over a period of 10 years, which was the term of the franchise agreement.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments of long-lived assets were recorded during the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014.

Deferred Rent

The Company has entered into operating lease agreements for its clinic locations, some of which contain provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected as a separate line item on the accompanying balance sheets. The Company records tenant improvement allowances as deferred rent and amortizes the allowance over the term of the lease.

Revenue Recognition

The Company derives its revenue in the form of fees from the performance of management, organizational, and administrative services. Based on agreements with the PC, the Company earns a monthly fee. The PC is in the initial stage of business development and has not generated enough revenue to cover the monthly fees outlined in the agreement. Since the collectibility of the full management fee is uncertain, revenue has only been recognized to the extent of fees expected to be collected from the PC.

CLEAR PATH VENTURES, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 1 — Description of Business and Summary of Significant Accounting Policies  – (continued)

Royalties and Advertising Fees

Pursuant to the franchise agreements, the Company is required to pay royalties and advertising fees based on a percentage of sales, including 7% for royalties and 1% for advertising fees. The advertising fee was increased to 2% of sales beginning January 1, 2015. Royalties and advertising fees for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $5,825, $3,185 and $17,824, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $5,160, $16,471, and $36,096, respectively.

Income Taxes

The Company has elected to be treated as an S corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the stockholders, and no provision for federal income taxes has been recorded in the accompanying financial statements.

The Company applies a more-likely-than-not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the Company’s stockholders rather than on the Company. Accordingly, there would be no effect on the Company’s financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 — Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations, and, as of March 31, 2015 and December 31, 2014, the Company’s total liabilities exceeded its total assets by approximately $695,000 and $621,000, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CLEAR PATH VENTURES, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 3 — Balance Sheet Disclosures

Property and equipment are summarized as follows:

	March 31, 2015	December 31, 2014
	(Unaudited)
Leasehold improvements	$193,366	$137,822
Furniture and fixtures	34,597	25,978
Medical equipment	19,356	19,356
Office equipment	11,954	7,600
	259,273	190,756
Less accumulated depreciation	(68,245)	(57,076)
	$191,028	$133,680

Depreciation expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $11,169, $9,195, and $37,332, respectively.

Franchise fees consist of the following:

	March 31, 2015	December 31, 2014
	(Unaudited)
Franchise fees	$174,000	$174,000
Less accumulated amortization	(55,100)	(50,750)
	$118,900	$123,250

Amortization expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $4,350, $4,350, and $17,400, respectively. Future amortization expense as of December 31, 2014 is as follows:

Year Ending December 31,
2015	$17,400
2016	17,400
2017	17,400
2018	17,400
2019	17,400
Thereafter	36,250
$123,250

Note 4 — Advances from Related Parties

As of March 31, 2015 and December 31, 2014, the Company had outstanding amounts due to related entities under common control of $990,022 and $874,214. The advances are non-interest bearing and are due on demand.

Note 5 — Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating leases. Rent expense for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 was $43,018, $38,104, and $155,161, respectively.

CLEAR PATH VENTURES, INC.

Notes to Financial Statements
(Information Related to the Three Months Ended March 31, 2015 and 2014 Is Unaudited)

Note 5 — Commitments and Contingencies  – (continued)

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2015	$150,000
2016	157,000
2017	162,000
2018	70,000
2019	34,000
Thereafter	3,000
$576,000
Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 6 — Subsequent Events

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the financial statements were available for issuance. Except as disclosed in Note 1, there were no material subsequent events that required recognition or additional disclosure in these financial statements.

Shares

Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

Feltl and Company        Maxim Group LLC

          , 2015

Through and including            , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of common stock being registered. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA filing fee.

SEC registration fee	$2,895.13
FINRA filing fee	4,812.50
Blue Sky fees and expenses		*
Printing and engraving costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees		*
Insurance Premiums		*
Miscellaneous expenses		*
Total		*

*	to be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that Registrant will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Registrant or any predecessor of Registrant, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of Registrant or any predecessor of Registrant.

Registrant’s Bylaws provide for mandatory indemnification to the fullest extent permitted by General Corporation Law against all expense, liability and loss including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements, provided that Registrant shall not be required to indemnify unless the proceeding in which indemnification is sought was authorized in advance by our Board of Directors.

Registrant’s directors and executive officers are covered by insurance maintained by Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, the Registrant has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of Registrant and its executive officers and directors, and by Registrant of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of Registrant’s transactions within the last three years, involving sales of Registrant’s securities that were not registered under the Securities Act:

(a)	On January 1, 2014, the Registrant issued 400,500 restricted shares of its common stock to John B. Richards pursuant to a restricted stock purchase agreement. The Board of Directors of the Company determined that the fair market value of its common stock as of that date was $1.20 per share. The foregoing restricted stock grant was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(b)	On January 1, 2014, the Registrant granted options to purchase 166,875 shares of its common stock to David Orwasher at an exercise price of $1.20 per share. The foregoing option grant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.
(c)	On January 1, 2014, the Registrant issued 166,875 restricted shares of its common stock to David Orwasher pursuant to a restricted stock purchase agreement. The Board of Directors of the Company determined that the fair market value of its common stock as of that date was $1.20 per share. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(d)	On January 1, 2014, the Registrant granted options to purchase an aggregate of 33,820 shares of its common stock at an exercise price of $1.20 per share to 15 individuals who were either employees of or service providers to the Registrant. The foregoing option grants were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(e)	On May 15, 2014, the Registrant granted options to purchase 71,200 shares of its common stock to Catherine B. Hall at an exercise price of $2.02 per share. The foregoing option grant was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(f)	On November 12, 2014, the Registrant granted options to purchase 25,000 shares of its common stock to each of Ronald V. DaVella and William R. Fields. The Board of Directors of the Company determined that the fair market value of its common stock as of that date was $6.50 per share, based on the Registrant’s stock trading price. The foregoing option grants were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(g)	On December 16, 2014, the Registrant issued 95,000 restricted shares of its common stock to Francis T. Joyce pursuant to a restricted stock purchase agreement. The Board of Directors of the Company determined that the fair market value of its common stock as of that date was $6.25 per share, based on the Registrant’s stock trading price. The foregoing restricted stock grant was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(h)	On April 1, 2015, the Registrant granted options to purchase 2,500 shares of its common stock to each of Craig P. Colmar, Steven P. Colmar and John Leonesio. The Board of Directors of the Company determined that the fair market value of its common stock as of that date was $7.81 per share, based on the Registrant’s stock trading price. The foregoing option grants were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(i)	On July 15, 2015, the Registrant granted options to purchase an aggregate of 51,750 shares of its common stock at an exercise price of $9.62 per share to 20 individuals who were either employees of or service providers to the Registrant. The foregoing option grants were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(j)	On July 15, 2015, the Registrant issued 4,000 restricted shares of its common stock to each of 2 individuals who were either employees of or service providers to the Registrant pursuant to a restricted stock purchase agreement. The Board of Directors of the Company determined that the fair market value of its common stock as of that date was $9.62 per share, based on the Registrant’s stock trading price. The foregoing restricted stock grants were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(k)	On August 4, 2015, the Registrant granted options to purchase 7,500 shares of its common stock to each of Craig P. Colmar, Steven P. Colmar and John Leonesio and 10,000 options to purchase common stock to each of Bret Sanders, William R. Fields and Ronald V. DaVella. The Board of Directors of the Company determined that the fair market value of its common stock as of that date was $9.08 per share, based on the Registrant’s stock trading price. The foregoing option grants were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.
(l)	On September 28, 2015, the Registrant granted options to purchase an aggregate of 56,910 shares of its common stock at an exercise price of $6.31 per share to 23 individuals who were either employees of or service providers to the Registrant. The foregoing option grants were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof on the basis that the transaction did not involve a public offering.

Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through their relationships with Registrant, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 27th day of October, 2015.

THE JOINT CORP.

By:	/s/ John B. Richards John B. Richards Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, John B. Richards and David Orwasher, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including, without limitation, post-effective Amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ John B. Richards John B. Richards	Chief Executive Officer and Director (Principal Executive Officer) and Director	October 27, 2015
/s/ David Orwasher David Orwasher	Chief Development and Strategy Officer	October 27, 2015
/s/ John Leonesio John Leonesio	Chairman of the Board and Director	October 27, 2015
/s/ James Amos James Amos	Director	October 27, 2015
/s/ Craig P. Colmar Craig P. Colmar	Director	October 27, 2015
/s/ Steven P. Colmar Steven P. Colmar	Director	October 27, 2015
/s/ Ronald V. DaVella Ronald V. DaVella	Director	October 27, 2015
/s/ William R. Fields William R. Fields	Director	October 27, 2015
/s/ Richard A. Kerley Richard A. Kerley	Director	October 27, 2015
/s/ Bret Sanders Bret Sanders	Director	October 27, 2015

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference				Provided Herewith
		Form	File No.	Exhibit(s)	Filing Date
1.1*	Form of Underwriting Agreement.
2.1	Termination Agreement dated as of December 31, 2014 by The Joint Corp., Kairos Marketing, LLC and Chad Meisinger.	8-K	001-36724	2.2	1/07/2015
2.2	Asset and Franchise Purchase Agreement dated as of December 31, 2014 between The Joint Corp., The Joint RRC Corp., Raymond G. Espinoza, Chad Meisinger and Rob Morris.	8-K	001-36724	2.1	1/07/2015
2.3	Asset and Franchise Purchase Agreement dated as of January 30, 2015 between The Joint Corp., TJSC, LLC, Theodore Amendola and Scott Lewandowski.	8-K	001-36724	10.1	2/05/2015
2.4	Asset and Franchise Purchase Agreement dated February 17, 2015 by and among The Joint Corp., Roth & Pelan Enterprises, LLC, Timothy Roth, Blue Sky & Sunny Days, Inc., and Thomas Pelan.	8-K	001-36724	10.1	2/19/2015
2.5	Asset and Franchise Purchase Agreement dated as of February 27, 2015 between The Joint Corp., The Joint San Gabriel Valley, Inc. and Vincent Huan.	8-K	001-36724	2.1	3/09/2015
2.6	Asset and Franchise Purchase Agreement dated as of March 31, 2015 between The Joint Corp., The Joint Chiropractic Bell Towne, LLC, Marla R. Allan and Marc W. Payson.	8-K	001-36724	2.1	4/22/2015
2.7	Franchise Agreement Termination and Reinstatement Agreement dated as of as of April 30, 2015, by The Joint Corp., Stephanie McRae and South Bay Joint Development, Inc.	8-K	001-36724	2.2	5/05/2015
2.8	Asset and Franchise Purchase Agreement dated as of April 30, 2015, between The Joint Corp., San Diego Joint Development, Inc., Stephanie McRae, and Elizabeth McRae.	8-K	001-36724	2.1	5/05/2015
2.9	Regional Developer Termination Agreement dated as of as of May 18, 2015, among The Joint Corp., Dennis Conklin, Eric Hua and Orange County Wellness, Inc.	8-K	001-36724	2.2	5/21/2015

Exhibit Number	Description	Incorporated by Reference				Provided Herewith
		Form	File No.	Exhibit(s)	Filing Date
2.10	Asset and Franchise Purchase Agreement dated as of May 18, 2015, among First Light Junction, Inc., a California corporation, Eric Hua and Tracy Hua.	8-K	001-36724	2.1	5/21/2015
2.11	Asset and Franchise Purchase Agreement dated as of June 3, 2015, by and between The Joint Corp., a Delaware corporation, WHB Franchise Inc., a California corporation and William Bargfrede.	8-K	001-36724	2.1	6/05/2015
2.12	Asset and Franchise Purchase Agreement dated as of June 5, 2015, by and among The Joint Corp., a Delaware corporation,”), Clear Path Ventures, Inc., a California corporation, Carol Warren, and Jodi Wolf.	8-K	001-36724	2.1	6/10/2015
2.13	Asset and Franchise Purchase Agreement dated as of July 1, 2015, by and among The Joint Corp., a Delaware corporation, Chiro-Novo, LLC, an Arizona limited liability company, Kent L. Cooper, as trustee of The Kent L. Cooper Trust, Benjamin Cooper, as trustee of The Benjamin and Milena Cooper Family Trust dated May 2, 2006, Robert A. Cooper and Andrew C. Cooper.	8-K	001-36724	2.1	7/07/2015
2.14	Termination Agreement dated as of as of August 10, 2015, among The Joint Corp., a Delaware corporation and Align Group, LLC a New York limited liability company, and Marc Ressler.	8-K	001-36724	2.2	8/14/2015
2.15	Asset and Franchise Purchase Agreement dated as of August 10, 2015, by and between The Joint Corp., a Delaware corporation, Chiro Group, LLC, a New York limited liability company, Marc Ressler, Angelo Marracino, Jesse Curry and Cleon Easton.	8-K	001-36724	2.1	8/14/2015
3.1	Amended and Restated Certificate of Incorporation of Registrant.	S-1	333-198860	3.2	9/19/2014
3.2	Amended and Restated Bylaws of Registrant.	8-K	001-36724	3(ii).1	9/17/2015
4.1	Form of Registrant’s Common Stock Certificate.	S-1/A	333-198860	4.1	10/22/2014
4.2	Warrant to Purchase Common Stock issued to Feltl and Company, Inc. on November 14, 2014.					X

Exhibit Number	Description	Incorporated by Reference				Provided Herewith
		Form	File No.	Exhibit(s)	Filing Date
4.3	Warrant to Purchase Common Stock issued to Roth Capital Partners, LLC on November 14, 2014.					X
5.1*	Form of Opinion of Johnson and Colmar.
10.1#	Form of Indemnification Agreement between Registrant and each of its directors and officers and related schedule.	S-1	333-198860	10.1	9/19/2014
10.2#	2012 Stock Plan.	S-1	333-198860	10.2	9/19/2014
10.3#	Amended and Restated 2014 Incentive Stock Plan.					X
10.4#	Form of Incentive Stock Option Agreement under 2014 Stock Plan.					X
10.5#	Form of Nonstatutory Stock Option Agreement under 2014 Stock Plan.					X
10.6#	Form of Nonstatutory Stock Option Agreement under 2014 Stock Plan for Article 7, Annual Option Grants.					X
10.7#	Form of Restricted Stock Award.					X
10.5	Lease Agreement dated between Registrant and DTR 14, LLC, for Registrant’s office located at 16767 North Perimeter Drive, Suite 240, Scottsdale, Arizona 85260.	S-1	333-198860	10.5	9/19/2014
10.6#	Employment Agreement between Registrant and David Orwasher dated January 1, 2014.	S-1	333-198860	10.6	9/19/2014
10.7#	Employment Agreement between Registrant and John B. Richards dated October 23, 2015	S-1
10.8#	Employment Term Sheet between Registrant and Catherine Hall, Chief Marketing Officer of Registrant.	S-1	333-198860	10.8	9/19/2014
10.9#	Employment Agreement between The Joint Corp. and Francis T. Joyce dated December 12, 2014	8-K	001-36724	10.1	12/22/2014
10.10#	Stock Option Agreement between Registrant and David Orwasher dated January 1, 2014.	S-1	333-198860	10.9	9/19/2014
10.11#	Stock Option Agreement between Registrant and Catherine Hall dated May 15, 2014.	S-1	333-198860	10.10	9/19/2014
10.12#	Restricted Stock Award Agreement between Registrant and John B. Richards dated January 1, 2014.	S-1	333-198860	10.11	9/19/2014
10.13#	Restricted Stock Award Agreement between Registrant and David Orwasher dated January 1, 2014.	S-1	333-198860	10.12	9/19/2014

Exhibit Number	Description	Incorporated by Reference				Provided Herewith
		Form	File No.	Exhibit(s)	Filing Date
10.14#	Restricted Stock Award Agreement between Registrant and Francis T. Joyce dated December 16, 2014					X
10.15	Form of Registrant’s Franchise Disclosure Document.	S-1	333-198860	10.13	9/19/2014
10.16	Form of Registrant’s Regional Developer License Agreement.	S-1	333-198860	10.14	9/19/2014
10.17	Form of Registrant’s Franchise Agreement.	S-1	333-198860	10.15	9/19/2014
10.18#	Written Description of Management Services Arrangement between Registrant and Business Ventures Corp.	S-1	333-198860	10.16	9/19/2014
10.19#	Written Description of Consulting Arrangement between Registrant and John Leonesio.	S-1	333-198860	10.17	9/19/2014
10.20	Indemnification Agreement between Registrant and former director Fred Gerretzen.	S-1	333-198860	10.18	9/19/2014
10.21	Indemnification Agreement between Registrant and former officer Ronald Record.	S-1	333-198860	10.19	9/19/2014
21.1	List of subsidiaries of The Joint Corp.	S-1	333-198860	21.1	9/19/2014
23.1	Consent of EKS&H.					X
23.2*	Consent of Johnson and Colmar (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Form S-1).					X
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	To be filed by amendment.
#	Management contract or compensatory plan or arrangement.